     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 2, 1999
                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------

                                    FORM S-1

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933

                         ------------------------------

                               DIRECT FOCUS, INC.

             (Exact name of registrant as specified in its charter)

         WASHINGTON                       3949                    943002667
(State or other jurisdiction        (Primary Standard          (I.R.S. Employer
     of incorporation or        Industrial Classification   Identification Number)
        organization)                 Code Number)

               2200 NE 65(TH) AVENUE, VANCOUVER, WASHINGTON 98661
                                 (360) 694-7722

         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                      ROD W. RICE, CHIEF FINANCIAL OFFICER
                               DIRECT FOCUS, INC.
               2200 NE 65(TH) AVENUE, VANCOUVER, WASHINGTON 98661
                                 (360) 694-7722

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                         ------------------------------

                                   COPIES TO:

          BRUCE A. ROBERTSON                         NOLAN S. TAYLOR
           MICHAEL J. KING                          SAMUEL P. GARDINER
       Garvey, Schubert & Barer           LeBoeuf, Lamb, Greene & MacRae, L.L.P.
    1191 Second Avenue, 18th Floor                 1000 Kearns Building
        Seattle, WA 98101-2939                    136 South Main Street
                                              Salt Lake City, UT 84101-1685

                         ------------------------------

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

                         ------------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement or the earlier effective registration statement for the same offering: / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

    If delivery of this Prospectus is expected to be made pursuant to Rule 434, please check the following box: / /

                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                             PROPOSED MAXIMUM    PROPOSED MAXIMUM
        TITLE OF EACH CLASS OF              AMOUNT TO         OFFERING PRICE        AGGREGATE           AMOUNT OF
     SECURITIES TO BE REGISTERED         BE REGISTERED(1)      PER SHARE(2)     OFFERING PRICE(2)    REGISTRATION FEE
Common Stock, no par value............      1,150,000             $17.82           $20,493,000            $5,698
TOTAL.................................                                                                    $5,698

(1) Includes 825,000 shares to be offered by the Company, 175,000 shares to be offered by the selling shareholders, and up to 150,000 shares issuable upon the exercise of the underwriter's over-allotment option.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   SUBJECT TO COMPLETION, DATED MARCH 2, 1999
THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                1,000,000 SHARES

                                 [COMPANY LOGO]

                                  COMMON STOCK
                                ----------------

    Our common stock currently trades on the Toronto Stock Exchange under the symbol DFX. This is our first public offering in the United States. On February 26, 1999, the last reported price of our common stock on the Toronto Stock Exchange, stated in U.S. dollars, was $17.82 per share. We have filed an application for our common stock to be listed on the Nasdaq National Market under the symbol DFXI.

    We are offering 825,000 shares of common stock and the selling shareholders listed on page 43 of this prospectus are offering an additional 175,000 shares of common stock. The underwriters also hold an option to purchase up to an additional 150,000 shares from us to cover over-allotments, which the underwriters must exercise within 30 days after the date of this prospectus. We will not receive any proceeds from the sale of common stock by the selling shareholders.

    THIS INVESTMENT INVOLVES RISK. SEE "RISK FACTORS," BEGINNING ON PAGE 6 OF THIS PROSPECTUS.

                                                       UNDERWRITING                            PROCEEDS TO
                                     PRICE TO         DISCOUNTS AND        PROCEEDS TO           SELLING
                                      PUBLIC           COMMISSIONS         THE COMPANY         SHAREHOLDERS
                                ------------------  ------------------  ------------------  ------------------
Per Share.....................          $                   $                   $                   $
Total.........................          $                   $                   $                   $

    Delivery of the shares of common stock will be made on or about       ,
1999, against payment in immediately available funds.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                            ------------------------

                              D.A. DAVIDSON & CO.

               The date of this Prospectus is             , 1999

                            ------------------------

                               TABLE OF CONTENTS

                                                   PAGE
                                                 ---------
Prospectus Summary.............................          3
Risk Factors...................................          6
Use of Proceeds................................         11
Market Price of our Common Stock and Dividend
  Policy.......................................         11
Capitalization.................................         12
Selected Financial Data........................         12
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................         14
Business.......................................         23

                                                   PAGE
                                                 ---------
Management.....................................         37
Certain Relationships and Related
  Transactions.................................         42
Principal and Selling Shareholders.............         43
Underwriting...................................         44
Description of Capital Stock...................         46
Shares Eligible for Future Sale................         47
Legal Matters..................................         48
Experts........................................         48
Additional Information.........................         49
Index to Financial Statements..................        F-1

                            ------------------------

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

    As used in this prospectus, the terms "we," "our," "us," "Direct Focus" and "the Company" refer to Direct Focus, Inc. and its subsidiaries. The names Bow-Flex-Registered Trademark-, Nautilus-Registered Trademark-, Bowflex Power-Pro-Registered Trademark-, Motivator-Registered Trademark-, Versatrainer-Registered Trademark- and Power Rod-Registered Trademark- are registered trademarks of Direct Focus, Inc. We have filed trademark applications for the names Direct Focus-TM- and Instant Comfort-TM-. Except where we state otherwise, we present the information in this prospectus assuming no exercise of the underwriters' over-allotment option.

    UNTIL             , 1999 (25 DAYS AFTER THE COMMENCEMENT OF THE OFFERING),
ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALER'S OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS AN UNDERWRITER AND WITH RESPECT TO UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

    [Inside cover of prospectus includes the following artwork:

    Along the left border of a fold-out page is a shaded column with the Direct Focus logo atop the column, beneath which is the following text: "A rapidly growing, direct marketing company that:". Below the logo and text are the following bullet points: (1) "Develops and markets high-end, branded consumer products through spot television commercials and infomercials, the internet and print media"; and (2) "Recently solidified its presence in the health and fitness market by acquiring the Nautilus product line and brand name."

    Adjacent to the first column are three additional columns that depict and briefly describe the Company's products. Atop the first product column is the Bowflex logo, beneath which is a picture of a male torso and the following text:
"Fitness, weight loss and muscle building in one convenient, easy to use machine." Below this are pictures of the Company's eight Bowflex machines, labeled "Power Pro," "Power Pro XT," "Power Pro XTL," "Power Pro XTLU," "Motiviator," "Motivator XT," "Motivator XTL" and "Versatrainer." Adjacent to the Bowflex images are the following four bullet points: (1) "Seven strength training machines designed for home use"; (2) "One strength training machine designed for wheelchair users"; (3) "Patented design and technology"; and (4) "A complementary line of accessory equipment." Below these bullet points is a close-up picture of the Company's Bowflex Power Rods with the following text:
"Each Bowflex fitness machine uses our patented Power Rod-Registered Trademark-technology and comes with 210 pounds of resistance that can be upgraded to deliver over 400 pounds of resistance."

    Atop the second product column is the Nautilus logo. Under the logo is a picture of a Nautilus fitness machine and a shaded Nautilus shell in the background, with the following caption: "The equipment that has been making America stronger for over 30 years." Below the picture and caption are pictures of ten Nautilus machines, labeled "Pec Fly," "Lateral Raise," "Abdominal," "Low Back," "Bench Press," "Compound Row," "Leg Extension," "Triceps Ext.," "Preacher Curl" and "Seated Leg Curl." Adjacent to these pictures are the following bullet points: (1) "27 all new strength training machines"; (2) "Patented technology and design"; (3) "A full free weight equipment line"; and (4) "An extensive consumer fitness accessory line." Below the bullet points are pictures of three Nautilus fitness accessories (a handgrip, jump rope and dumbbells) with the following caption: "In addition to high quality commercial fitness equipment, our Nautilus business offers an extensive line of consumer fitness accessories."

    Atop the third product column is the Instant Comfort logo. Below the logo is a picture of the Company's airbed mattress in a bedroom setting with the following caption: "Our airbeds allow users to control the comfort and firmness of their sleeping surface." Below the picture and caption are pictures of the Company's airbed product line, labeled "The Ultimate Premier Series," "The Premier Series," "The Signature Series" and "The Basic Series." Adjacent to these pictures are the following bullet points: (1) "Four luxury air support sleep systems available in all standard sizes"; (2) "Patent pending technology and design"; and (3) "A complementary accessory line." Below the bullet points are pictures of the product components with the following caption: "Inside our premier air bed sleep system are dual variable firmness support chambers that allow users to independently control the firmness on each side of the bed. Our directly connected remote permits easy adjustments."]

                               PROSPECTUS SUMMARY

    This summary highlights selected information from this prospectus and does not contain all of the information that you need to consider before purchasing our common stock. You should read the entire prospectus carefully, including the financial statements and related notes appearing elsewhere in this prospectus, in order to make an informed investment decision.

                               DIRECT FOCUS, INC.

    Direct Focus is a rapidly growing, direct marketing company that develops and markets high-end, branded consumer products. We market our consumer products directly to consumers through a variety of direct marketing channels, including spot television commercials, infomercials, print media, response mailings and the internet. Our principal and most successful directly marketed product to date has been our Bowflex line of home fitness equipment, and we recently developed and began testing a direct marketing campaign for a line of high-end airbeds. In January 1999, we acquired substantially all of the assets of Nautilus International, Inc., a manufacturer and marketer of Nautilus brand commercial fitness equipment and consumer fitness accessories. We believe that Nautilus is one of the most recognized brand names in the fitness industry.

    We have experienced recent rapid sales and earnings growth, based almost entirely on the strength of our Bowflex products. In 1998, we generated net income of $12.5 million on net sales of $57.3 million. This represents a 420.8% increase in net income and a 187.9% increase in net sales from 1997, when we generated net income of $2.4 million on net sales of $19.9 million.

    We believe that we have been successful primarily because of our direct marketing expertise, comprehensive statistical tracking systems, and extensive management information systems we have developed and refined while directly marketing our Bowflex products. We believe this expertise and experience enable us to:

    - Develop proprietary, high-end branded product lines with broad consumer appeal that can be sold effectively through direct marketing channels;

    -    Develop and implement effective advertising and marketing strategies;

    -    Convert consumer interest and inquiries into sales;

    - Effectively manage our product sourcing, manufacturing and distribution operations; and

    -    Provide excellent customer service.

    We believe Direct Focus is well positioned to become a leading direct marketer of high-end consumer products. Key elements of our growth strategy include the following:

    - Continue to grow sales of our highly successful Bowflex line of home fitness equipment by expanding our direct marketing campaign and continuing to introduce enhancements and additions for these products;

    - Expand our direct marketing campaign for our newly introduced line of high-end airbeds;

    -    Develop and directly market additional high-end consumer products;

    - Revitalize sales of Nautilus fitness equipment in the commercial market;

    - Capitalize on the well-recognized Nautilus brand name by introducing and marketing consumer fitness equipment and related products under the Nautilus name;

    - Capitalize on direct marketing and e-commerce opportunities presented by the internet, which currently generates 10.0% of our net sales; and

    - Explore growth opportunities through strategic acquisitions that would enhance our direct marketing capabilities or our product lines.

    Our principal executive offices are located at 2200 NE 65th Avenue, Vancouver, Washington 98661, and our telephone number is (360) 694-7722. We maintain web sites at www.bowflex.com, www.nautilus.com, www.nautilusdirect.com and www.instantcomfort.com. None of the information on our web sites is part of this prospectus.

                                  THE OFFERING

Common stock offered..............................  1,000,000 shares

Common stock offered by the Company...............  825,000 shares

Common stock offered by the selling
  shareholders....................................  175,000 shares

Common stock to be outstanding after this
  offering........................................  10,357,939 shares(1)

Common stock underlying over-allotment option.....  150,000 shares

Use of proceeds...................................  Working capital, capital equipment purchases and other general corporate
                                                    purposes.

Dividend policy...................................  We have never declared or paid dividends on our common stock and do not
                                                    anticipate doing so in the foreseeable
                                                    future.

Proposed Nasdaq National Market symbol............  DFXI

------------------------

(1) Based on 9,532,939 shares outstanding as of February 26, 1999. Includes 84,416 shares of common stock issued after December 31, 1998, upon the exercise of options. Excludes: (a) 550,618 shares of common stock issuable upon the exercise of outstanding options; and (b) 696,961 shares available for future issuance under our Stock Option Plan. See "Management - Benefit Plans."

                         SUMMARY FINANCIAL INFORMATION

    You should read the following summary financial information together with the financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

                                                                        YEAR ENDED DECEMBER 31,
                                                  --------------------------------------------------------------------
                                                                       HISTORICAL                        PRO FORMA(1)
                                                  -----------------------------------------------------  -------------
                                                    1994       1995       1996       1997       1998         1998
                                                  ---------  ---------  ---------  ---------  ---------  -------------
                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)           (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
  Net sales.....................................  $   4,415  $   4,772  $   8,517  $  19,886  $  57,297   $    76,601
  Gross profit..................................      2,841      3,156      5,914     14,772     44,855        50,211
  Operating income (loss).......................       (531)       (59)       460      3,616     18,888        15,603
  Net income (loss).............................  $    (510) $      15  $     693  $   2,421  $  12,485   $     9,756

  Basic earnings (loss) per share...............  $   (0.06) $    0.00  $    0.08  $    0.27  $    1.34   $      1.04
  Diluted earnings (loss) per share.............  $   (0.06) $    0.00  $    0.08  $    0.25  $    1.28   $      1.00

WEIGHTED AVERAGE COMMON SHARES:
  Basic outstanding shares......................      8,132      8,132      8,558      8,987      9,337         9,337
  Diluted outstanding shares....................      8,132      8,132      8,943      9,511      9,726         9,726

                                                                                             DECEMBER 31, 1998
                                                                                         -------------------------
                                                                                                      PRO FORMA
                                                                                          ACTUAL    AS ADJUSTED(2)
                                                                                         ---------  --------------
BALANCE SHEET DATA:
  Working capital......................................................................  $  15,682    $
  Total assets.........................................................................     24,373
  Long-term liabilities................................................................         67
  Total stockholders' equity...........................................................  $  17,651    $

------------------------

(1) The unaudited pro forma statement of operations data was prepared as if the Nautilus acquisition occurred on January 1, 1998. The data reflects certain adjustments for the effects of purchase accounting, certain assumptions regarding financing and cash management and an adjustment for income taxes. The data is not necessarily indicative of what our actual results would have been if the Nautilus acquisition had occurred on January 1, 1998, nor does it purport to indicate the future results of our operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Unaudited Pro Forma Combined Results of Operations."

(2) The unaudited pro forma as adjusted balance sheet data assumes that we consummated the Nautilus acquisition on December 31, 1998. We also adjusted the data to give effect to this offering and the application of the net proceeds as described under "Use of Proceeds."

                                  RISK FACTORS

    You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones facing our company. Our business, financial condition and results of operations could be materially adversely affected by any of the following risks. The trading price of our common stock could decline due to any of the following risks, and you might lose all or part of your investment.

    This prospectus also contains forward-looking statements that involve risks and uncertainties. Various factors, including the risks described below and elsewhere in this prospectus, could cause our actual results to differ materially from those anticipated in these forward-looking statements.

WE RELY ON SALES OF A FEW KEY PRODUCTS.

    Our financial success has resulted almost entirely from marketing our Bowflex line of home fitness equipment, which has generated substantially all of our historical net sales. We began diversifying our product line in August 1998 when we started test marketing a line of airbeds. We also recently expanded our presence in the home and commercial fitness equipment markets by acquiring the Nautilus product line. Despite these efforts, our financial performance remains dependent on a few products. Any significant diminished consumer interest in our Bowflex products would adversely affect our business. We could also experience adverse financial consequences if we fail to sustain market interest in our Nautilus commercial fitness equipment. We may not be able to develop successful new products or implement successful enhancements to existing products. Any products that we do develop or enhance may not generate sufficient sales to justify the cost of developing and marketing these products.

WE MAY BE UNABLE TO EFFECTIVELY MANAGE OUR EXISTING OPERATIONS AND ANTICIPATED
  GROWTH.

    We have grown significantly since 1996 when we began the first widespread direct marketing campaign for our Bowflex home fitness equipment. Specifically, our net sales increased from $8.5 million in 1996 to $19.9 million in 1997 and $57.3 million in 1998. We intend to continue to pursue an aggressive growth strategy. We have also added substantial operations through our Nautilus acquisition. Our recent growth and our Nautilus acquisition have strained our management team, production facilities, information systems and other resources. To manage our growth effectively, we believe that we must:

    -    Maintain a high level of manufacturing quality and efficiency;

    - Continue to enhance our operational, financial and management systems and controls;

    -    Effectively expand, train and manage our employee base;

    - Effectively integrate the additional distribution center for our Bowflex products at our Nautilus facilities in Independence, Virginia; and

    - Maintain an effective and efficient customer call center and inventory control and distribution system.

    Our failure to properly manage any of these or other growth-related challenges could adversely affect our business. We cannot assure you that we will succeed in effectively managing our existing operations or our anticipated growth.

WE DEPEND ON FAVORABLE ECONOMIC CONDITIONS THAT STIMULATE CONSUMER SPENDING.

    The success of each of our products depends substantially on how consumers decide to spend their money. Certain changes in the economy, such as increased unemployment, higher interest rates, decreased credit availability or higher inflation, may depress consumer spending. High-end products like ours may be particularly vulnerable to these changes.

WE MAY BE UNABLE TO EFFECTIVELY INTEGRATE THE NAUTILUS BUSINESS INTO OUR
  OPERATIONS.

    In January 1999, we acquired substantially all of the assets of Nautilus International, including the Nautilus brand name, its product line, and all existing equipment, inventory and facilities. The acquisition presents significant challenges for our management team. To be successful, we must effectively and efficiently integrate the Nautilus business into our organization, including the Nautilus product line, marketing and distribution system, production facilities, product development teams, and administrative and finance personnel and policies. We must also implement appropriate operational, financial and management systems and controls. We may encounter significant difficulties in this process, any one or more of which could adversely affect our business.

    Additional risks relating to the acquisition include the following:

    - Prior to the acquisition, Nautilus International had incurred several years of declining sales and accelerating losses. For the fiscal year ended June 27, 1998, Nautilus International had a net loss of approximately $14.8 million, of which $8.8 million constituted a one-time impairment charge, on net sales of $20.9 million. Unless and until we reverse these losses, our financial performance will be materially harmed;

    - The key customer base for our current Nautilus product line includes commercial purchasers such as health clubs, corporate fitness centers, hotels and rehabilitation clinics. We have little experience marketing fitness equipment to commercial purchasers and may be unable to profitably exploit this opportunity; and

    - Our manufacturing experience is generally limited to the assembly of our Bowflex and airbed products. We intend to continue Nautilus manufacturing operations, which are much more extensive than our own. We may be unable to operate Nautilus manufacturing operations in a cost-effective or timely manner.

    Because of these and other risks, the Nautilus acquisition could fail to produce the revenue, earnings and business synergies that we anticipate, in which case our business would be adversely affected.

WE DEPEND ON CERTAIN KEY EMPLOYEES.

    Our success depends on our key technical, marketing, sales and managerial personnel. The loss of any of our executive officers or other key personnel could adversely affect our business. All of our executive officers are under employment contracts, but none for longer than one year. We currently maintain a key man life insurance policy in the amount of $500,000 on Brian R. Cook, our President and Chief Executive Officer.

WE FACE REGULATORY RISKS.

    We are regulated by various federal, state and local authorities, including the Federal Trade Commission, the Consumer Products Safety Commission, the Occupational Safety and Health Administration and the Environmental Protection Agency. We believe we are in material compliance with all applicable rules and regulations. If we are incorrect, or if we violate such regulations in the future, we may be subject to regulatory enforcement efforts. Any regulatory enforcement efforts, particularly any actions that could interrupt our direct marketing efforts or result in a product recall, would adversely affect our business.

FUTURE SALES OF OUR COMMON STOCK MAY DEPRESS OUR STOCK PRICE.

    Sales of a substantial number of shares of our common stock in the public market following this offering could adversely affect the market price for our common stock. See "Shares Eligible for Future Sale."

A UNITED STATES MARKET FOR OUR COMMON STOCK MAY NOT DEVELOP.

    Prior to this offering, the sole public market for our common stock has been the Toronto Stock Exchange. In connection with this offering, we have applied to have our common stock listed for trading on Nasdaq under the symbol DFXI. However, an active United States trading market may not develop.

WE FACE YEAR 2000 RISKS.

    We may not accurately identify all potential Year 2000 problems within our business, and the corrective measures that we implement may be ineffective or incomplete. Any such problems may adversely affect our business. We also contract with many third parties that could be affected by the Year 2000 problem, such as telephone companies, carriers, manufacturers, suppliers and our consumer credit facilitator. If any of these or other third parties on which we rely experience Year 2000 problems, our business would be adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Year 2000 Compliance."

WE HAVE A LIMITED OPERATING HISTORY.

    We altered our business plan in 1993 when we began our current direct marketing activities. Accordingly, we have only a limited operating history on which you can base your evaluation of our business and prospects. Despite our recent growth in sales and net income, we cannot assure you that these trends will continue or that we will remain profitable.

WE FACE RISKS RELATING TO PENDING LITIGATION WITH SOLOFLEX, INC.

    Soloflex, Inc., a company that manufactures and directly markets home fitness equipment, has filed an action against Direct Focus and Randal R. Potter, our Vice President of Marketing. Soloflex is claiming that we are improperly using certain slogans and images to market our Bowflex products and that we have misappropriated some of its marketing trade secrets. We intend to vigorously defend against these claims, which we believe lack merit. However, we cannot assure you that we will prevail in this dispute. If Soloflex successfully prosecutes any of its claims, the resulting monetary damages and/or injunctive relief could significantly harm our business. See "Legal Proceedings."

WE FACE RISKS RELATING TO OUR RETURN POLICIES.

    We offer a six-week satisfaction guarantee on all sales of Bowflex home fitness equipment and a similar guarantee on our airbeds. During the guarantee period, any dissatisfied customer may return these products and obtain a full refund of the purchase price. We have limited operating experience with our airbeds, which we began test marketing in August 1998. Any material increase in product returns could adversely affect our business.

WE FACE RISKS RELATING TO OUR PRODUCT WARRANTIES.

    We offer the following warranties on our principal products:

    - A two- to five-year limited warranty on our Bowflex home fitness equipment, depending on the model;

    -    A 20-year limited warranty on our airbeds; and

    - A lifetime warranty on all Nautilus structural frames, welded moving parts and weight stacks; a 120-day warranty on all Nautilus upholstery, pads, grips and tethered-weight pin connectors; and a one-year warranty on all other Nautilus parts.

    We have conducted extensive testing on our Bowflex products and airbeds, which we believe enables us to estimate warranty claims over their warranty periods. However, if our warranty reserves are inadequate to cover future warranty claims, our business would be adversely affected.

WE RELY ON UNINTERRUPTED AND RELIABLE CARRIER SERVICE.

    We ship most of our products directly to our customers and have used UPS almost exclusively to perform this service. Accordingly, we were particularly vulnerable to the UPS labor dispute that lasted much of the third quarter of 1997. During this period, UPS was unable to deliver our products on time, which caused delivery delays and required us to find and use acceptable alternative carriers. As a result, we incurred substantially greater freight charges. We continue to rely on UPS to deliver our Bowflex products. Any similar labor difficulties at UPS in the future would adversely affect our business.

OUR MARKET IS INTENSELY COMPETITIVE.

    Each market in which we participate is intensely competitive. We believe that more than 75 companies manufacture and market commercial and home fitness equipment, and more than 700 companies manufacture and market mattresses, of which four large manufacturers dominate this market. Important competitive factors in each of these markets include price, product quality and performance, diversity of features, warranties and customer service. We believe that our products are competitive in each of these categories. However, many of our competitors possess greater financial resources, wider brand name recognition, broader distribution networks and other resources and characteristics that may give them a competitive advantage. See "Business - Competition."

WE FACE PRODUCT LIABILITY RISKS.

    We are subject to potential product liability claims if our products injure or allegedly injure our customers or other users. We believe that our insurance coverage and reserves adequately cover potential product liability claims. However, we may have inaccurately assessed our product liability risk. In addition, we may be unable to purchase sufficient insurance coverage at an affordable price, or our insurers may fail to satisfy their obligations. If our insurance coverage and reserves are inadequate to cover future product liability claims, our business may be adversely affected.

WE FACE RISKS ASSOCIATED WITH ANY FUTURE ACQUISITIONS.

    We intend to explore growth opportunities through strategic acquisitions that would enhance our direct marketing capabilities or product lines. We currently have no agreements, understandings or other arrangements with respect to any acquisition. If we identify and pursue an acquisition opportunity, our management may be required to devote a significant amount of time and effort to the process, which could unduly distract them from our existing operations. If we complete an acquisition, we expect to face significant challenges integrating the acquired business into our operations. An acquisition may not produce the revenue, earnings or business synergies that we anticipate, and an acquired product or technology may not perform as we expect. Any such difficulties would adversely affect our business. In addition, the size, timing and integration of any acquisitions could cause substantial fluctuations in our operating results.

    To pay for an acquisition, we may use common stock or cash, including the proceeds of the offering. See "Use of Proceeds." Alternatively, we may borrow money from banks or other lenders. If we use common stock, the ownership interest of our shareholders would be diluted. If we use cash or debt, our financial liquidity will be reduced.

WE FACE RISKS RELATING TO OUR INTERNATIONAL OPERATIONS.

    We currently acquire many of our product components from foreign manufacturers, which subjects us to the general risks of doing business abroad. These risks include shipment delays or cancellations, work stoppages, increases in import duties and tariffs, foreign exchange rate fluctuations, changes in foreign laws and regulations and political instability. We face similar risks in distributing our Nautilus commercial products internationally. The loss of certain foreign suppliers, customers or distributors could adversely affect our business until we can make alternative arrangements. We currently pay for all of our foreign purchases in United States dollars.

WE DEPEND ON DIRECT MARKETING AND OUR CUSTOMER SERVICE CALL CENTER TO SELL OUR
  PRODUCTS.

    We depend primarily on 60-second or "spot" television commercials and television infomercials to market our products. See "Business - Direct Marketing." Consequently, the price we must pay for our preferred media time significantly affects our financial performance. If the cost of our preferred media time increases, it may adversely affect our business. Our dependence on spot commercials and infomercials also means that our future financial performance depends substantially on consumers' continued acceptance of and willingness to purchase products in response to these forms of advertising. We cannot assure you that this form of advertising will continue to appeal to consumers.

    We receive and process almost all orders for our directly marketed products through our customer service call center. See "Business - Direct Marketing." Our call center could stop operating for a number of reasons, including poor weather, natural disaster, fire or Year 2000 problems. If our backup facilities and contingency plans are ineffective to handle such problems, we could not sell our directly marketed products during the affected period. Our business could be substantially harmed if our call center stops operating for a significant time period.

WE MAY BE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS.

    We currently hold a number of United States, Canadian and international patents for certain features of our Bowflex and Nautilus fitness products. We also have several patent applications pending for certain features of our Nautilus products and a patent application pending for a certain feature of our airbed products. We believe that our patents and patent applications are important factors in maintaining our competitive position in the fitness and mattress industries. We also rely on a combination of copyright, trademark, trade secret, unfair competition and other intellectual property laws, nondisclosure agreements and other protective measures to protect our rights.

    Our efforts to protect our intellectual property may be inadequate. Existing trade secret, copyright and trademark laws offer only limited protection, and the laws of other countries in which we market or may market our products may afford little or no effective protection to our intellectual property. In addition, other companies could independently develop similar or superior technology without violating our intellectual property rights. Any misappropriation of our technology or development of competitive technology may adversely affect our business. If we resort to legal proceedings to enforce our intellectual property rights, the proceedings could be burdensome and expensive.

    Other third parties may claim that our products or technology infringe their patents or other intellectual property rights. We could incur substantial costs defending against such a claim, even if it is invalid, and could distract our management from our business. A party making such a claim could possibly secure a judgment requiring us to pay substantial damages. A judgment could also include a court order that prevents us from selling our products. Any of these events could adversely affect our business. See "Business - Intellectual Property."

THE PRICE OF OUR COMMON STOCK MAY DECLINE FOR REASONS UNRELATED TO OUR FINANCIAL
  PERFORMANCE.

    Like all exchanges, Nasdaq and the Toronto Stock Exchange experience significant changes in price and volume from time to time for reasons unrelated to the financial performance of particular companies. These broad market fluctuations may adversely affect the market price of our common stock. In addition, the market price of our common stock is likely to be affected by analysts' recommendations and predictions with respect to our business.

                                USE OF PROCEEDS

    We expect to receive approximately $ in net proceeds from the sale of the 825,000 shares of common stock in this offering. If the underwriters fully exercise their over-allotment option, we expect to receive an additional $
in net proceeds. In calculating estimated net proceeds, we assume an offering
price of $      per share and take into account the underwriting discount and estimated offering expenses. We will not receive any proceeds from the sale of shares by the selling shareholders.

    We intend to use the net proceeds of this offering primarily for additional working capital, capital equipment purchases and other general corporate purposes, including increased direct marketing expenditures for our existing products, increased development expenditures for new consumer products, and capital expenditures made in the ordinary course of our business. Specifically, we anticipate higher working capital needs as we grow the Nautilus consumer product business. We also expect to direct additional funds toward the development of new consumer products under the Nautilus brand name. As we continue to grow sales of our Bowflex and airbed products, we anticipate adding a second product assembly and distribution center in the Western United States. In addition, we may use a portion of the net proceeds for strategic acquisitions that would enhance our direct marketing capabilities or our product lines. Although we evaluate potential acquisitions from time to time, we are not currently negotiating any acquisitions, nor do we have any specific oral or written plans, agreements or commitments to enter into or consummate any such transactions.

    The amounts that we actually expend for working capital purposes will vary significantly depending upon a number of factors, including future revenue growth, if any, the amount of cash we generate from operations and the progress of our product development efforts. As a result, we will retain broad discretion in allocating the net proceeds of this offering. Pending the uses described above, we will invest the net proceeds in short-term, interest-bearing, investment grade securities.

             MARKET PRICE OF AND DIVIDENDS ON OUR COMMON EQUITY AND
                          RELATED SHAREHOLDER MATTERS

    Our common stock has been listed on the Toronto Stock Exchange in the Province of Ontario, Canada, since January 26, 1993, and currently trades under the symbol DFX. Currently, there is no established trading market for our common stock in the United States. However, we have applied to have our common stock listed on Nasdaq under the symbol DFXI.

    The following table summarizes the high and low sales prices for our common stock as reported on the Toronto Stock Exchange during the preceding two years. The prices listed below are in Canadian dollars, the currency in which they were quoted, and in United States dollars, which we calculated based on the currency exchange rate in effect on the date of each high and low quarterly price.

                                                                                   UNITED STATES
                                                            CANADIAN DOLLARS          DOLLARS
                                                          --------------------  --------------------
                                                            HIGH        LOW       HIGH        LOW
                                                          ---------  ---------  ---------  ---------
1997
  1(st) Quarter.........................................  $    1.60  $    1.01  $    1.16  $    0.75
  2(nd) Quarter.........................................       1.41       1.10       0.99       0.80
  3(rd) Quarter.........................................       3.00       1.06       2.17       0.77
  4(th) Quarter.........................................  $    4.00  $    2.39  $    2.80  $    1.70

1998
  1(st) Quarter.........................................  $   10.05  $    3.50  $    7.07  $    2.45
  2(nd) Quarter.........................................      15.00      10.00      10.48       7.05
  3(rd) Quarter.........................................      18.00      11.80      12.09       7.67
  4(th) Quarter.........................................  $   23.00  $   10.50  $   14.95  $    6.80

    As of February 26, 1999, 9,532,939 shares of our common stock were issued and outstanding and held of record by 81 shareholders. See "Shares Eligible for Future Sale."

    Payment of any future dividends is at the discretion of our board of directors, which considers various factors, such as our financial condition, operating results, current and anticipated cash needs and expansion plans. Our credit lines do not restrict the payment of dividends. To date, we have never declared or paid any cash dividends on our common stock and do not anticipate paying any cash dividends in the foreseeable future. Instead, we intend to retain and direct any future earnings to fund our anticipated expansion and growth.

                                 CAPITALIZATION

    The following table describes our capitalization as of December 31, 1998 (1) on an actual basis, and (2) on an as adjusted basis to reflect our sale of 825,000 shares of common stock under this prospectus at an assumed public
offering price of $      per share (taking into account estimated underwriting
discounts and offering expenses). You should read this information in conjunction with our financial statements and notes thereto, which appear elsewhere in this prospectus:

                                                                                              DECEMBER 31, 1998
                                                                                            ----------------------
                                                                                             ACTUAL    AS ADJUSTED
                                                                                            ---------  -----------
                                                                                                (IN THOUSANDS)
Common Stock, no par value; 50,000,000 shares authorized; 9,448,523 shares issued and
  outstanding, actual; 10,273,523 shares issued and outstanding, as adjusted(1)...........  $   3,566   $
Retained earnings.........................................................................     14,085
                                                                                            ---------  -----------
  Total stockholders' equity..............................................................     17,651
  Total capitalization....................................................................  $  17,651   $
                                                                                            ---------  -----------
                                                                                            ---------  -----------

------------------------

(1) Excludes: (a) 84,416 shares of common stock issued after December 31, 1998, upon the exercise of options; (b) 550,618 shares of common stock issuable upon the exercise of outstanding options (of which, options covering 309,199 shares are presently exercisable) under our Stock Option Plan at a weighted average exercise price of $2.39 per share; and (c) 696,961 shares available for future issuance under the Stock Option Plan. See "Management - Benefit Plans."

                            SELECTED FINANCIAL DATA

    The selected financial data presented below for, and as of the end of, each of the three years ended December 31, 1998, have been derived from our audited financial statements included elsewhere in this prospectus. The selected financial data for, and as of the end of, each of the years ended December 31, 1994, and December 31, 1995, have been derived from our audited financial statements that are not included herein.

    The unaudited pro forma combined statement of operations data for the fiscal year ended December 31, 1998, contain certain adjustments and were prepared as if the Nautilus acquisition had occurred on January 1, 1998. In our management's opinion, all adjustments necessary to present fairly such pro forma financial statements have been made. The unaudited pro forma combined balance sheet was prepared as if the Nautilus acquisition had occurred on December 31, 1998. These unaudited pro forma financial statements are not necessarily indicative of what actual results would have been if the acquisition had occurred at the beginning of the period, nor do they purport to indicate the results of our future operations.

    The selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and unaudited pro forma balance sheet and statement of operations and related notes thereto included elsewhere in this prospectus.

                                                                        YEAR ENDED DECEMBER 31,
                                                   ------------------------------------------------------------------
                                                                        HISTORICAL                         PRO FORMA
                                                   -----------------------------------------------------  -----------
                                                     1994       1995       1996       1997       1998       1998(1)
                                                   ---------  ---------  ---------  ---------  ---------  -----------
                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)          (UNAUDITED)
STATEMENT OF OPERATIONS DATA
  Net sales......................................  $   4,415  $   4,772  $   8,517  $  19,886  $  57,297   $  76,601
  Cost of sales..................................      1,574      1,616      2,603      5,114     12,442      26,390
                                                   ---------  ---------  ---------  ---------  ---------  -----------
  Gross profit...................................      2,841      3,156      5,914     14,772     44,855      50,211
  Operating expenses
    Selling and marketing........................      2,834      2,644      4,712      9,600     22,643      28,450
    General and administrative...................        393        370        473        975      1,701       4,535
    Royalties....................................        145        201        269        581      1,623       1,623
                                                   ---------  ---------  ---------  ---------  ---------  -----------
      Total operating expenses...................      3,372      3,215      5,454     11,156     25,967      34,608
                                                   ---------  ---------  ---------  ---------  ---------  -----------
  Operating income (loss)........................       (531)       (59)       460      3,616     18,888      15,603
  Other income (expense)
    Interest income..............................         16         26         37        119        527          --
    Interest expense.............................         (4)        (3)        (2)        (1)        (1)       (388)
    State business tax and other-net.............        (22)       (17)       (51)       (87)      (221)       (222)
                                                   ---------  ---------  ---------  ---------  ---------  -----------
      Total other income (expense)...............        (10)         6        (16)        31        305        (610)
                                                   ---------  ---------  ---------  ---------  ---------  -----------
  Income (loss) before income taxes..............       (541)       (53)       444      3,647     19,193      14,993
  Income tax expense (benefit)...................        (31)       (68)      (249)     1,226      6,708       5,237
                                                   ---------  ---------  ---------  ---------  ---------  -----------
  Net income (loss)..............................  $    (510) $      15  $     693  $   2,421  $  12,485   $   9,756
                                                   ---------  ---------  ---------  ---------  ---------  -----------
                                                   ---------  ---------  ---------  ---------  ---------  -----------

  Basic earnings (loss) per share(2).............  $   (0.06) $    0.00  $    0.08  $    0.27  $    1.34   $    1.04
  Diluted earnings (loss) per share(2)...........  $   (0.06) $    0.00  $    0.08  $    0.25  $    1.28   $    1.00

  Basic shares outstanding.......................      8,132      8,132      8,558      8,987      9,337       9,337
  Diluted shares outstanding.....................      8,132      8,132      8,943      9,511      9,726       9,726

BALANCE SHEET DATA(3)
  Cash and cash equivalents......................  $     603  $     756  $   1,154  $   4,790  $  18,911   $   2,911
  Working capital................................      1,015      1,063      1,973      4,100     15,682       2,926
  Total assets...................................      1,940      2,150      3,515      7,922     24,373      27,397
  Current liabilities............................        654        858      1,281      3,330      6,655       9,580
  Long term liabilities..........................         27         18         14         --         67         166
  Total stockholders' equity.....................  $   1,259  $   1,274  $   2,220  $   4,592  $  17,651   $  17,651

------------------------

(1) See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Unaudited Pro Forma Combined Results of Operations" for a discussion of the adjustments included in the pro forma statement of operations data.

(2) Basic earnings per share have been computed by dividing net income by the weighted average number of shares of common stock outstanding during each period. Diluted earnings per share have been computed by dividing net income by the weighted average number of shares of common stock and common stock equivalents (such as stock options) outstanding during each period.

(3) See "Pro Forma Combined Balance Sheet, December 31, 1998," included elsewhere in this prospectus for a discussion of the adjustments included in the pro forma balance sheet data.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

    You should read the following discussion of our financial condition and results of operations in conjunction with the financial statements and related notes included elsewhere in this prospectus. This section of the prospectus includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. We use words such as "anticipate," "believe," "expect," "future," "intend" and similar expressions to identify forward-looking statements. You should not unduly rely on these forward-looking statements, which apply only as of the date of this prospectus. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical or anticipated results. For a discussion of some of these risks, see "Risk Factors" beginning on page 6.

OVERVIEW

    HISTORY OF OPERATIONS

    We are a rapidly growing, direct marketing company that develops and markets high-end branded consumer products. We market our consumer products directly to consumers through a variety of direct marketing channels, including spot television commercials, infomercials, print media, response mailings and the internet. We have generated substantial increases in net sales each year since 1996. Net sales increased from $8.5 million in 1996 to $19.9 million in 1997 and $57.3 million in 1998. A substantial portion of our net sales growth is attributable to our Bowflex Power Pro home fitness product. We believe this growth resulted from our expanded direct marketing campaign for our Bowflex product line and our ability to quickly provide "zero down" financing for our customers through third-party financing sources. Sales of our Bowflex Power Pro represented 90.2%, 91.3% and 93.3%, respectively, of our total net sales during 1996, 1997 and 1998. We expect that sales of our Bowflex Power Pro will continue to account for a substantial portion of our net sales for the foreseeable future.

    We expanded our product base in 1998 by introducing a line of airbeds under the trade name "Instant Comfort." We are currently developing and testing a direct marketing campaign for this new product. We intend to expand this direct marketing campaign in 1999 and anticipate that this expansion will cause our line of airbeds to generate a material portion of our net sales in 1999. However, we expect that the gross margin for our airbed products will, at least initially, be lower than the current gross margin for our Bowflex products.

    ACQUISITION OF NAUTILUS BUSINESS

    In January 1999, we acquired substantially all of the assets of Nautilus International, a manufacturer and distributor of commercial fitness equipment and distributor of fitness accessories. We paid $16.0 million in cash and assumed approximately $2.5 million in liabilities as consideration for these assets, which include the following:

    -    All intellectual property rights to the Nautilus name and its products;

    - Warehouse, manufacturing and office facilities in Independence, Virginia;

    -    The Nautilus line of commercial fitness equipment;

    - The Nautilus line of consumer fitness equipment and fitness accessories;

    -    The Nautilus distribution system; and

    -    All working capital, except cash and finance receivables.

    In recent years, Nautilus International suffered from declining revenues and significant losses. During the fiscal year ended June 27, 1998 Nautilus International had a net loss of $14.8 million, of which $8.8 million was attributable to a one-time impairment charge, on net sales of $20.9 million, compared to a net loss of $6.8 million on net sales of $21.9 million during the fiscal year ended June 27, 1997. We have identified and begun to implement a number of initiatives that we believe will effectively integrate Nautilus into our operations and revitalize its commercial business. These initiatives include the following:

    - We have hired an experienced management team to oversee and revitalize the sales and marketing operations of our Nautilus commercial business;

    - We are currently evaluating and intend to offer creative financing programs, such as pre-approved leasing;

    - We intend to develop and introduce additional Nautilus commercial products to serve new market segments and expand our customer base;

    - We have restructured the management of our Nautilus commercial manufacturing operations and begun to make other necessary manufacturing improvements;

    - We have implemented and intend to continue to implement general cost-cutting measures;

    - We are using the excess capacity of our Nautilus warehouse facilities as an East Coast distribution center for our Bowflex products; and

    - We are working to improve the data gathering and analytical capabilities of our Nautilus commercial operations by linking them with our sophisticated management information systems.

    We expect that the integration of the Nautilus commercial product line into our operations will significantly increase our overall net sales. We also expect that our overall gross margin as a percentage of net sales will decrease, principally because we are integrating two different business models: (1) a direct marketing business that historically has generated a high percentage gross margin; and (2) a manufacturing and marketing business that operates in an industry that traditionally generates a lower percentage gross margin.

    COMPOSITION OF COST OF SALES AND EXPENSES

    Cost of sales primarily consists of: (1) inventory component costs; (2) manufacturing and distribution salaries and bonuses; (3) distribution expense and shipping costs; and (4) facility costs.

    Selling and marketing expenses primarily consist of: (1) television advertising expenses; (2) the cost of printed and video marketing materials; (3) television commercial production and marketing material expenses; (4) commissions, salaries and bonuses earned by sales and marketing personnel; and
(5) facility and communication costs.

    General and administrative expenses primarily consist of salaries, benefits and related costs for our executive, financial, administrative and information services personnel and professional services fees.

    Royalty expense primarily consists of payments to the inventor of our Bowflex technology.

    Other income (expense) historically has consisted of interest income on our cash investments and state business tax expenses.

OUR RESULTS OF OPERATIONS

    We believe that period-to-period comparisons of our operating results are not necessarily indicators of future performance. You should consider our prospects in light of the risks, expenses and difficulties frequently encountered by companies experiencing rapid growth and, in particular, rapidly growing companies that operate in evolving markets. We may not be able to successfully address these risks and difficulties. Although we have experienced net sales growth in recent years, our net sales growth may not continue, and we cannot assure you of any future growth or profitability. Our future operating results will depend on many factors including those factors discussed in "Risk Factors" beginning on page 6.

    The following table presents certain financial data as a percentage of total revenues:

                                                                                               YEAR ENDED DECEMBER 31,
                                                                                           -------------------------------
                                                                                             1996       1997       1998
                                                                                           ---------  ---------  ---------
STATEMENT OF OPERATIONS DATA
Net sales................................................................................      100.0%     100.0%     100.0%
Cost of sales............................................................................       30.6       25.7       21.7
                                                                                           ---------  ---------  ---------
Gross profit.............................................................................       69.4       74.3       78.3

Operating expenses
  Selling and marketing..................................................................       55.3       48.3       39.5
  General and administrative.............................................................        5.5        4.9        3.0
  Royalties..............................................................................        3.2        2.9        2.8
                                                                                           ---------  ---------  ---------
Total operating expenses.................................................................       64.0       56.1       45.3
Operating income.........................................................................        5.4       18.2       33.0
Other income (expense)...................................................................       (0.2)       0.2        0.5
                                                                                           ---------  ---------  ---------
Income before income taxes...............................................................        5.2       18.4       33.5
Income tax expense (benefit).............................................................       (2.9)       6.2       11.7
                                                                                           ---------  ---------  ---------
Net income...............................................................................        8.1%      12.2%      21.8%
                                                                                           ---------  ---------  ---------
                                                                                           ---------  ---------  ---------

COMPARISON OF THE YEARS ENDING DECEMBER 31, 1998, AND DECEMBER 31, 1997

NET SALES

    Our net sales grew by 187.9% to $57.3 million in 1998, from $19.9 million in 1997. Sales of our Bowflex Power Pro grew by 199.0% and accounted for 93.3% of our aggregate net sales in 1998. Sales of our Bowflex Motivator increased by 73.0% and sales of our Bowflex accessories increased by 148.0% in 1998, and accounted for 1.8% and 4.5% of our aggregate net sales, respectively. We introduced and began test marketing our airbeds in August 1998, but this product did not materially contribute to our net sales in 1998.

    Our sales growth in 1998 primarily resulted from expanded direct marketing of our Bowflex products. In 1998, we increased our advertising expenditures by 196.1%, focusing principally on expanded broadcasts of our Bowflex spot television commercials and television infomercials. Both of these direct marketing techniques generated strong sales in 1998. We intend to further expand our use of spot television commercials and infomercials in 1999 by increasing our market presence in our existing television markets and entering new television markets.

GROSS PROFIT

    Our gross profit grew 203.4% to $44.9 million in 1998, from $14.8 million in 1997. Our gross profit as a percentage of net sales increased by 4.0% to 78.3% in fiscal 1998, from 74.3% in 1997. We believe that our improved percentage gross profit in 1998 resulted primarily from a March 1998 increase in the shipping charge for our Bowflex products, as well as reduced component costs for our Bowflex products and improved labor and overhead efficiencies. We benefited from reduced component costs principally through volume discounts. Our improved labor and overhead efficiencies resulted primarily from improved manufacturing methods and the implementation of a second work shift.

    We anticipate an increase in the percentage gross profit on our Bowflex products associated with the opening of our East Coast distribution center in March 1999. However, we expect our aggregate gross profit as a percentage of net sales to materially decline in 1999, principally due to the significantly lower gross profit margin on our Nautilus line of commercial fitness equipment. Initially, we also expect a lower percentage gross profit on our line of airbeds as we continue to develop our direct marketing campaign for this product and increase our marketing efforts.

OPERATING EXPENSES

    SELLING AND MARKETING

    Selling and marketing expenses grew to $22.6 million in 1998 from $9.6 million in 1997, an increase of 135.4%. This increase in sales and marketing expenses resulted primarily from the expansion of our Bowflex direct marketing campaign and variable costs associated with our sales growth.

    As a percentage of net sales, selling and marketing expenses decreased to 39.5% in 1998 from 48.3% in 1997. This decrease in selling and marketing expenses as a percentage of net sales reflects the improved efficiency of our Bowflex direct marketing campaign. As we refined our spot commercial and infomercial advertising policies and our customer response techniques, we were able to stimulate sales growth at a more rapid rate than the growth in our sales and marketing expenses. We expect that our selling and marketing expenses will continue to increase as we:

    -    Continue to expand our Bowflex direct marketing campaign;

    -    Expand the direct marketing campaign for our airbeds;

    - Integrate the marketing and distribution infrastructure for our Nautilus line of commercial fitness equipment; and

    - Begin marketing new home fitness equipment products and fitness accessories under the Nautilus brand name.

    GENERAL AND ADMINISTRATIVE

    General and administrative expenses grew to $1.7 million in 1998 from $975,000 in 1997, an increase of 74.3%. This increase in general and administrative expenses was due primarily to increased staffing and infrastructure expenses necessary to support our continued growth. As a percentage of net sales, general and administrative expenses decreased to 3.0% in 1998 from 4.9% in 1997. The decline in general and administrative expenses as a percentage of our net sales resulted primarily from our substantial increase in net sales. We believe that our general and administrative expenses will continue to increase in future periods as we integrate the Nautilus business into our operations and expand our administrative staff and other resources to manage growth.

    ROYALTY

    Royalty expense grew to $1.6 million in 1998 from $581,000 in 1997, an increase of 175.4%. The increase in our royalty expenses is attributable to the increased sales of our Bowflex products in 1998. Our royalty expenses will increase if sales of our Bowflex products continue to increase.

    OTHER INCOME (EXPENSE)

    In 1998, other income (expense) increased to $305,000 from $31,000 in 1997. The $274,000 increase resulted primarily from interest income generated by our cash investments, which was partially offset by a $135,000 increase in our state business tax expense.

    INCOME TAX EXPENSE

    Income tax expense increased by $5.5 million in 1998 because of the growth in our income before taxes. We expect our income tax expense to increase in line with increases in our income before taxes.

NET INCOME

    For the reasons discussed above, net income grew to $12.5 million in 1998 from $2.4 million in 1997, an increase of 420.8%.

COMPARISON OF YEARS ENDING DECEMBER 31, 1997, AND DECEMBER 31, 1996

NET SALES

    Net sales grew to $19.9 million in 1997 from $8.5 million in 1996, an increase of 134.1%. Net sales of our Bowflex Power Pro grew by 137.7% and accounted for 91.3% of our aggregate net sales in 1997. Sales of our Bowflex Motivator increased by 766.7% and sales of our Bowflex accessories increased by 60.4% in 1997, and accounted for 3.0% and 5.4% of our aggregate net sales, respectively. This increase in net sales resulted from increased advertising and marketing expenditures, increased average sales price and improved marketing efficiencies.

GROSS PROFIT

    Gross profit grew 150.8% to $14.8 million in 1997 from $5.9 million in 1996. As a percentage of net sales, gross profit grew to 74.3% in 1997 from 69.4% in 1996. The principal reason for this increase was our substantial growth in net sales, combined with increased production efficiencies and reduced costs associated with overseas component purchases.

OPERATING EXPENSES

    SELLING AND MARKETING

    Selling and marketing expenses increased to $9.6 million in 1997 from $4.7 million in 1996, but declined as a percentage of net sales to 48.3% in 1997 from 55.3% in 1996. The growth in selling and marketing expenses resulted primarily from our expanded direct marketing campaign and increased staffing and infrastructure expenditures necessary to support our growth. Our selling and marketing expenses declined as a percentage of net sales principally because our net sales growth outpaced the growth in our selling and marketing expenses.

    GENERAL AND ADMINISTRATIVE

    General and administrative expenses increased to $975,000 in 1997 from $473,000 in 1996, but declined as a percentage of net sales to 4.9% in 1997 from 5.5% in 1996. The increase in general and administrative expenses is primarily attributable to increased staffing and infrastructure expenses necessary to support our growth. The decline in general and administrative expense as a percentage of net sales resulted from our significant net sales growth in 1997.

    ROYALTY

    Royalty expense increased to $581,000 in 1997 from $269,000 in 1996 but remained relatively constant as a percentage of net sales. Royalty expense increased because we sold more Bowflex products in 1997 than in 1996.

    OTHER INCOME (EXPENSE)

    Other income (expense) was $31,000 in 1997, compared to an expense of ($16,000) in 1996. The $47,000 increase was primarily derived from interest income and was partially offset by a $36,000 increase in state business tax expense in 1997.

    INCOME TAX EXPENSE

    We incurred an income tax expense of $1.2 million in 1997, which was $1.5 million higher than in 1996. The principal reason for this increase was our higher profitability and the accounting treatment of deferred taxes associated with tax loss carrybacks.

NET INCOME

    For the reasons described above, net income grew to $2.4 million in 1997 from $693,000 in 1996, a 246.0% increase.

UNAUDITED PRO FORMA COMBINED RESULTS OF OPERATIONS

    As a result of the Nautilus acquisition, several adjustments and factors will impact the comparability of our historical financial results with our future results of operations. We paid $16.0 million in cash for the Nautilus assets and assumed approximately $2.5 million in liabilities. The unaudited pro forma combined statements of operations reflect: (1) certain adjustments for the effects of purchase accounting; (2) certain assumptions described below regarding financing and cash management; and (3) a provision for income taxes as if the combined operations had been taxed as a C-corporation for all periods presented.

    In addition, the unaudited pro forma combined statement of operations for the year ended December 31, 1998 was prepared as if the Nautilus acquisition occurred on January 1, 1998. The unaudited pro forma financial statements and the information set forth below should be read in conjunction with our financial statements and accompanying notes and the financial statements of Nautilus International and related notes appearing elsewhere in this prospectus. The following summarizes certain adjustments that are reflected in the unaudited pro forma combined statement of operations data set forth below and included elsewhere in this prospectus:

    - A $1.1 million decrease in depreciation expense associated with the depreciation of acquired property having an estimated fair value of $8.6 million. Depreciation is on a straight-line basis over periods ranging from 7 to 31.5 years;

    - A $211,000 decrease in total operating expenses relating to the reduced amortization of the estimated intangible asset value of $4.2 million on a straight-line basis over a period of 20 years and depreciation expense of $56,000 on acquired assets;

    - An $11.1 million adjustment to eliminate the effect of a one-time impairment charge taken by Nautilus International in connection with the revaluation of its assets based upon the $18.5 million acquisition price including assumption of $2.5 million of current liabilities;

    - A $2.8 million decrease in interest expense, which we would have incurred had the acquisition occurred on January 1, 1998;

    - A $608,000 decrease in other income, to reflect interest income foregone by the use of cash in the acquisition; and

    - A $1.5 million decrease in income tax expense, to reflect income tax expense at our effective tax rates after giving effect to the adjustments described above.

    The following table sets forth the specific components of income and expense as a percentage of net sales, on a pro forma basis for the period presented. See the unaudited pro forma combined financial statements and the related notes thereto included elsewhere in this prospectus.

  DIRECT FOCUS, INC. AND AFFILIATE PRO FORMA COMBINED STATEMENT OF OPERATIONS
                FOR THE YEAR ENDED DECEMBER 31, 1998 (UNAUDITED)

                                                                                    YEAR ENDED
                                                                                   DECEMBER 31,
                                                                                       1998
                                                                                  ---------------
Net sales.......................................................................         100.0%
Cost of sales...................................................................          34.5
                                                                                         -----
  Gross profit..................................................................          65.5

Operating Expenses:
  Selling and marketing.........................................................          37.1
  General and administrative....................................................           5.9
  Royalties.....................................................................           2.1
                                                                                         -----
    Total operating expenses....................................................          45.1
                                                                                         -----
Income from operations..........................................................          20.4
Other expense...................................................................           0.8
                                                                                         -----
Income before income taxes......................................................          19.6
Pro forma income taxes..........................................................           6.8
                                                                                         -----
Pro forma net income............................................................          12.8%
                                                                                         -----
                                                                                         -----

LIQUIDITY AND CAPITAL RESOURCES

    Historically, we have financed our growth primarily from cash generated by our operating activities. During 1998, our operating activities generated over $15.9 million in net cash, which contributed to an aggregate $14.1 million or 294.8% increase in cash and cash equivalents. This increase was primarily due to the substantial sales growth associated with our Bowflex products. At December 31, 1998, we had a cash balance of $18.9 million. We used $16.0 million in cash to fund the Nautilus acquisition in January 1999. We anticipate that our working capital requirements will increase as a result of increased inventory and accounts receivable related to our Nautilus operations.

    We maintain two $5.0 million lines of credit with Bank of America. Both lines of credit are secured by our general assets and contain certain financial covenants. As of the date of this prospectus, we are in compliance with all material covenants applicable to the lines of credit, and there is no outstanding balance under either line.

    We believe that our existing cash balances, combined with our lines of credit and the net proceeds of this offering, will be sufficient to meet our capital requirements for at least the next 12 months. Thereafter, if our capital requirements increase, we could be required to secure additional sources of capital. We cannot assure you that we will be able to secure additional capital or that the terms upon which such capital will be available to us will be acceptable. If we proceed with any other acquisitions, we may be required to use cash to fund the purchase price or fund operations or expansion of the acquired business.

INFLATION AND PRICE INCREASES

    Although we cannot accurately anticipate the effect of inflation on our operations, we do not believe that inflation has had or is likely in the foreseeable future to materially adversely affect our results of operations or our financial condition. However, increases in inflation over historical levels or uncertainty in the general economy could decrease discretionary consumer spending for products like ours. We have not raised the prices on our Bowflex products since 1994. Consequently, none of our revenue growth is attributable to price increases.

RECENT ACCOUNTING PRONOUNCEMENTS

    Effective January 1, 1998, we adopted Statement of Financial Accounting Standards ("SFAS") No. 130, REPORTING COMPREHENSIVE INCOME, which requires presentation of comprehensive income within an entity's primary financial statements. Comprehensive income is defined as net income as adjusted for changes to equity resulting from events other than net income or transactions related to an entity's capital structure. From 1996 to 1998, our comprehensive income equaled our net income.

    Effective January 1, 1998, we adopted SFAS No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION, which establishes standards for reporting information regarding an entity's operating activities. SFAS No. 131 requires that operating segments be defined at the same level and in a similar manner as management evaluates operating performance. We currently operate under two segments: direct marketing products and Nautilus commercial products. Through December 31, 1998, we operated as a single segment.

    In February 1998, the Financial Accounting Standards Board, (the "FASB") issued SFAS No. 132, EMPLOYER'S DISCLOSURES ABOUT PENSIONS AND OTHER POSTRETIREMENT BENEFITS, which revises current disclosure requirements for an employer's pension and other retiree benefits. The pronouncement does not have a material impact on our financial statements, because it does not impact the measurement of pension benefits or other post-retirement benefit costs. Instead, it impacts only financial statement disclosure.

    In March 1998, the Accounting Standards Executive Committee issued Statement of Position 98-1 ("SOP 98-1"), ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE DEVELOPED OR OBTAINED FOR INTERNAL USE, which establishes accounting requirements for the capitalization of software costs incurred for use by the organization. We adopted this pronouncement on a prospective basis as of January 1, 1999. We do not anticipate that SOP 98-1 will materially impact our financial statements.

    Effective July 1, 1998, the FASB adopted SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, which establishes accounting requirements for derivative instruments and for activities related to the holding of such instruments, including hedging activities. SFAS No. 133 expanded the definition of derivative instruments and revised accounting practices related to hedging and other activities associated with derivative instruments. Although we do not currently hold or issue instruments that qualify as derivative instruments, our future activities could fall within the scope of the new pronouncement, in which case SFAS No. 133 could materially affect our business.

YEAR 2000 COMPLIANCE

    Many computer software programs, as well as hardware with embedded software, use a two-digit date field to track and refer to any given year. After, and in some cases prior to, January 1, 2000, these software and hardware systems will misinterpret the year "00," which will cause them to perform faulty calculations or shut down altogether. To the extent that this "Year 2000" problem is present in our internal software and hardware systems, or those of our suppliers or customers, we could experience material disruptions in such important functions as:

    -    Airing our spot commercials and infomercials;

    -    Receiving and processing customer inquiries and orders;

    -    Distributing our products; and

    -    Processing billings and payments.

    Such difficulties could result in a number of adverse consequences, including, but not limited to, delayed or lost revenue, diversion of resources, damage to our reputation, increased administrative and processing costs and liability to suppliers and/or customers. Any one or a combination of these consequences could significantly disrupt our operations and have a material adverse effect on our business.

    Accordingly, we began assessing the scope of our potential Year 2000 exposure both internally and among our suppliers and customers in March 1998, and started implementing remedial measures soon thereafter. These measures included testing of all software and hardware systems that we use internally in our business to determine whether such systems are Year 2000 compliant, and replacing these systems as required. We are in the process of upgrading our financial accounting systems and database marketing system with software that we believe is Year 2000 compliant.

    We will continue to test our software and hardware systems and modify and replace these systems as necessary. We expect to complete our internal assessment, testing, and remediation program by July 1999. To date, we have spent approximately $1.3 million to upgrade our computer systems, and we believe we will need to spend an additional $400,000 to complete our upgrade. Although we believe that these corrective measures will adequately address our potential Year 2000 problems, including those affecting our Nautilus operations, we cannot assure you that we will discover and address every Year 2000 problem or that all of our corrective measures will be effective. To the extent that Year 2000 problems persist, we could experience the adverse consequences described above, some or all of which could be material.

    We have received assurances from our primary carrier, our primary consumer finance provider and certain other key suppliers and vendors that their businesses are Year 2000 compliant. We have requested but have not yet received such assurances from our other suppliers and vendors, the most important of which is our local telephone company. We have and will continue to work with all of our vendors and suppliers to resolve any potential Year 2000 problems. However, we have no direct control over these third parties and cannot assure you that such third-party software and hardware systems will be timely converted. The failure of certain individual vendors or suppliers, or a combination of vendors or suppliers, to make their systems Year 2000 compliant could have a material adverse effect on our financial results. We are currently developing a contingency plan, but cannot finalize the plan until we have received responses from all of our critical vendors and service providers. We expect to finalize the plan in July 1999.

                                    BUSINESS

OVERVIEW

    We are a rapidly growing, direct marketing company that develops and markets high-end, branded consumer products. We market our consumer products directly to consumers through a variety of direct marketing channels, including spot television commercials, infomercials, print media, response mailings and the internet. Our principal and most successful directly marketed product to date has been our Bowflex line of home fitness equipment, and we recently developed and began testing a direct marketing campaign for a line of high-end airbeds. In January 1999, we acquired substantially all of the assets of Nautilus International, a manufacturer and marketer of Nautilus brand commercial fitness equipment and consumer fitness accessories.

    We believe we have been successful primarily because of the direct marketing expertise, comprehensive statistical tracking systems and extensive management information systems we have developed and refined while directly marketing our Bowflex products. We believe that this expertise and experience enable us to:

    - Develop proprietary, high-end branded product lines with broad consumer appeal that can be sold effectively through direct marketing channels;

    -    Develop and implement effective advertising and marketing strategies;

    -    Convert consumer interest and inquiries into sales;

    - Effectively manage our product sourcing, manufacturing and distribution operations; and

    -    Provide excellent customer service.

    We were incorporated in California in 1986 and initially focused on developing our first line of Bowflex home fitness equipment, the Bowflex 2000X. We sold the Bowflex 2000X through various channels, including direct marketing and retail stores. In 1988, we developed a new model, the Schwinn Bowflex, which we marketed exclusively through Schwinn Bicycle Company until late 1992. When our exclusive relationship with Schwinn ended, we seized the opportunity to study and develop our own direct marketing campaign for the next generation Bowflex product, the Power Pro. Over the next several years, we tested and refined our direct marketing techniques, developed our customer call center systems and procedures, and developed our market analysis techniques, media buying tools and performance tracking measures. Using our market research and knowledge base, we embarked on our first widespread direct marketing campaign in 1996. Building upon our initial success, in early 1997 we began offering our current "zero-down" financing program through a third-party finance company, and in mid-1997 we started airing our first infomercial. Based on positive viewer response, we accelerated our direct marketing campaign during the remainder of 1997 and throughout 1998. In May 1998, we changed our name to Direct Focus, Inc. to reflect our transformation from a home fitness equipment company into a direct marketing company.

    In 1997, we also recognized that our direct marketing expertise and techniques could be used to market other high-end branded products. After a careful review process that began in late 1997, in August 1998 we began test marketing a line of high-end airbeds under the brand name "Instant Comfort." We also recently acquired substantially all of the assets of Nautilus International, including the Nautilus line of commercial fitness equipment and the widely recognized Nautilus brand name. Our primary objectives with respect to Nautilus include revitalizing sales of Nautilus products in the commercial fitness market and capitalizing on the Nautilus brand name by introducing and directly marketing a line of Nautilus consumer fitness equipment.

GROWTH STRATEGY

    Our objective is to become a leading direct marketer of high-end consumer products. Our growth strategy includes the following key elements:

    INCREASE SALES OF OUR HIGHLY SUCCESSFUL BOWFLEX PRODUCTS. We intend to continue to expand the direct marketing campaign for our Bowflex products by airing our spot commercials and infomercials to broader audiences and by increasing the frequency of airings on proven cable and network stations. Consistent with historical practices, we also intend to introduce enhancements and additions to our Bowflex product line.

    EXPAND THE DIRECT MARKETING CAMPAIGN FOR OUR AIRBEDS. We began test marketing a line of high-end airbeds in August 1998 under the brand name "Instant Comfort." We are encouraged by our initial test results and intend to continue testing and refining, and plan to expand, our direct marketing campaign for this product throughout 1999.

    DEVELOP AND DIRECTLY MARKET ADDITIONAL HIGH-END CONSUMER PRODUCTS. We will continue to evaluate internally and externally generated ideas for high-end consumer products that have direct marketing potential. Generally, we look for products that: (1) have patented or patentable features; (2) have a retail price point between $500 and $2,500; (3) can be marketed as a line that facilitates upselling; and (4) have the potential for mass consumer appeal, particularly among members of the "baby boom" generation.

    REVITALIZE SALES OF THE NAUTILUS LINE OF COMMERCIAL FITNESS EQUIPMENT. Our immediate objective for our Nautilus business is to revitalize sales of the Nautilus line of commercial fitness equipment, which we believe will ultimately strengthen our ability to market Nautilus branded products. We believe that we can most effectively achieve this objective by rebuilding our commercial sales and marketing operations. We have already hired a new management team to oversee and implement changes in the way we market and sell Nautilus commercial fitness equipment. Each member of the management team has significant experience in the industry and a history of sales and marketing success. We intend to focus on strengthening the domestic market position for our existing Nautilus products. As we expand our commercial product line, we will attempt to service new market segments, both domestically and internationally, and thereby broaden our commercial customer base.

    CAPITALIZE ON STRONG CONSUMER RECOGNITION OF THE NAUTILUS BRAND NAME. A principal motivation in purchasing the Nautilus business was to acquire rights to the Nautilus brand name, which we believe is one of the most widely-recognized names in the fitness industry. We also believe that the brand identity and consumer appeal of the Nautilus name, in combination with our direct marketing expertise, will enable us to introduce and directly market innovative consumer fitness equipment and related products under the Nautilus name. In addition, we intend to introduce and market to specialty fitness and sporting goods stores more traditional home fitness equipment and accessories under the Nautilus name, such as treadmills, recumbent bicycles, elliptical trainers, jump ropes, workout mats and hand grips. In appropriate circumstances, we may also license the Nautilus name to manufacturers of high-quality consumer products that do not fit within our current strategic plan, such as clothing and related accessories.

    CAPITALIZE ON INTERNET MARKETING AND E-COMMERCE OPPORTUNITIES. In 1998, approximately 5.8% of our Bowflex product inquiries and 10.0% of our net sales were initiated through our Bowflex web site. Our experience in 1998 indicates that internet-based inquiries are more likely to be converted into sales than inquiries generated by other media forms, such as television or print media. We believe that the increasing consumer acceptance of e-commerce and internet-based marketing will also enhance and complement our direct marketing efforts. Consequently, we intend to expand and enhance our web sites to more fully integrate the internet into our direct marketing strategy and facilitate e-commerce transactions.

    EXPLORE GROWTH THROUGH STRATEGIC ACQUISITIONS. We will continue to explore growth opportunities through strategic acquisitions that would enhance our direct marketing capabilities or our product lines. We do not currently have any oral or written plans, agreements or commitments regarding any acquisitions.

DIRECT MARKETING

    We directly market our Bowflex home fitness equipment and airbeds principally through 60-second or "spot" television commercials, television infomercials, the internet, response mailings and print media. To date, we have been highly successful with what we refer to as a "two-step" marketing approach. In general, our two-step approach focuses first on spot commercials, which we air to generate consumer interest in our products and requests for product information. The second step focuses on converting inquiries into sales, which we accomplish through a combination of response mailings and outbound telemarketing. We supplement our two-step approach with infomercials, which generally are designed to provide potential customers with sufficient product information to stimulate an immediate purchase.

    ADVERTISING

    SPOT COMMERCIALS AND INFOMERCIALS. Spot television commercials are a key element of the marketing strategy for all of our directly marketed consumer products. For directly marketed products that may require further explanation and demonstration, television infomercials are an important additional marketing tool. We have developed a variety of spot commercials and infomercials for our Bowflex product line and several commercials and marketing videos for our airbed product line. We expect to use spot commercials and, where appropriate, infomercials to market any Nautilus consumer products that we develop and determine are appropriate for direct marketing.

    When we begin marketing a new product, we typically test and refine our marketing concepts and selling practices while advertising the product in spot television commercials. Production costs for these commercials can range from $40,000 to $130,000. Based on our market research and viewer response to our spot commercials, we may produce additional spot commercials and, if appropriate for the product, an infomercial. Production costs for infomercials can range from $150,000 to $500,000, depending on the scope of the project. Generally, we attempt to film several infomercial and commercial concepts at the same time in order to maximize production efficiencies. From this footage we can then develop several varieties of spot commercials and infomercials and introduce and refine them over time. We typically generate our own scripts for spot commercials and hire outside writers to assist with infomercial scripts. We also typically contract with outside production companies to produce spot commercials and infomercials. We may outsource all of these functions if we continue to grow.

    Once produced, we test spot commercials and infomercials on a variety of cable television networks that have a history of generating favorable responses for our existing products. Our initial objective is to determine their marketing appeal and what, if any, creative or product modifications may be appropriate. If these initial tests are successful, we then air the spot commercials and infomercials on an accelerating schedule on additional cable networks.

    MEDIA BUYING. An important component of our direct marketing success is our ability to purchase quality media time at an affordable price. We currently purchase the majority of our media time on cable networks, through which we reach more than 70 million homes. We recently began testing the effectiveness of our spot commercials and infomercials on broadcast networks, through which we hope to reach a broader viewing audience.

    We track the success of each of our spot commercials and infomercials by determining how many viewers respond to each airing of a spot commercial or infomercial. We accumulate this information in a database that we use to evaluate the cost-effectiveness of available media time. In addition, we believe that the database enables us to predict with reasonable accuracy how many product sales and inquiries will result from each spot commercial and infomercial that we air. We also believe that we can effectively track changing viewer patterns and adjust our advertising accordingly.

    We do not currently purchase media time under long-term contracts. Instead, we book most of our spot commercial time on a quarterly basis and most of our infomercial time on a monthly or quarterly basis, as networks make time available. Networks typically allow us to cancel booked time with two weeks' advance notice, which enables us to adjust our advertising schedule if our statistical tracking indicates that a particular network or time slot is no longer cost effective. Generally, we can increase or decrease the frequency of our spot commercial and infomercial airings at almost any time.

    INTERNET. In 1998, approximately 5.8% of our Bowflex product inquiries and 10.0% of our net sales were initiated through our Bowflex web site, and we expect the internet to become an increasingly important part of our direct marketing strategy. In addition, our experience indicates that internet-based inquiries are more likely to be converted into sales than inquiries generated by other media forms, such as television or print media. Consequently, we believe that consumers who visit our web sites are more inclined to purchase our products than are the consumers we target through other media.

    We currently operate two direct marketing-oriented web sites: (1) www.bowflex.com, which focuses on our Bowflex line of home exercise equipment; and (2) www.instantcomfort.com, which focuses on our newly introduced line of high-end airbeds. In an effort to expand and enhance our web presence, we recently added dedicated web site development and management personnel. Our immediate internet-related goals include improving the e-commerce capabilities at our Bowflex web site and adding e-commerce capabilities to our airbed web site. We also plan to redesign our web sites to enhance their role as a medium for finalizing sales. Previously, we used our web sites to generate interest in our products, but limited the information we provided to potential customers in an effort to induce them to initiate a telephone inquiry. We now believe that we can achieve a balance between our twin goals of finalizing sales and capturing consumer information by strategically designing our web pages and carefully analyzing web page hits, conversion rates, average sales prices and inquiry counts.

    PRINT MEDIA. We advertise our directly marketed products in various print media when we believe that such advertising can effectively supplement our direct marketing campaigns. For example, we have advertised our Bowflex home fitness equipment in health and fitness-related consumer magazines and, to a limited extent, in entertainment, leisure and specialty magazines. We recently determined that television advertising and the internet generate more immediate consumer responses at a lower cost per inquiry and therefore have begun to reduce the print media advertising expenditures for our Bowflex products. In contrast, our experience to date suggests that print media can play an effective role in the direct marketing campaign for our line of airbeds. Consequently, we intend to devote a higher portion of our overall advertising budget for our airbed products to print media. We will evaluate print media advertising expenditures for other directly marketed products on a case-by-case basis.

    CONVERSION OF INQUIRIES INTO SALES

    CUSTOMER SERVICE CALL CENTER AND ORDER PROCESSING. We operate our own customer service call center in Vancouver, Washington, which operates 16 hours per day and receives and processes all infomercial-generated and customer service-related inquiries regarding our Bowflex and airbed products. We have developed a skill-based call routing system that automatically routes each incoming call to the most highly qualified inside sales agent or customer service representative available. The appropriate representative then answers product questions, pro-actively educates the potential customer about the benefits of our product line, promotes financing through our private label credit card, and typically upsells the benefits of higher priced models in our product line. This sophisticated system allows us to better utilize our agents, prioritize call types and improve customer service. We employ two large telemarketing companies to receive and process information requests generated by our spot television advertising 24 hours per day. These companies also serve as overflow agents for our call center during peak times.

    RESPONSE MAILINGS. We forward a "fulfillment kit" in response to each inquiry regarding our directly marketed products. Each kit contains detailed literature that describes the product line and available accessories, a marketing video that demonstrates and highlights the key features of our premium product in the line, and additional information about how to purchase the product. If a potential customer does not respond within a certain time period, we proceed with additional follow-up mailings that convey a different marketing message and typically offer certain inducements to encourage a sale. The specific marketing message and offer at each stage will vary on a case-by-case basis, based on what our statistical tracking indicates is most likely to trigger a sale.

    CONSUMER FINANCE PROGRAMS. We believe that convenient consumer financing is an important tool in our direct marketing sales efforts and induces many of our customers to make purchases when they otherwise would not. Currently, we offer "zero-down" financing to approved customers on all sales of our Bowflex and airbed products. We arrange this financing through a consumer credit company with whom we recently signed a new non-recourse consumer financing agreement. Under this arrangement, our customer service agents can obtain financing approval in a few minutes over the phone and, if a customer is approved, immediately ship product without the need for cumbersome paperwork. The consumer finance company pays us promptly after we submit required documentation and subsequently sends to each approved customer a Direct Focus private label credit card that can be used for future purchases of our products. During 1998, approximately 39.7% of our net sales were financed in this manner, and we believe that this program will continue to be an effective marketing tool.

NAUTILUS SALES AND MARKETING

    We market and sell our Nautilus commercial fitness equipment domestically through a direct sales force and internationally through various distributors. We market and sell our Nautilus fitness accessories and consumer fitness equipment through independent sales representatives.

    DIRECT SALES FORCE

    We recently hired a new management team to oversee and revitalize the sales and marketing operations of our Nautilus business. Each member of the management team has significant industry experience and a history of sales and marketing success. Our commercial direct sales force will focus on strengthening the domestic market position of our existing Nautilus product line, which we sell principally to health clubs, large hotels, assisted living facilities and the government. As we broaden our product line, our direct sales force will target new market segments and, if successful, broaden our customer base. Internationally, we market and sell our Nautilus commercial fitness products through a worldwide network of distributors.

    OTHER SELLING AND MARKETING CHANNELS

    We intend to implement additional sales and marketing strategies for our Nautilus commercial equipment, including the following:

    - Offer innovative financing, such as private label leasing that allows pre-approved commercial customers to lease fitness equipment;

    - Hire inside sales personnel to supplement and expand the selling capabilities of our direct sales force;

    - Implement a targeted mailing program directed at our commercial customers; and

    - Expand the Nautilus trade-in program to induce existing commercial customers to upgrade their equipment. We intend to donate much of the used equipment to schools and other youth-oriented organizations and facilities, which we hope will facilitate future growth and stability as children grow up using Nautilus fitness equipment.

OUR PRODUCTS

    BOWFLEX HOME FITNESS EQUIPMENT

    We introduced the first Bowflex home exercise machine in 1986, and since then have implemented several improvements to its design and functionality. We now offer three different Bowflex machines and eight different models. The key feature of all Bowflex machines is our patented "Power Rod" resistance technology. Each Power Rod is made of a solid polymer material that provides lineal progressive resistance in both the concentric and eccentric movements of an exercise. When combined with a bilateral cable pulley system, the machines provide excellent range and direction of motion for a large variety of strength-building exercises.

    We currently offer the following Bowflex machines:

    - The Power Pro (introduced in 1993) is our best selling product, accounting for approximately 93.3% of our net sales in 1998. The Power Pro is available in four different models: the basic Power Pro, the XT, the XTL and the XTLU. Each model offers over 60 different strength building exercises in one compact, foldable and portable design and comes with a 210-pound resistance pack that can be upgraded to 410 pounds. We have also incorporated an aerobic rowing exercise feature into the Power Pro. Prices currently range from $999 to $1,597, depending on the model and add-on features.

    - The Motivator (introduced in 1996) is our entry-level strength training line. It is available in three different models: the basic Motivator, the XT and the XTL. Each model offers over 40 different strength building exercises in one compact, foldable design and comes standard with a 210-pound resistance pack that can be upgraded to 410 pounds. Prices currently range from $699 to $1,049, depending on the model and add-on features.

    - The Versatrainer by Bowflex (introduced in 1988) is specifically designed to accommodate wheelchair-bound users. The Versatrainer's key advantage is that it permits users to exercise while remaining in their wheelchair, which offers enhanced independence and esteem. The Versatrainer can be found in many major rehabilitation hospitals, universities and institutions. The Versatrainer is currently priced at $1,699.

    NAUTILUS COMMERCIAL FITNESS EQUIPMENT AND FITNESS ACCESSORIES

    We currently offer a broad range of Nautilus strength training equipment for the commercial market. The Nautilus 2ST line of commercial strength equipment offers 27 high quality, technologically advanced strength building machines, each of which is specially designed to focus on a particular strength building exercise, such as leg presses, bench presses, super pullovers, hip abductors and adductors, and leg curls. We also offer the Nautilus 2ST for Women, which is designed to meet the special needs of the female body and offers a safer, more productive workout for women. In addition, we offer a line of specially designed Nautilus 2ST equipment that we market principally to medical therapy and rehabilitation clinics.

    The key component of each Nautilus machine is its "cam," which builds and releases resistance as a user moves through an exercise. The resistance is at its minimum during the initial and final stages of an exercise, and at its maximum in the middle of an exercise. Each Nautilus machine includes a cam that is designed to accommodate and maximize the benefits associated with the motion required for that machine.

    Our Nautilus business also distributes a line of quality consumer fitness accessories that includes the following products:

-  Push-up bars                      -  Ankle/wrist weights
-  Toning bands                      -  Jump ropes
-  Cushioned dumbbells               -  Workout mats
-  Toning wheels                     -  Wrist and knee wraps
-  Step tubes                        -  Waist wraps
-  Hand grips                        -  Audio packs

    AIRBEDS

    In August 1998, we began test marketing a line of high-end airbeds under the brand name "Instant Comfort." The key feature of each airbed is its variable firmness support chamber, an air chamber within each airbed that can be electronically adjusted to regulate firmness. All queen and larger airbeds in our Signature and Premier Series are equipped with dual air chambers that enable users to maintain different firmness settings on each side of the bed. We believe that variable firmness and other comfort-oriented features of our airbeds favorably differentiate our airbeds from conventional innerspring mattresses.

    We currently offer three airbed models:

    - The Premier Series is our top-of-the-line airbed sleep system. It features dual patent pending interlocking variable support chambers that permit users to maintain separate firmness settings on each side of the airbed. The interlocking chambers regulate airflow and pressure to more effectively maintain support when a user changes position. The Premier Series comes with a removable wool blend pillow top sleeping surface, which permits users to easily convert to a "tight top" surface when they desire extra firmness. The Premier Series is available in seven sizes and currently ranges in price from $850 for a twin to $1500 for a California king, excluding foundation. Customers can also purchase an upgraded comfort layer of visco-elastic foam that conforms to a user's body.

    - The Signature Series is designed to appeal to consumers who desire the flexibility of dual variable firmness support chambers, but at a more affordable price. Our customers can choose between a tight top and a pillow top sleeping surface over a one and one-half inch convoluted foam comfort layer. The Signature Series is available in seven sizes and currently ranges in price from $500 for a twin to $1100 for a California king, excluding foundation.

    - The Basic Series is our entry-level airbed, which features a single, head-to-toe variable firmness support chamber and a traditional tight top sleeping surface over a one and one-half inch thick convoluted foam comfort layer. The Basic Series is available in five sizes and currently ranges in price from $250 for a twin to $700 for a California king, excluding foundation.

    We offer foundations that are specifically designed to support and enhance the performance of our airbeds. We advise consumers to use our foundations because conventional box springs tend to sag and wear over time, causing an airbed to eventually mirror the worn box spring. We believe that the majority of our airbed customers will order a complete sleep system, which includes both a mattress and a foundation. Our foundations currently range in price from $150 for a twin to $350 for a California king.

NEW PRODUCT DEVELOPMENT AND INNOVATION

    DIRECT MARKETING PRODUCTS

    We develop direct marketing products either from internally generated ideas or by acquiring or licensing patented technology from outside inventors and then enhancing the technology. During the evaluation phase of product development, we evaluate the suitability of the product for direct marketing, whether the product can be developed and manufactured in acceptable quantities and at an acceptable cost, and whether it can be sold at a price that satisfies our profitability goals. More specifically, we look for high-quality consumer products that:

    -    Have patented or patentable features;

    -    Will have a retail price between $500 and $2,500;

    - Can be marketed as a line of products with materially different features that facilitate upselling; and

    - Have the potential for mass consumer appeal, particularly among members of the "baby-boom" generation, who are accustomed to watching television and now have significant disposable income.

    In addition, because of our relatively high retail price target, we typically require that a product have a potential television advertising life cycle of at least five years and the possibility of an extended life cycle in retail stores.

    Once we determine that a product may satisfy our criteria, we further assess its direct marketing potential by continuing to research the product and its probable market and by conducting blind product and focus group studies. If the results are positive and we do not own the product, we will then attempt to acquire the product outright or obtain rights to the product through a licensing arrangement. If we develop the product internally, or if we acquire or license the rights to the product, we will then proceed to develop and test a direct marketing campaign for the product. In most cases, our direct marketing campaigns will emphasize the use of spot commercials and television infomercials, which we supplement with print media advertisements, written materials, marketing videos and our web sites. See "Direct Marketing."

    NAUTILUS COMMERCIAL FITNESS PRODUCTS

    Our Nautilus commercial product development group develops and refines our commercial fitness products. Its members gather and evaluate ideas from various departments, including sales and marketing, manufacturing, engineering and finance, and then determine which ideas will be incorporated into existing products or will serve as the basis for new products. Based on these ideas, the group designs new or enhanced products, develops prototypes, tests and modifies products, develops a manufacturing plan, and finally brings products to market. The group evaluates, designs and develops each new or enhanced product taking into consideration our marketing requirements, target price points, target gross margin requirements and manufacturing constraints. In addition, each new or enhanced product must maintain the Nautilus standard of quality and reputation for excellence. We incorporate principles of physiology, anatomy and biomechanics into all of our Nautilus machines in order to match the movements of the human body throughout an exercise. Our key objective is to produce products that minimize the stress on users' skeletal systems and connective tissues and maximize the safety and efficiency of each workout.

    NAUTILUS CONSUMER FITNESS PRODUCTS

    We are currently evaluating design and feature concepts for a new line of Nautilus consumer fitness products, such as home gyms, treadmills, stationary bicycles and stair machines. If we elect to proceed with one or more of these products, we would then assess price points, develop a prototype and determine the most appropriate manufacturing plan. We do not anticipate introducing any such products before 2000.

MANUFACTURING AND DISTRIBUTION

    BOWFLEX AND AIRBED PRODUCTS

    Our primary manufacturing and distribution objectives for our Bowflex and airbed products are to maintain product quality, reduce and control costs, maximize production flexibility and improve delivery speed. We use a computerized inventory management system to forecast our manufacturing requirements. In general, we attempt to use outside suppliers to manufacture a majority of our raw materials and finished parts. We select these suppliers based upon their production quality, cost and flexibility. Whenever possible and in order to improve flexibility, we will attempt to use at least two suppliers to manufacture each product component. We currently use overseas suppliers to manufacture approximately half of our Bowflex components, although we produce the main component of our Bowflex products, the Power Rods, exclusively in the United States. We will continue to use overseas suppliers that meet our manufacturing criteria. All of our airbed components are currently manufactured domestically.

    We assemble, inspect, package and ship our products from our Vancouver, Washington and Independence, Virginia facilities. We also intend to establish an additional distribution center in the Western United States. We rely primarily on UPS to deliver our Bowflex products, and we currently use a private furniture shipping company to deliver our airbed products. See "Risk Factors."

    NAUTILUS COMMERCIAL FITNESS EQUIPMENT, CONSUMER FITNESS EQUIPMENT AND
     FITNESS ACCESSORIES

    Our Nautilus manufacturing operations are vertically integrated and include such functions as metal fabrication, powder coating, upholstery and vacuum-formed plastics processes. By managing our own manufacturing operations, we can control the quality of our Nautilus products and offer our commercial customers the opportunity to order certain color variations. We currently distribute Nautilus commercial fitness equipment from our Independence, Virginia warehouse facilities directly to consumers through our own truck fleet. This method of distribution allows us to effectively control the set-up and inspection of equipment at the end-user's facilities. We intend to outsource the manufacturing of Nautilus consumer fitness equipment and fitness accessories to outside manufacturers. We currently distribute our Nautilus fitness accessories from our Vancouver, Washington facilities.

INDUSTRY OVERVIEW

    FITNESS EQUIPMENT

    We market our Bowflex home fitness equipment principally in the United States, which we believe is a large and growing market. According to the Sporting Goods Manufacturers' Association (the "SGMA"), United States consumers spent roughly $5.2 billion on home exercise equipment in 1997, which represented an 8.3% increase from roughly $4.8 billion in 1996.

    We market our Nautilus commercial fitness equipment throughout the world, including the United States, Europe, the United Kingdom, Asia, the Middle-East, Latin America and Africa. Within these markets, we target the following commercial customers, among others:

-  Health clubs and gyms             -  Corporate fitness centers
-  Rehabilitation clinics            -  Colleges and universities
-  The military                      -  Governmental agencies
-  Hospitals                         -  YMCA's and YWCA's
-  Hotels and motels                 -  Professional sports teams

    According to the SGMA, which has only tracked the commercial market since 1996, aggregate sales of fitness equipment to commercial purchasers in the United States rose from $450 million in 1996 to $500 million in 1997, an 11.1% increase.

    MATTRESSES

    The United States mattress market is large and dominated by four major manufacturers whose primary focus is the conventional innerspring mattress. According to the International Sleep Products Association (the "ISPA"), United States consumers purchased approximately 35.3 million mattress and foundation units in 1997, generating approximately $3.6 billion in wholesale sales. We believe that this equates to over $6.0 billion in retail sales. The ISPA estimates that innerspring mattresses accounted for approximately 90.0% of total domestic mattress sales in 1997 and the four largest manufacturers (Sealy, Serta, Simmons and Spring Air) accounted for nearly 62.0% of domestic wholesale dollar sales. We believe over 700 manufacturers, operating primarily on a regional basis, serve the balance of the mattress market. We believe that less than 10.0% of all mattress sales are made through direct marketing channels.

COMPETITION

    BOWFLEX HOME FITNESS EQUIPMENT

    The market for our Bowflex products is highly competitive. Our competitors frequently introduce new and/or improved products, often accompanied by major advertising and promotional programs. We believe that the principal competitive factors affecting this portion of our business are price, quality, brand name recognition, product innovation and customer service.

    We compete directly with a large number of companies that manufacture, market and distribute home fitness equipment, and with the many health clubs that offer exercise and recreational facilities. We also compete indirectly with outdoor fitness, sporting goods and other recreational products. Our principal direct competitors include ICON Health & Fitness, Inc. (through its Health Rider, NordicTrak, Image, Proform, Weider and Weslo brands), Schwinn Fitness, Precor and Total Gym.

    We believe that our Bowflex line of home exercise equipment is competitive within the market for home fitness equipment and that our direct marketing activities are effective in distinguishing our products from the competition. In addition, our recent Nautilus acquisition presents a significant opportunity to capitalize on the well-known Nautilus brand name by directly marketing existing Nautilus consumer products and developing and introducing new products. However, some of our competitors have significantly greater financial and marketing resources, which may give them and their products an advantage in the marketplace.

    NAUTILUS COMMERCIAL FITNESS EQUIPMENT

    The market for commercial fitness equipment is highly competitive. Our Nautilus products compete against the products of numerous other commercial fitness equipment companies, including Life

Fitness, Cybex and Precor. Many of our competitors have greater financial and marketing resources, significantly more experience in the commercial fitness equipment industry, and more extensive experience manufacturing their products. We believe that the key competitive factors in this industry include price, product quality and durability, diversity of features, financing options and warranties. Many commercial customers are also interested in product-specific training programs that educate them regarding how to safely maximize the benefits of a workout and achieve specific fitness objectives. In addition, certain commercial customers, such as hotels and corporate fitness centers, have limited floor space to devote to fitness equipment. These customers tend to favor multi-function machines that require less floor space.

    Our Nautilus commercial fitness products carry a premium price, but we believe their reputation for quality and durability appeals to a significant portion of the market that strives for long-term product value. In addition, our principal line of Nautilus commercial fitness equipment, the Nautilus 2ST, possesses unique features that appeal to the commercial market, such as low friction working parts, one-pound incremental weight stacks and hydraulic seat adjustments. We also offer training programs that are responsive to marketplace demands.

    AIRBEDS

    The mattress industry is also highly competitive as evidenced by the wide range of products available to consumers, such as innerspring mattresses, waterbeds, futons and other air-supported mattresses. According to the ISPA, conventional innerspring mattresses presently account for at least 90.0% of all domestic mattress sales, with waterbeds, futons and other types of mattresses making up the remainder of the market. We believe that market participants compete primarily on the basis of price, product quality and durability, brand name recognition, innovative features, warranties and return policies.

    We believe that our most significant competition is the conventional mattress industry, which is dominated by four large, well-recognized manufacturers: Sealy (which also owns the Stearns & Foster brand name), Serta, Simmons and Spring Air. According to the ISPA, these manufacturers were responsible for approximately 62.0%, or $2.2 billion, of domestic wholesale dollar mattress sales in 1997. We believe approximately 700 smaller manufacturers serve the balance of the conventional mattress market. Although we believe that our airbeds offer consumers an appealing alternative to conventional mattresses, many of these conventional manufacturers, including Sealy, Serta, Simmons and Spring Air, possess significantly greater financial, marketing and manufacturing resources, and better brand name recognition.

    Moreover, several manufacturers currently offer beds with firmness technology similar to our airbeds. We believe that the largest manufacturer in this niche market is Select Comfort, Inc. Select Comfort offers its airbeds at company-owned retail stores throughout the United States and engages in a significant amount of direct marketing, including infomercials, targeted mailings, and print, radio and television advertising. Select Comfort has an established brand name and has greater financial, marketing and manufacturing resources. Select Comfort also has significantly greater experience in marketing and distributing airbeds. Despite these advantages, we believe that the market for airbeds is large enough for both companies to be successful. In addition, we believe that our airbeds possess features that will enable us to effectively compete against Select Comfort and other airbed companies.

    We believe that our success in the mattress business depends in part on convincing consumers that variable firmness control and other features of our sleep system favorably differentiate our products from those of our competitors. We also believe that our experience with direct marketing will enable us to successfully convey this message. However, the intense competition in the mattress industry, both from conventional mattress manufacturers and Select Comfort, may adversely affect our efforts to market and sell our airbeds and, consequently, may adversely affect our business.

INTELLECTUAL PROPERTY

    We believe that our intellectual property is an important factor in maintaining our competitive position in the fitness and mattress industries. Accordingly, we have taken the following steps to protect our intellectual property:

    - We hold 17 United States patents and have applied for three additional United States patents with respect to our Nautilus products;

    -    We hold four patents relating to our Bowflex home fitness equipment;

    -    We have applied for one patent relating to our airbeds;

    - We have obtained United States trademark protection for various names associated with our products, including "Bow-Flex," "Nautilus," "Power Rod," "Bowflex Power-Pro," "Motivator" and "Versatrainer";

    - We have applied for United States trademark protection for the names "Direct Focus," "Instant Comfort" and various other names and slogans associated with our products;

    - We have registered the name "Bow-Flex" in Canada and the European Community and have registered or applied to register the "Nautilus" trademark in approximately 30 foreign countries;

    - We have obtained trademark protection for the "look" of our Bowflex Power Rods; and

    - We hold eight United States copyright registrations relating to our Nautilus products.

    Each federally registered trademark is renewable indefinitely if the mark is still in use at the time of renewal. We are not aware of any material claims of infringement or other challenges to our right to use our marks. Despite our efforts, the steps we have taken to protect our proprietary technology may be inadequate. See "Risk Factors - Intellectual Property."

ENVIRONMENTAL REGULATION

    Environmental regulations most significantly affect our Nautilus facilities in Independence, Virginia. The Virginia Department of Environmental Quality has issued an air permit for several point sources at this facility. The sources include boilers, flash ovens and high solids paint booths. The permit imposes operation limits based on the length of time each piece of equipment is operated each day, and we operate the plant within these limits. The town of Independence, Virginia has issued an industrial user's wastewater permit that governs our discharge of on-site generated wastewater and storm water. In addition to the foregoing, we recently completed a Phase I Environmental Site Assessment and a limited Phase II Soil Analysis Assessment at our Nautilus facilities in Independence, Virginia. No significant deficiencies or violations were noted. We do not believe that continued compliance with federal, state and local environmental laws will have a material effect upon our capital expenditures, earnings or competitive position.

EMPLOYEES

    As of February 1, 1999, we employed 336 full-time employees, including three executive officers and 34 part-time employees.

PROPERTIES

    Our corporate headquarters and our principal warehouse facilities occupy approximately 74,000 square feet in Vancouver, Washington. We also use these facilities to house our customer call center and to assemble and distribute our Bowflex and airbed products. We lease these properties pursuant to operating leases that expire at various times, from May 30, 2000, to April 30, 2002. The aggregate base rent is approximately $24,000 per month and some of the leases are subject to annual adjustments based upon changes in the consumer price index, but no adjustment may exceed 6.0% in any calendar year.

    As part of our recent acquisition of substantially all of the assets of Nautilus International, we acquired 54 acres of commercial real property in Independence, Virginia, which includes the following facilities:

    - A 124,000 square foot building devoted to fabrication, finishing, assembly, plastics, upholstery, warehousing and shipping;

    -    A 100,000 square foot building devoted to fabrication and warehousing;

    - A 27,105 square foot building that houses our Nautilus engineering, prototyping and customer service operations; and

    - A 9,187 square foot building that houses our Nautilus administrative operations.

    In general, our properties are well maintained, adequate and suitable for their purposes. Assuming timely and effective integration of the Nautilus facilities, we believe that these properties will meet our operational needs for the foreseeable future. If we need additional warehouse or office space, we believe that we will be able to obtain such space on commercially reasonable terms.

LEGAL PROCEEDINGS

    On May 1, 1998, Soloflex, Inc., a company that manufactures and directly markets home fitness equipment, filed an action against Direct Focus and Randal
R. Potter, our Vice President of Marketing, in the United States District Court for the District of Oregon. The suit is titled Soloflex, Inc. v. Bowflex, Inc. and Randy Potter, Cause No. 98-557-JO. The judge has set a trial date of July 6, 1999, and both parties are now proceeding with discovery.

    Soloflex is pursuing two categories of claims, both of which relate to activities that allegedly violate its intellectual property rights. First, Soloflex claims that we violated the Lanham Act, which relates to trademark and trade dress infringement, and infringed upon several of its copyrights. The principal basis for these claims is Soloflex's contention that our print and video advertisements are too similar to its advertisements. For example, Soloflex asserts that we are prohibited from marketing our products with advertisements that: (1) feature Mr. Potter, a former model for Soloflex; (2) feature an image of Mr. Potter removing his shirt; or (3) use phrases with the words "unlock your body's potential" or "the body you always wanted."

    Second, Soloflex claims that we misappropriated certain of its marketing trade secrets. The principal basis for this claim is Soloflex's allegation that Mr. Potter had access to marketing knowledge and physical documents while an employee of Soloflex, and that Mr. Potter improperly used this knowledge and documentation to our competitive advantage. Soloflex further alleges that we hired another Soloflex employee, who also possessed this type of information, for the specific purpose of acquiring such information and obtaining a competitive advantage.

    Soloflex has requested both monetary damages and injunctive relief in connection with its claims. Specifically, Soloflex is seeking to recover: (1) any profits it would have earned but for our allegedly improper activities; (2) any profits we earned during the period when an alleged violation may have occurred; and/or (3) the cost of corrective advertising to remedy the allegedly "false impressions" created by our advertising activities. The injunctive relief that Soloflex is seeking would prohibit us from airing advertisements that allegedly would infringe upon Soloflex's intellectual property rights. We intend to vigorously defend against these claims, which we believe lack merit. However, we cannot assure you that we will prevail in this dispute. If Soloflex successfully prosecutes any of its claims, the resulting monetary damages and/or injunctive relief would significantly harm our business. See "Risk Factors - Soloflex Litigation."

    We are also involved in various legal proceedings incident to the ordinary course of our business. We believe that the outcome of these pending legal proceedings will not, in the aggregate, have a material adverse effect on our business.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    Our directors and executive officers and their ages as of the date of this prospectus are as follows:

NAME                                                  AGE                    POSITION(S) WITH THE COMPANY
------------------------------------------------      ---      ---------------------------------------------------------
Brian R. Cook...................................          49   President and Chief Executive Officer, Director

Randal R. Potter................................          31   Vice President of Marketing

Rod W. Rice.....................................          34   Chief Financial Officer, Treasurer and Secretary

C. Reed Brown...................................          52   Director of Business/Legal Affairs, Director

Kirkland C. Aly.................................          42   Director

Gary L. Hopkins.................................          51   Director

Roger J. Sharp..................................          43   Director

Roland E. Wheeler...............................          50   Director

    BRIAN R. COOK has served as a director and the President and Chief Executive Officer of Direct Focus since 1986. Mr. Cook received his B.A. in Business Administration, with a major in accounting, from Western Washington University. He is a Certified Public Accountant. Mr. Cook is related by marriage to Mr. Hopkins.

    RANDAL R. POTTER joined Direct Focus in 1991 as a Creative Director and Marketing Manager and was named Vice President of Marketing in December 1995. Mr. Potter, who received his B.S. in Social Science from Washington State University, has been involved in the direct marketing industry since 1986.

    ROD W. RICE joined Direct Focus in 1994 as Controller and was named Chief Financial Officer, Treasurer and Secretary in 1995. From 1992 to 1994, Mr. Rice was a senior assistant accountant with Deloitte & Touche LLP. Mr. Rice received his B.S. in Business Administration, with a major in Accounting and Economics, from Portland State University. He is a Certified Public Accountant.

    C. REED BROWN joined Direct Focus in 1998 as the Director of Business/Legal Affairs and has served as a director since 1998. From 1996 to 1997, Mr. Brown served as Vice President/General Counsel and Director of Business Affairs at Williams Worldwide Television, and also served briefly as President and Chief Operating Officer of Stilson & Stilson Advertising and Marketing. From 1992 to 1996, Mr. Brown held various positions at HealthRider, Inc., including General Counsel/Vice President, Executive Vice President, Corporate Secretary and President of HealthRider Kiosk, Inc. Mr. Brown received his J.D. in 1973 from the University of Utah College of Law. Mr. Brown also serves as a director of Pen Interconnect, Inc.

    KIRKLAND C. ALY has been a director of Direct Focus since 1996. Since 1998, Mr. Aly has been the Vice President of Worldwide Sales & Marketing at Software Logistix Corporation, a company that develops, implements and manages integrated supply chains for high technology companies. From 1997 to 1998, Mr. Aly was the Executive Vice President of Softbank Content Services, Inc., and from 1996 to 1997 was a principal in KDI Capital, LLC. From 1995 to 1997, Mr. Aly was the President and Chief Executive Officer of Atrieva Corporation. Throughout 1994, Mr. Aly was the President of Prism Group, Inc. Mr. Aly received his B.A. in Communications from Washington State University.

    GARY L. HOPKINS has been a director of Direct Focus since January 1993. Mr. Hopkins is currently the Branch Operations Manager of Qpoint Mortgage, a position he has held since March 1998. Mr. Hopkins previously served as a Senior Lending Officer at Olympic NW Mortgage from 1996 to 1998, a Senior Loan Officer at Emerald Mortgage from 1994 to 1996, and as President and CEO of Merit Escrow from 1990 to 1994. Mr. Hopkins is related by marriage to Mr. Cook.

    ROGER J. SHARP has been a director of Direct Focus since 1995. Since 1993, he has served as the President of The Sharp Law Firm in Vancouver, Washington, a general civil legal practice. He received his J.D. from the University of Washington School of Law in 1981. Mr. Sharp has provided, and from time to time may continue to provide, legal services to Direct Focus.

    ROLAND E. "SANDY" WHEELER has served as a director of Direct Focus since 1986. Since 1998, he has served as the President and CEO of DynaMed, Inc., a cancer research company. In addition, since 1996, he has served as the President of V-Care Health Systems, Inc., a medical equipment company. From 1994 to 1995, Mr. Wheeler served as the Vice President of Marketing of Direct Focus.

COMMITTEES OF THE BOARD OF DIRECTORS

    Our board of directors has two committees: an audit committee and a Year 2000 committee. Roland Wheeler, Kirkland C. Aly, Gary L. Hopkins and C. Reed Brown serve on the audit committee. The audit committee has authority to: (1) make recommendations to the board of directors regarding the selection of independent auditors; (2) review the results and scope of audits and other services provided by our independent auditors; and (3) review and evaluate our audit and control functions. C. Reed Brown and Roland Wheeler serve on the Year 2000 committee, which is charged with developing, overseeing and reviewing our Year 2000 response and contingency plan. We do not have a compensation committee. Instead, the full board of directors considers and determines compensation issues, except that no officer who is a director participates in board deliberations regarding their own compensation.

DIRECTOR COMPENSATION

    All of our nonemployee directors are paid $500 per day plus travel expenses for each board of directors meeting that they attend in person, and $150 per day for each board of directors meeting that they attend telephonically. On February 27, 1998, the board granted to each non-employee director an option to purchase 5,000 shares of our common stock at an exercise price equal to the market price of our common stock at the close of trading on the Toronto Stock Exchange on the date of grant. On May 8, 1998, the board granted to Mr. Brown an option to purchase 5,000 shares of our common stock under the same terms. In addition, on May 8, 1998, the board of directors granted a $10,000 bonus to each director other than C. Reed Brown.

DIRECTOR AND OFFICER INDEMNIFICATION AND LIABILITY

    Our articles of incorporation limit the liability of directors to the fullest extent permitted by the Washington Business Corporation Act or other applicable law, as then in effect. Consequently, subject to the Washington Business Corporation Act, no director shall be personally liable to Direct Focus or its shareholders for monetary damages resulting from his or her conduct as a director of Direct Focus, except liability for:

    - Acts or omissions involving intentional misconduct or knowing violations of law;

    -    Unlawful distributions; or

    - Transactions from which the director or officer personally receives a benefit in money, property or services to which the director is not legally entitled.

    Our articles of incorporation and bylaws also provide that we shall indemnify any individual made a party to a proceeding because that individual is or was a director or officer of Direct Focus. We must also advance or reimburse reasonable expenses incurred by such individual prior to the final disposition of the proceeding to the fullest extent permitted by the Washington Business Corporation Act or other applicable law, as then in effect. No repeal of or modification to our articles of incorporation or bylaws may adversely affect any indemnification rights of a director or officer of Direct Focus who is or was a director or officer at the time of such repeal or modification. To the extent the provisions of our articles of incorporation provide for indemnification of directors and officers for liabilities arising under the Securities Act of 1933, those provisions are, in the opinion of the Securities and Exchange Commission, against public policy as expressed in the Securities Act and they are therefore unenforceable.

    We do not currently maintain a liability insurance policy pursuant to which our directors and officers may be indemnified against liability that they may incur for serving in their capacities as directors and officers of Direct Focus. However, we intend to obtain such a policy in 1999.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Our board of directors does not have a compensation committee. During 1998, director Brian R. Cook, who is also the President and Chief Executive Officer of Direct Focus, participated in board deliberations regarding the compensation of all executive officers other than himself.

EXECUTIVE COMPENSATION

    The following table sets forth certain information regarding the compensation we paid to our Chief Executive Officer and other executive officers whose salary and bonus together exceeded $100,000 in 1998. We refer to these individuals collectively in this prospectus as the "Named Executive Officers."

                           SUMMARY COMPENSATION TABLE

                                                                                                      LONG-TERM
                                                                                                    COMPENSATION
                                                                                                 -------------------
                                                                         ANNUAL COMPENSATION         SECURITIES
                                                                       ------------------------  UNDERLYING OPTIONS
NAME AND PRINCIPAL POSITION                                   YEAR     SALARY ($)  BONUS ($)(1)          (#)
----------------------------------------------------------  ---------  ----------  ------------  -------------------
Brian R. Cook, President & CEO............................       1998  $  175,000   $  175,000           30,000

Randal R. Potter, Vice President, Marketing...............       1998  $  105,000   $  105,000           20,000

Rod W. Rice, Chief Financial Officer, Treasurer and
  Secretary...............................................       1998  $   90,000   $   90,000           25,000

------------------------

(1) The board of directors has sole discretion in establishing bonus awards. All bonuses awarded in 1998 were in accordance with the performance-based criteria established by the board of directors in February 1998.

OPTION GRANTS

    The following table sets forth information concerning stock option grants to the Named Executive Officers during the year ended December 31, 1998.

                             OPTION GRANTS IN 1998

                                                    INDIVIDUAL GRANTS
                           --------------------------------------------------------------------
                              NUMBER OF
                             SECURITIES        % OF TOTAL                                         GRANT DATE VALUE
                             UNDERLYING      OPTIONS GRANTED                                     ------------------
                               OPTIONS       TO EMPLOYEES IN   EXERCISE PRICE                    GRANT DATE PRESENT
NAME                       GRANTED(1) (#)        1998(2)          ($/SH)(3)     EXPIRATION DATE     VALUE(4) ($)
-------------------------  ---------------  -----------------  ---------------  ---------------  ------------------
Brian R. Cook............        30,000             16.0%         $    4.62          2/28/2003       $   90,000

Randal R. Potter.........        20,000             10.6%         $    4.62          2/28/2003       $   60,000

Rod W. Rice..............        25,000             13.3%         $    4.62          2/28/2003       $   75,000

------------------------

(1) The options were granted on February 27, 1998. Mr. Cook's option vested in full on the date of grant. Mr. Potter's and Mr. Rice's options vest in one-third increments on each of the first three anniversaries of the grant date.

(2) During 1998, the board of directors granted options to purchase a total of 188,000 shares of Direct Focus common stock.

(3) In accordance with the rules of the Toronto Stock Exchange and our Stock Option Plan, the exercise price per share equals the closing price (in U.S. dollars) of our common stock on the Toronto Stock Exchange on the grant date. The exercise price may be adjusted only upon the occurrence of specific events that would dilute our share capital.

(4) The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: (a) all options granted will vest as scheduled; (b) no dividend yield; (c) a risk-free interest rate of 5.0%; and (d) an expected volatility of 76.0%.

    The following table summarizes the number and value of options exercised by the Named Executive Officers during 1998 and the value of options held by such persons as of February 26, 1999.

                    AGGREGATED OPTION EXERCISES IN 1998 AND
                             YEAR END OPTION VALUES

                                                             NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                  SHARES                    UNDERLYING UNEXERCISED      IN-THE-MONEY OPTIONS AT
                                ACQUIRED ON     VALUE      OPTIONS AT YEAR END (#)           YEAR END ($)
                                 EXERCISE     REALIZED    --------------------------  ---------------------------
NAME                                (#)          ($)      EXERCISABLE  UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
------------------------------  -----------  -----------  -----------  -------------  ------------  -------------
Brian R. Cook.................          --    $      --       80,000            --    $  1,026,300   $        --

Randal R. Potter..............      63,500    $ 333,688      107,500        20,000    $  1,581,675   $   211,200

Rod W. Rice...................      37,213    $ 100,705       36,666        48,334    $    527,791   $   603,009

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
  ARRANGEMENTS

    BRIAN R. COOK is employed as our President and Chief Executive Officer pursuant to an employment agreement dated as of January 1, 1998 (the "Cook Agreement"). Mr. Cook's current salary is $225,000 per year, and is subject to increase at the discretion of our board of directors. He is also entitled to reimbursement for reasonable out-of-pocket expenses. The Cook Agreement had an initial term of one year, with automatic renewals for subsequent one-year terms. We may terminate the Cook

Agreement by providing Mr. Cook with at least six months' notice of such termination. Upon the receipt of such notice, all unpaid salary that would have been paid to Mr. Cook during the remaining term of his employment would become immediately due and payable.

    RANDAL R. POTTER is employed as our Vice President of Marketing pursuant to an employment agreement dated as of January 1, 1998 (the "Potter Agreement"). Mr. Potter's current salary is $150,000 per year, and is subject to increase at the discretion of our board of directors. He is also entitled to reimbursement for reasonable out-of-pocket expenses. The Potter Agreement had an initial term of one year, with automatic renewals for subsequent one-year terms. We may terminate the Potter Agreement by providing Mr. Potter with at least six months' notice of such termination. Upon the receipt of such notice, all unpaid salary that would have been paid to Mr. Potter during the remaining term of his employment would become immediately due and payable.

    ROD W. RICE is employed as our Chief Financial Officer pursuant to an employment agreement dated as of January 1, 1998 (the "Rice Agreement"). Mr. Rice's current salary is $120,000 per year, and is subject to increase at the discretion of our board of directors. He is also entitled to reimbursement for reasonable out-of-pocket expenses. The Rice Agreement had an initial term of one year, with automatic renewals for subsequent one-year terms. We may terminate the Rice Agreement by providing Mr. Rice with at least six months' notice of such termination. Upon the receipt of such notice, all unpaid salary that would have been paid to Mr. Rice during the remaining term of his employment would become immediately due and payable.

BENEFIT PLANS

    DIRECT FOCUS, INC. STOCK OPTION PLAN

    In 1995, our board of directors and shareholders adopted the Direct Focus, Inc. Stock Option Plan, which was amended in 1998 and 1999. The principal purpose of the Stock Option Plan is to enhance shareholder value by offering our employees, officers, directors and consultants a financial incentive to stimulate our continued growth and success. Our board of directors has reserved a total of 1,857,961 shares of Direct Focus common stock for issuance upon the exercise of options granted under the Stock Option Plan. As of December 31, 1998, options to purchase 550,618 shares of Direct Focus common stock were outstanding, of which options to purchase 309,199 shares were then exercisable. The weighted average exercise price of outstanding options was $2.39 per share, with actual exercise prices ranging between $0.12 and $9.75 per share.

    The current plan administrator is our board of directors, although the board may appoint a committee of two or more directors to administer the Stock Option Plan. The plan administrator may grant (1) incentive stock options to any employee of Direct Focus or its subsidiaries, and (2) non-qualified stock options to any employee, officer, director or consultant of Direct Focus or its subsidiaries. The plan administrator has the exclusive authority to administer the Stock Option Plan in accordance with the terms thereof, including the authority to:

    - Select which employees, if any, will be granted incentive stock options;

    - Select which employees, officers, directors and/or consultants, if any, will be granted non-qualified stock options;

    -    Specify the terms and conditions of each option granted;

    -    Designate the number of shares subject to each option granted;

    - Designate the exercise price of each option granted (which, for incentive stock options, must be at least equal to the fair market value of Direct Focus common stock on the grant date); and

    -    Designate the vesting schedule.

    Unless the plan administrator establishes a shorter term or the holder of an incentive stock option dies or ceases to be an employee of Direct Focus or one of our subsidiaries, all incentive stock options granted to persons who beneficially own more than 10.0% of our outstanding common stock terminate five years after the grant date, and all other options terminate ten years after the grant date. If the holder of an incentive stock option dies or ceases to be an employee of Direct Focus or one of our subsidiaries due to a disability, his or her option will terminate six months after the date of death or cessation of employment. If the holder of an incentive stock option ceases to be an employee of Direct Focus or one of our subsidiaries for any reason other than a disability, the plan administrator may designate a termination date between 30 days and three months after the cessation of employment.

    The plan administrator is required to make proportional adjustments to the aggregate number of shares issuable under the Stock Option Plan and pursuant to outstanding options in the event of stock splits or other capital adjustments. In addition, certain corporate transactions, such as a merger or consolidation that would cause our shareholders to own less than a majority of the surviving entity, will cause all outstanding options to become immediately exercisable without regard for any vesting schedule or other vesting contingencies. Similarly, all outstanding options will become immediately exercisable if a person becomes the beneficial owner of 50.0% or more of our voting securities.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    We acquired the rights to our Bowflex technology from Tessema D. Shifferaw, the inventor of the technology and an original shareholder, pursuant to an agreement that provides for royalty payments to Mr. Shifferaw based on net sales of our Bowflex products. We paid approximately $1.6 million to Mr. Shifferaw in 1998. Pursuant to a separate agreement between Mr. Shifferaw, Brian R. Cook and Roland E. Wheeler, Mr. Shifferaw is obligated to pay Messrs. Cook and Wheeler 40.0% (20.0% each) of annual royalties in excess of $90,000. For 1998, Messrs. Cook and Wheeler each expect to receive $302,765 from Mr. Shifferaw under this arrangement.

                       PRINCIPAL AND SELLING SHAREHOLDERS

    The following table summarizes certain information regarding the beneficial ownership of our outstanding common stock as of February 26, 1999, and as adjusted to reflect the sale of common stock in this offering, by: (1) each director; (2) each executive officer whose name appears in the summary compensation table; (3) all persons that we know are beneficial owners of more than 5.0% of our common stock, and (4) all directors and executive officers as a group.

                                                                               SHARES TO
                                                                                  BE
                                                      SHARES BENEFICIALLY       SOLD IN       SHARES BENEFICIALLY
                                                    OWNED PRIOR TO OFFERING    OFFERING      OWNED AFTER OFFERING
DIRECTORS, EXECUTIVE OFFICERS, 5% SHAREHOLDERS    ---------------------------  ---------  ---------------------------
AND SELLING SHAREHOLDERS(1)                         NUMBER     PERCENTAGE(2)    NUMBER      NUMBER     PERCENTAGE(2)
------------------------------------------------  ----------  ---------------  ---------  ----------  ---------------
Brian R. Cook(3)................................     696,071           7.2%       25,000     671,071           6.4%

Randal R. Potter(4).............................     173,166           1.8        12,500     160,666           1.5

Rod W. Rice(5)..................................     108,499           1.1        12,500      95,999         *

Kirkland C. Aly(6)..............................      14,000         *                --      14,000         *

C. Reed Brown(7)................................       5,000         *                --       5,000         *

Gary L. Hopkins(8)..............................      44,000         *                --      44,000         *

Roger J. Sharp(9)...............................      29,140         *                --      29,140         *

Roland E. Wheeler(10)...........................     349,586           3.7        25,000     324,586           3.1

Paul Little(11).................................     452,610           4.7       100,000     352,610           3.4

All directors and executive officers as a group
  (8 persons)...................................   1,419,462          14.6        75,000   1,344,462          12.7

------------------------

*   Less than 1%.

(1) The address of all directors and executive officers is our address: 2200 N.E. 65(th) Avenue, Vancouver, Washington 98661.

(2) We have calculated the pre-offering percentages assuming that 9,532,939 shares of our common stock are issued and outstanding, and have calculated post-offering percentages assuming that 10,357,939 shares of our common stock will be issued and outstanding. In accordance with SEC regulations, each percentage calculation with respect to a shareholder assumes the exercise of all outstanding options that such shareholder holds and that can be exercised within 60 days after the anticipated effective date of this offering.

(3) Includes 80,000 shares issuable upon the exercise of options.

(4) Includes 96,416 shares issuable upon the exercise of options.

(5) Includes 8,333 shares issuable upon the exercise of options.

(6) Includes 5,000 shares issuable upon the exercise of options.

(7) Includes 5,000 shares issuable upon the exercise of options.

(8) Includes 15,000 shares issuable upon the exercise of options.

(9) Includes 5,000 shares issuable upon the exercise of options, 4,000 shares held by Mr. Sharp's spouse and 1,900 shares held by Mr. Sharp's children. Mr. Sharp's spouse is the custodian for all shares held by their children.

(10) Includes 5,000 shares issuable upon the exercise of options and 18,900 shares held by Mr. Wheeler's daughter.

(11) Includes 202,810 shares held by Westover Investments, Inc., of which Mr. Little is the sole shareholder and director. Mr. Little's address is 211 Queen's Quay West, Suite 911, Toronto, Ontario, Canada M5J 2M6.

                                  UNDERWRITING

    The underwriters named below, acting through their representative, D.A. Davidson & Co., have severally agreed with the Company and the selling shareholders, subject to the terms and conditions of the Underwriting Agreement, to purchase the number of shares of common stock set forth opposite their respective names below. The underwriters are committed to purchase and pay for all such shares if any are purchased.

                                                                                     NUMBER
UNDERWRITER                                                                        OF SHARES
---------------------------------------------------------------------------------  ----------
D.A. Davidson & Co...............................................................
                                                                                   ----------
    Total........................................................................   1,000,000
                                                                                   ----------
                                                                                   ----------

    D.A. Davidson & Co. has advised the Company and the selling shareholders that the underwriters propose to offer the shares of common stock to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at such price less a concession of not in excess of $
per share, of which $      may be reallowed to other dealers. After the
offering, the public offering price, concession and reallowance to dealers may be reduced by D.A. Davidson & Co. No such reduction shall change the amount of proceeds to be received by the Company and the selling shareholders as set forth on the cover page of this prospectus.

    The Company has granted to the underwriters an option, exercisable during the 30-day period after the date of this prospectus for the offering, to purchase up to 150,000 additional shares of common stock at the same price per share as the Company and the selling shareholders will receive for the one million shares that the underwriters have agreed to purchase. To the extent that the underwriters exercise such option, each of the underwriters will have a firm commitment, subject to certain conditions, to purchase approximately the same percentage of such additional shares that the number of shares of common stock to be purchased by it shown in the above table represents as a percentage of the one million shares offered hereby. If purchased, the underwriters will sell such additional shares on the same terms as those on which the one million shares are being sold.

    The following table summarizes the compensation to be paid to the underwriters by the Company and the selling shareholders, and the expenses payable by the Company and the selling shareholders.

                                                                                                TOTAL
                                                                                    ------------------------------
                                                                                       WITHOUT           WITH
                                                                        PER SHARE   OVER-ALLOTMENT  OVER-ALLOTMENT
                                                                        ----------  --------------  --------------
Underwriting discounts and commissions paid by the Company............  $            $               $
Underwriting discounts and commissions paid by the selling
  shareholders........................................................  $            $               $
Expenses payable by the Company.......................................  $            $               $

    The Underwriting Agreement contains covenants of indemnity among the underwriters, the Company and the selling shareholders against certain civil liabilities, including liabilities under the Securities Act of 1933 and liabilities arising from breaches of representations and warranties contained in the Underwriting Agreement.

    The Company has applied to have its common stock listed for trading on Nasdaq.

    Each officer and director of the Company and each selling shareholder have agreed that, for a period of 180 days after the effective date of this prospectus, they will not, subject to certain exceptions, directly or indirectly offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge or grant any rights with respect to, any shares of common stock, or any securities convertible into or exchangeable for shares of common stock, now owned or hereafter acquired directly by such holders or with respect to which they have the power of disposition, without the prior written consent of D.A. Davidson & Co., which may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. In addition, the Company has agreed that during the 180 days following the effective date of this prospectus, the Company will not, without the prior written consent of D.A. Davidson & Co., subject to certain exceptions, offer, issue, sell, contract to sell, or otherwise dispose of any shares of common stock, any options or warrants to purchase any shares of common stock, or any securities convertible into, exercisable for or exchangeable for shares of common stock other than the Company's sales of shares in the offering.

    The underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

    Prior to the offering, there has been no public market in the United States for the common stock of the Company. Consequently, the public offering price for the common stock offered hereby will be determined through negotiations among the Company and D.A. Davidson & Co. Among the factors to be considered in such negotiations include prevailing market conditions, the market price of the Company's common stock on the Toronto Stock Exchange, certain financial information of the Company, market valuations of other companies that the Company and D.A. Davidson & Co. believe to be comparable to the Company, estimates of the business potential of the Company and the industry in which it competes, an assessment of the Company's management, its past and present operations, the prospects for, and timing of, future revenues of the Company, the present state of the Company's development and other factors deemed relevant. The Company's common stock has been listed on the Toronto Stock Exchange in the Province of Ontario, Canada, since January 26, 1993 and currently trades under the symbol DFX.

    D.A. Davidson & Co. has advised the Company that, pursuant to Regulation M under the Securities Act, certain persons participating in the offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids that may have the effect of stabilizing or maintaining the market price of the common stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of the common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock. A "syndicate covering transaction" is the bid for or the purchase of the common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. A "penalty bid" is an arrangement permitting D.A. Davidson & Co. to reclaim the selling concession otherwise accruing to an underwriter or syndicate member in connection with the offering if the common stock originally sold by such underwriter or syndicate member is purchased by D.A. Davidson & Co. in a syndicate covering transaction and has therefore not been effectively placed by such underwriter or syndicate member. D.A. Davidson & Co. has advised the Company that such transactions may be effected on Nasdaq or otherwise and, if commenced, may be discontinued at any time.

                          DESCRIPTION OF CAPITAL STOCK

    Our authorized capital stock consists of 50,000,000 shares of common stock, no par value. As of February 26, 1999, 9,532,939 shares of Direct Focus common stock were outstanding and held of record by 81 shareholders. Following this offering, 10,357,939 shares of Direct Focus common stock will be outstanding (assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options), all of which will be fully paid and nonassessable.

COMMON STOCK

    Our common shareholders are entitled to: (1) one vote per share at all shareholder meetings; (2) receive dividends ratably, if, as and when declared by our Board of Directors; and (3) participate ratably in any distribution of property or assets upon any liquidation, winding up, or dissolution of the Company. None of our common stock has cumulative voting rights, preemptive rights or conversion rights, and there are no redemption or sinking fund provisions applicable to our common stock.

ANTITAKEOVER EFFECTS OF CERTAIN PROVISIONS OF WASHINGTON LAW

    Washington law imposes restrictions on certain transactions between a corporation and certain significant shareholders. Chapter 23B.19 of the Washington Business Corporation Act prohibits a "target corporation," with certain exceptions, from engaging in certain significant business transactions with an "acquiring person," which is defined as a person or group of persons that beneficially owns 10.0% or more of the voting securities of the target corporation, for a period of five years after such acquisition, unless the transaction or acquisition of shares is approved by a majority of the members of the target corporation's board of directors prior to the time of acquisition. Such prohibited transactions include, among other things:

    - A merger or consolidation with, disposition of assets to, or issuance or redemption of stock to or from, the acquiring person;

    - Termination of 5.0% or more of the employees of the target corporation as a result of the acquiring person's acquisition of 10.0% or more of the shares; or

    - Allowing the acquiring person to receive any disproportionate benefit as a shareholder.

    After the five-year period, a "significant business transaction" may occur if the transaction complies with certain "fair price" provisions of the statute. A corporation may not "opt out" of this statute. This provision may have the effect of delaying, deterring or preventing a change in control of Direct Focus.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for Direct Focus common stock traded in Canada is Montreal Trust. The transfer agent and registrar for Direct Focus common stock traded in the United States will be ChaseMellon Shareholder Services, L.L.C.

NASDAQ NATIONAL MARKET LISTING

    We have applied to have our common stock listed for trading on Nasdaq under the symbol DFXI.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this offering, the only public market for our common stock was the Toronto Stock Exchange. We have applied to have our common stock listed for trading on Nasdaq under the symbol DFXI. However, we cannot provide any assurance that a significant public market for our common stock will develop on Nasdaq or be sustained after this offering. Future sales of substantial amounts of our common stock in the public market, or the possibility of such sales, could adversely affect prevailing market prices for our common stock or our future ability to raise capital through an offering of equity securities.

    After this offering, approximately 10,357,939 shares of our common stock will be outstanding (10,507,939 shares if the underwriter's over-allotment option is fully exercised). Of these shares, the 825,000 newly issued shares that we are selling in the offering (975,000 shares if the underwriters' over-allotment option is fully exercised) will be freely tradable in the public market without restriction under the Securities Act. As explained below, we believe that as many as 8.3 million additional shares, including the 175,000 shares being offered by the selling shareholders, all of which are currently issued and outstanding, will be freely tradable in the public market without restriction under the Securities Act.

    Approximately 8.9 million shares that will be outstanding after the offering were issued in private placement transactions that were exempt from the registration requirements of the Securities Act, of which 861,000 shares are currently held by our directors and officers. The majority of these transactions occurred in 1993 and the last occurred in 1997. All of these shares originally qualified as "restricted securities" (as such term is defined in Rule 144). Restricted securities cannot be resold in the public market except in a registered transaction or in a transaction exempt from the registration requirements of the Securities Act, such as the exemption afforded by Rule 144, which is discussed below. In addition, restricted securities continue to qualify as such until they are resold in a registered transaction or in accordance with Rule 144. All of the shares issued in these transactions have been held beyond the minimum holding periods set forth in Rule 144, and we believe that many of these shares have been resold through the Toronto Stock Exchange or otherwise and no longer qualify as restricted securities. The shares other than those held by our officers and directors can be freely sold without restriction under the Securities Act.

    Approximately 650,000 additional shares were issued upon the exercise of options in reliance upon the exemption afforded by Rule 701 of the Securities Act. Approximately 417,000 of these shares are still held by the optionees, including 264,000 shares currently held by our officers and directors, and qualify as restricted securities that may be resold in accordance with Rule 701. Rule 701 permits resales pursuant to Rule 144 (other than the holding period) beginning 90 days after the date of this prospectus. Approximately 233,000 of these shares have been resold on the Toronto Stock Exchange and no longer qualify as restricted securities.

    After the offering, our directors and executive officers will own approximately 1,125,000 shares of our common stock, some of which they acquired in private placement transactions or pursuant to option exercises. Pursuant to certain "lock-up" agreements between the underwriters and each director and executive officer, shares of common stock held by these individuals cannot be offered, sold or otherwise disposed of in any way until 180 days after the date of this prospectus. On the expiration date of this lock-up period, our directors and executive officers may sell these shares in the public market, subject to any applicable resale limitations set forth in Rule 144.

    In general, under Rule 144 as currently in effect, any person (or persons whose shares are aggregated) who has beneficially owned restricted securities for at least one year is entitled to sell, within any three month period, a number of shares that does not exceed the greater of:

    - One percent of the then outstanding shares of the issuer's common stock; or

    - The average weekly trading volume during the four calendar weeks preceding such sale.

    Sales under Rule 144 are also subject to certain manner of sale and notice requirements and to the availability of current public information about Direct Focus. Under Rule 144(k), a person who has not been an affiliate of Direct Focus during the preceding 90 days and who has beneficially owned the restricted shares for at least two years is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Generally, an affiliate includes all of our officers and directors and any shareholder who holds 10% or more of our outstanding common stock. All of our affiliates are subject to continuing volume limitations described above.

    After the effective date of this offering, we intend to file a registration statement on Form S-8 to register up to approximately 550,618 shares of our common stock that are reserved for issuance under our Stock Option Plan. The Form S-8 registration statement will become effective automatically upon filing. Shares issued under our Stock Option Plan after filing the Form S-8 registration statements may be freely sold in the open market, subject only to certain Rule 144 limitations applicable to affiliates, the above-referenced lock-up agreements and the vesting requirements applicable to the options.

                                 LEGAL MATTERS

    The legality of the common stock that we and the selling shareholders are offering hereunder will be passed upon by Garvey, Schubert & Barer, Seattle, Washington. Certain legal matters in connection with the issuance of the common stock will be passed upon for the underwriters by LeBoeuf, Lamb, Greene & MacRae, L.L.P., Salt Lake City, Utah.

                                    EXPERTS

    The financial statements as of December 31, 1997 and 1998 and for each of the three years in the period ended December 31, 1998, included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

    The financial statements of the Nautilus Business as of June 27, 1998, and June 28, 1997, and for each of the years in the three year period ended June 27, 1998, have been included herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

    We have filed with the Securities and Exchange Commission a Registration Statement on Form S-1. This prospectus, which forms a part of the Registration Statement, does not contain all of the information included in the Registration Statement. Certain information is omitted and you should refer to the Registration Statement and its exhibits. With respect to references made in this prospectus to any contract or other document of Direct Focus, such references are not necessarily complete and you should refer to the exhibits attached to the Registration Statement for copies of the actual contract or document. You may review a copy of the Registration Statement, including exhibits and schedules filed therewith, at the Securities and Exchange Commission's public reference facilities in Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Securities and Exchange Commission located at 7 World Trade Center, Suite 1300, New York, New York, 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may also obtain copies of such materials from the Public Reference Section of the Securities and Exchange Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Securities and Exchange Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy statements and other information regarding registrants, such as Direct Focus, that file electronically with the Securities and Exchange Commission.

                               DIRECT FOCUS, INC.
                         INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
DIRECT FOCUS, INC.
  Report of Deloitte & Touche LLP, Independent Auditors....................................................        F-2
  Balance Sheets as of December 31, 1997 and 1998..........................................................        F-3
  Statements of Income for the three years ended December 31, 1998.........................................        F-5
  Statements of Stockholders' Equity for the three years ended December 31, 1998...........................        F-6
  Statements of Cash Flows for the three years ended December 31, 1998.....................................        F-7
  Notes to Financial Statements............................................................................        F-8

DIRECT FOCUS, INC. AND AFFILIATE PRO FORMA COMBINED FINANCIAL STATEMENTS (UNAUDITED)
  Basis of Presentation....................................................................................       F-16
  Pro Forma Combined Balance Sheet.........................................................................       F-17
  Pro Forma Combined Statement of Operations...............................................................       F-19

NAUTILUS BUSINESS
  Report of KPMG Peat Marwick LLP, Independent Auditors....................................................       F-20
  Combined Balance Sheets as of June 28, 1997 and June 27, 1998............................................       F-21
  Combined Statements of Operations and Accumulated Deficit for the years ended June 29, 1996, June 28,
    1997 and June 27, 1998.................................................................................       F-22
  Combined Statements of Cash Flows for the years ended June 29, 1996, June 28, 1997 and June 27, 1998.....       F-23
  Notes to Combined Financial Statements...................................................................       F-24

NAUTILUS BUSINESS COMBINED FINANCIAL STATEMENTS
  Balance Sheets as of June 27, 1998 and December 31, 1998 (Unaudited).....................................       F-33
  Unaudited Combined Statements of Operation and Accumulated Deficit for the six month periods ended
    December 27, 1997 and December 31, 1998................................................................       F-34
  Unaudited Combined Statements of Cash Flows for the six month periods ended December 27, 1997 and
    December 31, 1998......................................................................................       F-35
  Notes to Combined Financial Statements...................................................................       F-36

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
of Direct Focus, Inc.:

    We have audited the accompanying balance sheets of Direct Focus, Inc. as of December 31, 1997 and 1998 and the related statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such financial statements present fairly, in all material respects, the financial position of Direct Focus, Inc. at December 31, 1997 and 1998 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

/s/ DELOITTE & TOUCHE LLP

Portland, Oregon

February 26, 1999

                               DIRECT FOCUS, INC.

                                BALANCE SHEETS,

                           DECEMBER 31, 1997 AND 1998

                                                                                           1997          1998
                                                                                       ------------  -------------
                                                      ASSETS
Current Assets:
  Cash and cash equivalents..........................................................  $  4,790,316  $  18,910,675
  Trade receivables (less allowance for doubtful accounts of: 1997, $85,000 and 1998,
    $40,000).........................................................................       259,543        218,207
  Inventories........................................................................     1,945,773      2,614,673
  Prepaid expenses and other current assets..........................................       212,382        378,409
  Current deferred tax asset.........................................................       222,139        215,737
                                                                                       ------------  -------------
    Total current assets.............................................................     7,430,153     22,337,701
                                                                                       ------------  -------------
Furniture and Equipment:
  Equipment..........................................................................       587,661      1,822,205
  Furniture and fixtures.............................................................       257,325        459,297
                                                                                       ------------  -------------
                                                                                            844,986      2,281,502
  Less accumulated depreciation......................................................      (446,922)      (438,790)
                                                                                       ------------  -------------
    Total furniture and equipment....................................................       398,064      1,842,712
                                                                                       ------------  -------------
Long-Term Deferred Tax Asset.........................................................        26,202             --
                                                                                       ------------  -------------
Other Assets (Less accumulated amortization of: 1997, $39,242 and 1998, $49,967).....        67,821        192,859
                                                                                       ------------  -------------
    Total............................................................................  $  7,922,240  $  24,373,272
                                                                                       ------------  -------------
                                                                                       ------------  -------------

                       See notes to financial statements.

                               DIRECT FOCUS, INC.

                                BALANCE SHEETS,

                           DECEMBER 31, 1997 AND 1998

                                                                                           1997          1998
                                                                                       ------------  -------------
                                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Trade payables.....................................................................  $  1,178,255  $   3,602,074
  Income taxes payable...............................................................       801,128        504,775
  Accrued liabilities................................................................     1,089,134      1,851,253
  Royalty payable to stockholders....................................................       210,511        548,211
  Customer deposits..................................................................        41,853        148,937
  Current portion of capital lease obligation........................................         9,167             --
                                                                                       ------------  -------------
    Total current liabilities........................................................     3,330,048      6,655,250
                                                                                       ------------  -------------
Long-term Deferred Tax Liability.....................................................            --         66,880
                                                                                       ------------  -------------
Commitments and Contingencies (Note 5)...............................................            --             --
                                                                                       ------------  -------------
Stockholders' Equity:
  Common stock--authorized, 50,000,000 shares of no par value; outstanding, 1997:
    9,005,328 shares, 1998: 9,448,523 shares.........................................     2,992,172      3,565,628
  Retained earnings..................................................................     1,600,020     14,085,514
                                                                                       ------------  -------------
    Total stockholders' equity.......................................................     4,592,192     17,651,142
                                                                                       ------------  -------------
    Total............................................................................  $  7,922,240  $  24,373,272
                                                                                       ------------  -------------
                                                                                       ------------  -------------

                               DIRECT FOCUS, INC.

                              STATEMENTS OF INCOME

                      THREE YEARS ENDED DECEMBER 31, 1998

                                                                           1996          1997           1998
                                                                       ------------  -------------  -------------
Net Sales............................................................  $  8,516,584  $  19,886,354  $  57,296,880
Cost of Sales........................................................     2,602,717      5,113,980     12,442,307
                                                                       ------------  -------------  -------------
    Gross profit.....................................................     5,913,867     14,772,374     44,854,573
                                                                       ------------  -------------  -------------
Operating Expenses:
  Selling and marketing..............................................     4,712,365      9,600,076     22,642,885
  General and administrative.........................................       472,661        974,887      1,700,956
  Royalties..........................................................       269,123        580,677      1,622,726
                                                                       ------------  -------------  -------------
    Total operating expenses.........................................     5,454,149     11,155,640     25,966,567
                                                                       ------------  -------------  -------------
Operating Income.....................................................       459,718      3,616,734     18,888,006
                                                                       ------------  -------------  -------------
Other Income (Expense):
  Interest income....................................................        37,524        118,541        526,961
  Interest expense...................................................        (2,225)        (1,381)          (455)
  State business tax and other-net...................................       (51,113)       (86,660)      (221,434)
                                                                       ------------  -------------  -------------
    Total other income (expense)-net.................................       (15,814)        30,500        305,072
                                                                       ------------  -------------  -------------
Income Before Income Taxes...........................................       443,904      3,647,234     19,193,078
Income Tax Expense (Benefit).........................................      (249,000)     1,226,068      6,707,584
                                                                       ------------  -------------  -------------
Net Income...........................................................  $    692,904  $   2,421,166  $  12,485,494
                                                                       ------------  -------------  -------------
                                                                       ------------  -------------  -------------
Basic Earnings Per Share.............................................  $       0.08  $        0.27  $        1.34
                                                                       ------------  -------------  -------------
                                                                       ------------  -------------  -------------
Diluted Earnings Per Share...........................................  $       0.08  $        0.25  $        1.28
                                                                       ------------  -------------  -------------
                                                                       ------------  -------------  -------------

                       See notes to financial statements.

                               DIRECT FOCUS, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                      THREE YEARS ENDED DECEMBER 31, 1998

                                                                                       RETAINED
                                                                COMMON STOCK           EARNINGS
                                                         --------------------------  (ACCUMULATED
                                                            SHARES        AMOUNT       DEFICIT)         TOTAL
                                                         ------------  ------------  -------------  -------------
Balances, January 1, 1996..............................     8,131,541  $  2,788,535  $  (1,514,050) $   1,274,485
  Common shares issued.................................       750,000       247,090             --        247,090
  Options exercised....................................        40,000         4,800             --          4,800
  Net income...........................................            --            --        692,904        692,904
                                                         ------------  ------------  -------------  -------------
Balances, December 31, 1996............................     8,921,541     3,040,425       (821,146)     2,219,279
  Options exercised....................................       129,887        15,586             --         15,586
  Stock repurchased....................................       (46,100)      (98,120)            --        (98,120)
  Tax benefit of exercise of nonqualified options......            --        34,281             --         34,281
  Net income...........................................            --            --      2,421,166      2,421,166
                                                         ------------  ------------  -------------  -------------
Balances, December 31, 1997............................     9,005,328     2,992,172      1,600,020      4,592,192
  Options exercised....................................       443,195       134,004             --        134,004
  Tax benefit of exercise of nonqualified options......            --       439,452             --        439,452
  Net income...........................................            --            --     12,485,494     12,485,494
                                                         ------------  ------------  -------------  -------------
Balances, December 31, 1998............................     9,448,523  $  3,565,628  $  14,085,514  $  17,651,142
                                                         ------------  ------------  -------------  -------------
                                                         ------------  ------------  -------------  -------------

                       See notes to financial statements.

                               DIRECT FOCUS, INC.

                            STATEMENTS OF CASH FLOWS

                      THREE YEARS ENDED DECEMBER 31, 1998

                                                                            1996          1997           1998
                                                                        ------------  -------------  -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income..........................................................  $    692,904  $   2,421,166  $  12,485,494
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization.....................................        88,460         96,133        301,913
    Loss on equipment disposal........................................           230             --             --
    Deferred income taxes.............................................      (249,000)       140,659         99,484
    Write-off of investment...........................................         6,676             --             --
    Changes in:
      Trade receivables...............................................       297,211        (29,128)        41,336
      Inventories.....................................................      (311,845)    (1,156,643)      (668,900)
      Prepaid expenses and other current assets.......................      (565,669)       373,807       (166,027)
      Trade payables..................................................       305,776        277,909      2,423,819
      Income taxes payable............................................            --        835,409        143,099
      Accrued liabilities and royalty payable to stockholders.........       111,514        944,547      1,099,819
      Customer deposits...............................................         5,126         25,473        107,084
                                                                        ------------  -------------  -------------
        Net cash provided by operating activities.....................       381,383      3,929,332     15,867,121
                                                                        ------------  -------------  -------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Sale (purchase) of investment in certificate of deposit.............      (100,000)       100,000             --
  Additions to furniture and equipment................................      (123,516)      (278,886)    (1,738,836)
  Additions to other assets...........................................        (3,201)       (22,514)       (12,309)
  Prepaid acquisition cost of Nautilus................................            --             --       (120,454)
                                                                        ------------  -------------  -------------
        Net cash used in investing activities.........................      (226,717)      (201,400)    (1,871,599)
                                                                        ------------  -------------  -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Principal payments under capital lease obligation...................        (8,269)        (9,113)        (9,167)
  Proceeds from issuing common stock..................................       251,890         15,586        134,004
  Stock repurchased...................................................            --        (98,120)            --
                                                                        ------------  -------------  -------------
        Net cash provided by (used in) financing activities...........       243,621        (91,647)       124,837
                                                                        ------------  -------------  -------------
NET INCREASE IN CASH AND CASH EQUIVALENTS.............................       398,287      3,636,285     14,120,359
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR..........................       755,744      1,154,031      4,790,316
                                                                        ------------  -------------  -------------
CASH AND CASH EQUIVALENTS, END OF YEAR................................  $  1,154,031  $   4,790,316  $  18,910,675
                                                                        ------------  -------------  -------------
                                                                        ------------  -------------  -------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for interest..............................................  $      2,225  $       1,381  $         455
  Cash paid for income taxes..........................................            --        250,000      6,465,006
SUPPLEMENTAL DISCLOSURE OF NONCASH FINANCING TRANSACTIONS--Tax benefit
  of exercise of nonqualified options.................................  $         --  $      34,281  $     439,452

                       See notes to financial statements.

                               DIRECT FOCUS, INC.

                         NOTES TO FINANCIAL STATEMENTS

                      THREE YEARS ENDED DECEMBER 31, 1998

(1) ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

    ORGANIZATION

    Direct Focus, Inc. (the "Company") is a direct marketing company that develops and markets high-end, branded consumer products. The Company markets consumer products directly to consumers through a variety of direct marketing channels, including spot television commercials, infomercials, print media, response mailings, and the internet. The Company's principal products are the Bowflex line of home fitness equipment and recently the Company has introduced a direct marketing campaign for a line of high-end airbeds.

    The Company is registered under the laws of the State of Washington and is subject to the securities laws of Ontario (Ontario Securities Commission), Canada and the regulations of the Toronto Stock Exchange.

    USE OF ACCOUNTING ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    CASH AND CASH EQUIVALENTS

    Cash and cash equivalents include cash on hand, cash deposited with banks and financial institutions and highly liquid debt instruments purchased with maturity date of three months or less at date of acquisition. The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts.

    INVENTORIES

    Inventories, which include assembly and testing labor, are stated at the lower of average cost or market.

    ADVERTISING

    The Company expenses the production costs of advertising the first time the advertising takes place.

    FURNITURE AND EQUIPMENT

    Furniture and Equipment is stated at cost. Depreciation is computed using the straight-line method over estimated useful lives of three to seven years, except for the capital lease equipment which is being depreciated over the life of the lease.

    Management reviews investment in long-lived assets for possible impairment whenever events or circumstances indicate the carrying amount of an asset may not be recoverable. There have been no such events or circumstances in the three years ended December 31, 1998. If there were an indication of impairment, management would prepare an estimate of future cash flows (undiscounted and without

                               DIRECT FOCUS, INC.

                      THREE YEARS ENDED DECEMBER 31, 1998

(1) ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) interest charges) expected to result from the use of the asset and its eventual disposition. If these cash flows were less than the carrying amount of the asset, an impairment loss would be recognized to write down the asset to its estimated fair value.

    OTHER ASSETS

    Other Assets consist specifically of acquisition costs, license agreements and patents and trademarks. Amortization is computed using the straight-line method over estimated useful lives of 3 to 17 years.

    WARRANTY COSTS

    The Company's warranty policy provides for coverage for defects in material and workmanship. Warranty periods on the Company's products range from two to five years on Bowflex line of home fitness products and twenty years on airbeds. A provision for estimated warranty costs has been provided and is included in accrued liabilities.

    REVENUE RECOGNITION

    Revenue from product sales is recognized at the time of shipment. The Company has established reserves for potential sales returns for 1997 and 1998 of $285,000 and $600,704, respectively, based upon historical experience.

    INCOME TAXES

    Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to periods in which the differences are expected to affect taxable income. A valuation allowance is established when necessary to reduce deferred tax assets to the amount more likely than not to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

    COMPREHENSIVE INCOME

    Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 130, REPORTING COMPREHENSIVE INCOME, which requires presentation of comprehensive income within an entity's primary financial statements. Comprehensive income is defined as net income as adjusted for changes to equity resulting from events other than net income or transactions related to an entity's capital structure. Comprehensive income equaled net income for all periods presented.

    SEGMENTS

    In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION, which establishes standards for reporting information regarding an entity's operating activities. SFAS No. 131 requires that operating segments

                               DIRECT FOCUS, INC.

                      THREE YEARS ENDED DECEMBER 31, 1998

(1) ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) be defined at the same level and in a similar manner as management evaluates operating performance. Currently, the Company is operating as a single segment.

    FUTURE ACCOUNTING PRONOUNCEMENTS

    In June 1998, the FASB issued SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, which establishes accounting and reporting standards for derivative instruments and for hedging activities. Currently, the Company does not engage in any derivative or hedging activities.

    RECLASSIFICATIONS

    Certain amounts from the 1996 and 1997 have been reclassified to conform to the 1998 presentation.

(2) ACQUISITION

    Effective January 4, 1999, the Company acquired substantially all of the net assets of Nautilus International, Inc. ("Nautilus"), a manufacturer and distributor of commercial fitness equipment. The acquisition has been accounted for under the purchase method of accounting. The Company paid approximately $16.0 million for the assets and intellectual property of Nautilus and assumed $2.5 million in current liabilities.

    The unaudited pro forma financial information below for the fiscal year ended December 31, 1998 was prepared as if the transaction had occurred on January 1, 1998:

Revenue........................................................................  $  76,600,696
Net income.....................................................................  $   9,755,812
Basic earnings per share.......................................................  $        1.04
Diluted earnings per share.....................................................  $        1.00

    The unaudited pro forma financial information is not necessarily indicative of what actual results would have been had the transaction occurred at the beginning of the respective year nor do they purport to indicate the results of future operations of the Company.

(3) INVENTORIES

    Inventories at December 31 consisted of the following:

                                                                        1997          1998
                                                                    ------------  ------------
Finished goods....................................................  $  1,156,862  $  1,758,171
Parts and components..............................................       788,911       856,502
                                                                    ------------  ------------
    Total.........................................................  $  1,945,773  $  2,614,673
                                                                    ------------  ------------
                                                                    ------------  ------------

                               DIRECT FOCUS, INC.

                      THREE YEARS ENDED DECEMBER 31, 1998

(4) ACCRUED LIABILITIES

    Accrued liabilities at December 31 consisted of the following:

                                                                        1997          1998
                                                                    ------------  ------------
Accrued expenses..................................................  $    162,261  $    127,970
Accrued payroll...................................................       114,569       357,033
Accrued payroll taxes.............................................        60,515       185,996
Sales return reserve..............................................       285,000       600,704
Accrued advertising...............................................        92,144       275,298
Accrued bonus.....................................................       175,000        20,411
Accrued other.....................................................       199,645       283,871
                                                                    ------------  ------------
    Total.........................................................  $  1,089,134  $  1,851,253
                                                                    ------------  ------------
                                                                    ------------  ------------

(5) COMMITMENTS AND CONTINGENCIES

    LINES OF CREDIT

    During 1998, the Company obtained two lines of credit for $5,000,000 each with a bank. Both lines are secured by the Company's general assets, and interest is payable on outstanding borrowings under each line at the bank's prime rate (7.75% at December 31, 1998). There were no outstanding borrowings on these lines of credit at December 31, 1998.

    OPERATING LEASES

    The Company leases its office and warehouse facilities under an operating lease which expires April 30, 2002. The lease commitment is subject to an annual rent adjustment based upon changes in the consumer price index, limited to a 6.0% annual change. The agreement provides for an annual cancellation provision by the Company upon proper notification. Under a separate agreement in 1997, which was amended in 1998, the Company leased additional warehouse facilities. This operating lease expires May 31, 2000. Rent expense under these leases was $66,714 in 1996, $107,361 in 1997, and $239,197 in 1998.

    OBLIGATIONS

    Future minimum lease payments under the operating leases during the years ending December 31 are as follows:

1999..............................................................................  $  300,324
2000..............................................................................     186,664
2001..............................................................................      73,644
2002..............................................................................      24,548
                                                                                    ----------
    Total minimum lease payments..................................................  $  585,180
                                                                                    ----------
                                                                                    ----------

                               DIRECT FOCUS, INC.

                      THREE YEARS ENDED DECEMBER 31, 1998

(5) COMMITMENTS AND CONTINGENCIES (CONTINUED)
    EMPLOYMENT CONTRACTS

    Three officers of the Company are employed under employment contracts.

    LITIGATION

    A competitor has filed an action against the Company and one of its officers, alleging violations of the competitor's intellectual property rights. The competitor seeks, among other things, monetary damages and injunctive relief in connection with its claims. The Company believes the claims lack merit and intends to vigorously defend against the claims. However, if the competitor successfully prosecutes any of its claims against the Company, the resulting monetary damages and/or injunctive relief would have a material adverse effect on the Company's financial position, results of operations and/or cash flows. Additionally, in the normal course of business, the Company is a party to various other legal claims, actions, and complaints.

    Although it is not possible to predict with certainty whether the Company will ultimately be successful in any of these legal matters, or what the impact might be, the Company believes that disposition of these matters will not have a material adverse effect on the Company's financial position, results of operations or cash flows.

(6) PRIVATE PLACEMENT SUBSCRIPTION AGREEMENT

    During 1996, the Company entered into a Private Placement Subscription Agreement (the "Agreement") to issue 750,000 shares of common shares at $0.33 per share. Net proceeds, after deducting expenses of $2,910 were $247,090. In addition, upon meeting certain conditions the Agreement would grant to the subscriber nontransferable common share purchase warrants to purchase up to 1,280,000 common shares subject to certain conditions. These conditions were not met in 1997 and the warrants expired.

(7) STOCK OPTIONS

    The Company's stock-based compensation plan was adopted in June 1995. The Company can issue both nonqualified stock options to the Company's officers and directors and qualified options to the Company's employees. The plan was amended in June 1998 so the Company may grant options for up to 1,857,961 shares of common stock. The plan is administered by the Company's Board of Directors which determines the terms and conditions of the various grants awarded under these plans. Stock options granted generally have an exercise price equal to the market price of the Company's stock on the date of the grant, and vesting periods vary by option granted, generally no longer than three years.

    In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, which encouraged (but did not require) that stock-based compensation cost be recognized and measured by the fair value of the equity instrument awarded. The Company did not change its method of accounting for its stock-based compensation plans and will continue to apply Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK-BASED COMPENSATION PLANS ISSUED TO EMPLOYEES, and related interpretations in accounting for these plans. Accordingly, no compensation cost has been recognized for these plans in the financial statements. If compensation cost on stock

                               DIRECT FOCUS, INC.

                      THREE YEARS ENDED DECEMBER 31, 1998

(7) STOCK OPTIONS (CONTINUED)
options granted in 1996, 1997, and 1998 under these plans had been determined based on the fair value of the options consistent with that described in SFAS No. 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below for the years ended December 31, 1996, 1997, and 1998:

                                                         1996         1997          1998
                                                      ----------  ------------  -------------
Net income, as reported.............................  $  692,904  $  2,421,166  $  12,485,494
Net income, pro forma...............................     671,452     2,334,082     12,274,208

Diluted earnings per share, as reported.............  $     0.08  $       0.25  $        1.28
Diluted earnings per share, pro forma...............  $     0.08  $       0.25  $        1.26

    The pro forma amounts may not be indicative of the effects on reported net income for future years due to the effect of options vesting over a period of years and the awarding of stock compensation awards in future years.

    The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1996, 1997, and 1998, respectively; all options granted will vest as scheduled; no dividend yield for all three years; risk-free interest rate of 5.9%, 5.5%, and 5%; expected volatility of 178%, 93% and 76%; expected lives of five years for all three years.

    A summary of the status of the Company's stock option plans as of December 31, 1996, 1997, and 1998, and changes during the years ended on those dates is presented below.

                                                        1996                     1997                     1998
                                               -----------------------  -----------------------  -----------------------
                                                            WEIGHTED                 WEIGHTED                 WEIGHTED
                                                             AVERAGE                  AVERAGE                  AVERAGE
                                                            EXERCISE                 EXERCISE                 EXERCISE
                                                 SHARES       PRICE       SHARES       PRICE       SHARES       PRICE
                                               ----------  -----------  ----------  -----------  ----------  -----------
Outstanding at beginning of year.............     535,000   $    0.43      646,500   $    0.18      813,113   $    0.47
Granted......................................     356,500        0.20      386,500        0.96      188,000        5.70
Forfeited or canceled........................    (205,000)       0.87      (90,000)        .98      (10,000)       0.96
Exercised....................................     (40,000)       0.12     (129,887)       0.12     (440,495)       0.30
                                               ----------       -----   ----------       -----   ----------       -----
Outstanding at end of year...................     646,500   $    0.18      813,113   $    0.47      550,618   $    2.39
                                               ----------       -----   ----------       -----   ----------       -----
                                               ----------       -----   ----------       -----   ----------       -----
Options exercisable of end of year...........     465,000                  504,779                  309,199
                                               ----------               ----------               ----------
                                               ----------               ----------               ----------
Weighted average for value of options granted
  in current year............................  $     0.26               $     0.91               $     3.72
                                               ----------               ----------               ----------
                                               ----------               ----------               ----------

                               DIRECT FOCUS, INC.

                      THREE YEARS ENDED DECEMBER 31, 1998

(7) STOCK OPTIONS (CONTINUED)
    The following table summarizes information about stock options outstanding as of December 31, 1998:

                                      OPTIONS OUTSTANDING                                          OPTIONS EXERCISABLE
-----------------------------------------------------------------------------------------------  ------------------------
                                                                       AVERAGE       WEIGHTED                  WEIGHTED
                                                                      REMAINING       AVERAGE     NUMBER OF     AVERAGE
                                                        NUMBER       CONTRACTUAL     EXERCISE      SHARES      EXERCISE
RANGE OF EXERCISE PRICES                              OUTSTANDING   LIFE (YEARS)       PRICE     EXERCISABLE     PRICE
----------------------------------------------------  -----------  ---------------  -----------  -----------  -----------
$0.12 - $0.98                                            362,618            3.0      $    0.68      264,617    $    0.64
$4.62 - $9.75                                            188,000            4.3           5.70       44,582         4.94
                                                                             --
                                                      -----------                        -----   -----------       -----
$0.12 - $9.75                                            550,618            3.4      $    2.39      309,199    $    1.26
                                                                             --
                                                                             --
                                                      -----------                        -----   -----------       -----
                                                      -----------                        -----   -----------       -----

(8) INCOME TAXES

    The tax effect of temporary differences that give rise to deferred tax assets and liabilities at December 31, 1997 and 1998 can be summarized as follows:

                                                                            1997                     1998
                                                                   -----------------------  -----------------------
                                                                    CURRENT     LONG-TERM    CURRENT     LONG-TERM
                                                                    DEFERRED    DEFERRED     DEFERRED    DEFERRED
                                                                   ----------  -----------  ----------  -----------
Deferred tax assets..............................................  $  222,139   $  26,202   $  311,426   $      --
Deferred tax liabilities.........................................          --          --      (95,689)    (66,880)
                                                                   ----------  -----------  ----------  -----------
    Deferred income taxes, net...................................  $  222,139   $  26,202   $  215,737   $ (66,880)
                                                                   ----------  -----------  ----------  -----------
                                                                   ----------  -----------  ----------  -----------

    The expense (benefit) for income taxes consists of the following:

                                                          1996          1997          1998
                                                       -----------  ------------  ------------
Current:
  Federal............................................  $        --  $  1,085,409  $  6,608,100

Deferred:
  Federal............................................     (249,000)      140,659        99,484
                                                       -----------  ------------  ------------
    Total income tax expense (benefit)...............  $  (249,000) $  1,226,068  $  6,707,584
                                                       -----------  ------------  ------------
                                                       -----------  ------------  ------------

    The principal differences between taxes on income computed at the statutory federal income tax rate and recorded income tax expense (benefit) for 1996, 1997, or 1998 are as follows:

                                                          1996          1997          1998
                                                       -----------  ------------  ------------
Tax computed at statutory rate.......................  $   155,366  $  1,240,060  $  6,717,577
Change in valuation allowance........................     (385,000)           --            --
Other................................................      (19,366)      (13,992)       (9,993)
                                                       -----------  ------------  ------------
    Income tax expenses (benefit)....................  $  (249,000) $  1,226,068  $  6,707,584
                                                       -----------  ------------  ------------
                                                       -----------  ------------  ------------

                               DIRECT FOCUS, INC.

                      THREE YEARS ENDED DECEMBER 31, 1998

(9) EARNINGS PER SHARE

    Effective for the year beginning January 1, 1997, the Company adopted SFAS No. 128, EARNINGS PER SHARE. SFAS No. 128 established new standards for computing and presenting earnings per share and, accordingly, all periods have been restated. The per share amounts are based on the weighted average number of basic and dilutive common equivalent shares assumed to be outstanding during the period of computation. Net income for the calculation of both basic and diluted earnings per share is the same for all periods.

    The calculation of weighted average outstanding shares is as follows:

                                                                   AVERAGE SHARES
                                                         ----------------------------------
                                                            1996        1997        1998
                                                         ----------  ----------  ----------
Basic shares outstanding...............................   8,558,227   8,986,655   9,336,525
Common stock equivalents...............................     385,058     524,213     389,433
                                                         ----------  ----------  ----------
Diluted shares outstanding.............................   8,943,285   9,510,868   9,725,958
                                                         ----------  ----------  ----------
                                                         ----------  ----------  ----------

(10) RELATED-PARTY TRANSACTIONS

    The Company incurred royalty expense under an agreement with a stockholder of the Company of $220,397 in 1996, $530,805 in 1997, and $1,603,821 in 1998, of
which $210,511 and $548,211 was payable at December 31, 1997 and 1998, respectively.

    The Company incurred royalty expense under an agreement with a stockholder who is a director of the Company of $41,048, $36,722, and zero in 1996, 1997, and 1998, respectively.

    The Company incurred investment consulting expense under an agreement with a director of the Company of $30,000 in 1997, all of which was paid in 1997. This agreement expired in 1997.

    The Company incurred attorney fees to a director of the Company of $2,692, $4,401, and $5,545 in 1996, 1997, and 1998, respectively.

(11) FAIR VALUE OF FINANCIAL INSTRUMENTS

    FASB Statement No. 107, DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS, requires disclosure of fair value information about financial instruments when it is practicable to estimate that value. The carrying amount of the Company's cash, trade receivables, trade payables, royalty payables, and accrued liabilities approximates their estimated fair values due to the short-term maturities of those financial instruments.

                        DIRECT FOCUS, INC. AND AFFILIATE
               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
                             BASIS OF PRESENTATION

    Effective January 4, 1999, Direct Focus, Inc. ("Direct Focus") acquired substantially all of the assets of Nautilus International, Inc. ("Nautilus"). Direct Focus accounted for the acquisition using the purchase method of accounting. Direct Focus paid $16.0 million in cash for the assets and assumed approximately $2.5 million in current liabilities. Because of the Nautilus acquisition, several adjustments and factors will impact the comparability of our historical financial results with our future results of operations. The following unaudited pro forma combined financial statements reflect: (1) certain adjustments for the effects of purchase accounting; (2) certain assumptions described below regarding financing and cash management aspects of the transaction; and (3) a provision for income taxes as if the combined operations had been taxed as a C-corporation for all periods presented.

    In addition, the unaudited pro forma combined balance sheet has been prepared as if the Nautilus acquisition had occurred on December 31, 1998. The unaudited pro forma combined statement of operations was prepared as if the Nautilus acquisition were consummated on January 1, 1998. Direct Focus believes that all adjustments necessary to present fairly the unaudited pro forma combined financial statements have been made. These financial statements are not necessarily indicative of what actual results would have been had the transaction occurred on January 1, 1998, nor do they purport to indicate the future results of Direct Focus's operations. The unaudited pro forma combined financial statements should be read in conjunction with our financial statements and accompanying notes and the financial statements of Nautilus and related notes appearing elsewhere in this prospectus.

    The costs of the acquisition have been allocated to the assets acquired and liabilities assumed based on their fair values at the date of acquisition as determined by management. The allocation of the costs of acquisitions is preliminary while the Company obtains final information regarding the fair values of all assets acquired; however, management believes that any adjustments to the amounts allocated will not have a material effect on the Company's financial position or results of operations.

                        DIRECT FOCUS, INC. AND AFFILIATE

                        PRO FORMA COMBINED BALANCE SHEET

                               DECEMBER 31, 1998
                                  (UNAUDITED)

                                             DIRECT FOCUS,
                                                  INC.          NAUTILUS       ADJUSTMENTS      PRO FORMA
                                            ----------------  -------------  ---------------  -------------
Current Assets:
  Cash and cash equivalents...............   $   18,910,675          13,309  $   (16,013,309 (1) $   2,910,675
  Trade Receivables.......................          218,207       3,226,325         (193,332 (2)     3,251,200
  Inventories.............................        2,614,673       4,024,132       (1,000,000 (2)     5,638,805
  Prepaid expenses and other current
    assets................................          594,146         111,551               --        705,697
                                            ----------------  -------------  ---------------  -------------
    Total current assets..................       22,337,701       7,375,317       17,206,641     12,506,377
Property:.................................        1,842,712      10,692,938       (2,058,585 (2)    10,477,065
Other Assets..............................          192,859         618,808        3,601,764   )(3     4,413,431
                                            ----------------  -------------  ---------------  -------------
Total.....................................   $   24,373,272   $  18,687,063  $   (15,663,462) $  27,396,873
                                            ----------------  -------------  ---------------  -------------
                                            ----------------  -------------  ---------------  -------------
Current Liabilities:
  Trade payables..........................   $    3,602,074   $     348,175          408,664(2) $   4,358,913
  Income taxes payable....................          504,775              --               --        504,775
  Accrued liabilities.....................        2,548,401       2,168,174               --      4,716,575
  Due to affiliate........................               --      39,733,312      (39,733,312 (4)            --
                                            ----------------  -------------  ---------------  -------------
    Total current liabilities.............        6,655,250      42,249,661      (39,324,648)     9,580,263
Long-term Liabilities.....................           66,880          98,588               --        165,468
Total Stockholders' Equity................       17,651,142     (23,661,186)      23,661,186(4)    17,651,142
                                            ----------------  -------------  ---------------  -------------
Total.....................................   $   24,373,272   $  18,687,063  $   (15,663,462) $  27,396,873
                                            ----------------  -------------  ---------------  -------------
                                            ----------------  -------------  ---------------  -------------

------------------------

(1) Represents $16.0 million cash paid for Nautilus and cash not acquired from Nautilus.

(2) To record the estimated fair value of assets acquired and liabilities assumed in the Nautilus acquisition. The purchase price was comprised of $16.0 million in cash and $2.5 million in assumed current liabilities.

                                                                 NAUTILUS
                                                                HISTORICAL
                    NET ASSETS ACQUIRED                      DECEMBER 31, 1998   FAIR VALUE
-----------------------------------------------------------  -----------------  -------------
Accounts receivables.......................................    $   3,226,325    $   3,032,993(a)
Inventories................................................        4,024,132        3,024,132(b)
Prepaid expenses and other current assets..................          111,551          111,551
Furniture and equipment....................................    $  10,692,938        8,634,353
Liabilities assumed........................................       (2,614,937)      (2,523,601)(c)
                                                             -----------------  -------------
Total......................................................    $  15,440,009    $  12,279,428
                                                             -----------------  -------------
                                                             -----------------  -------------

    (a) Excludes $193,332 of current receivables not purchased.

    (b) Reflects $1 million of inventories related to Nautilus products which will be discontinued.

    (c) Excludes $91,336 of liabilities not assumed and includes $500,000 of acquisition costs.

                        DIRECT FOCUS, INC. AND AFFILIATE

                               DECEMBER 31, 1998
                                  (UNAUDITED)

(3) Includes $4,220,572 representing the estimated fair value of the Nautilus brand trademark, less $618,808 of finance notes receivable not acquired by Direct Focus.

(4) Reflects the elimination of Nautilus' deficit and amounts due to an affiliate, which Direct Focus did not assume.

                        DIRECT FOCUS, INC. AND AFFILIATE
                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1998
                                  (UNAUDITED)

                                            DIRECT FOCUS,                        PRO FORMA
                                                 INC.           NAUTILUS        ADJUSTMENTS         PRO FORMA
                                           ----------------  --------------  -----------------  -----------------
Net sales................................   $   57,296,880   $   19,303,816   $            --     $  76,600,696
Cost of Sales............................       12,442,307       15,016,987        (1,069,827)(1)      26,389,467
                                           ----------------  --------------  -----------------  -----------------
  Gross profit...........................       44,854,573        4,286,829         1,069,827        50,211,229
Total Operating Expenses.................       25,966,567        8,908,559          (267,336)(2)      34,607,790
Impairment Charges.......................               --       11,100,000       (11,100,000)(3)              --
                                           ----------------  --------------  -----------------  -----------------
  Operating income (loss)................       18,888,006      (15,721,730)       12,437,163        15,603,439
Interest Expense.........................             (455)      (3,142,238)        2,754,256(4)        (388,437)
Other Income (Expense)...................          305,527           81,244          (608,205)(5)        (221,434)
                                           ----------------  --------------  -----------------  -----------------
  Net income (loss) before income
    taxes................................       19,193,078      (18,782,724)       14,583,214        14,993,568
Income Taxes.............................        6,707,584               --        (1,469,829)(6)       5,237,755
                                           ----------------  --------------  -----------------  -----------------
Net Income (Loss)........................   $   12,485,494   $  (18,782,724)  $    16,053,042     $   9,755,812
                                           ----------------  --------------  -----------------  -----------------
                                           ----------------  --------------  -----------------  -----------------

Basic Earnings Per Share.................   $         1.34                                        $        1.04
                                           ----------------                                     -----------------
                                           ----------------                                     -----------------
Diluted Earnings Per Share...............   $         1.28                                        $        1.00
                                           ----------------                                     -----------------
                                           ----------------                                     -----------------
Basic Outstanding Shares.................        9,336,525                                            9,336,525
                                           ----------------                                     -----------------
                                           ----------------                                     -----------------
Diluted Outstanding Shares...............        9,725,958                                            9,725,958
                                           ----------------                                     -----------------
                                           ----------------                                     -----------------

------------------------

(1) Reflects a $1.1 million decrease in depreciation expense associated with the depreciation of acquired property with an estimated fair value of $8.6 million. The depreciation is on a straight-line basis over periods ranging from 7 to 31.5 years.

(2) Reflects a $211,000 decrease in total operating expenses relating to the reduced amortization of the estimated intangible asset value of $4.2 million on a straight-line basis over a period of 20 years and depreciation expense of $56,000 on acquired assets.

(3) The $11.1 million adjustment eliminates the effect of a one-time impairment charge taken by Nautilus International in connection with the revaluation of its assets based upon the $18.5 million acquisition price (including assumption of $2.5 million of current liabilities.)

(4) Reflects a $2.8 million decrease in interest expense, which would have resulted had the acquisition occurred on January 1, 1998.

(5) Reflects a $608,000 decrease in other income relating to interest income that we would have foregone by using cash in the acquisition.

(6) The $1.5 million decrease in income tax expense reflects income tax expense at our effective tax rates after giving effect to the adjustments described above.

                          INDEPENDENT AUDITORS' REPORT

The Boards of Directors of
Delta Woodside, Inc.:

    We have audited the accompanying combined balance sheets of the Nautilus Business (the "Business"), as described in Note 1, as of June 28, 1997 and June 27, 1998, and the related combined statements of operations and accumulated deficit and cash flows for each of the years in the three-year period ended June 27, 1998. These combined financial statements are the responsibility of the Business' management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Business as of June 28, 1997 and June 27, 1998, and the results of its operations and cash flows for each of the years in the three-year period ended June 27, 1998, in conformity with generally accepted accounting principles.

/s/ KPMG Peat Marwick LLP

Greenville, South Carolina

October 2, 1998

                               NAUTILUS BUSINESS
                            (AS DESCRIBED IN NOTE 1)
                            COMBINED BALANCE SHEETS

                                     ASSETS

                                                                                       JUNE 28,        JUNE 27,
                                                                                         1997            1998
                                                                                    --------------  --------------
Current assets:
  Cash............................................................................  $        1,790  $        1,600
  Accounts receivable (notes 3 and 9):
  Customer........................................................................       4,196,491       4,414,042
  Financed notes..................................................................         792,438         473,171
  Other...........................................................................         155,049          74,912
  Less allowance for doubtful accounts............................................      (1,723,982)     (1,604,407)
                                                                                    --------------  --------------
                                                                                         3,419,996       3,357,718
                                                                                    --------------  --------------
  Inventories (notes 2 and 9):
    Raw materials.................................................................       2,078,598       1,730,295
    Work in process...............................................................       1,597,676       1,614,862
    Finished goods................................................................         702,141         970,206
    Supplies......................................................................          25,574          20,661
                                                                                    --------------  --------------
                                                                                         4,403,989       4,336,024
                                                                                    --------------  --------------
  Prepaids and other current assets (note 2)......................................         125,544         122,103
                                                                                    --------------  --------------
    Total current assets..........................................................       7,951,319       7,817,445
                                                                                    --------------  --------------
Property, plant and equipment, net (note 4).......................................      12,897,432      11,522,745
Financed notes receivable (note 3)................................................       2,241,777       1,771,773
Intangible assets, net (note 5)...................................................      11,476,601       1,987,961
                                                                                    --------------  --------------
                                                                                    $   34,567,129  $   23,099,924
                                                                                    --------------  --------------
                                                                                    --------------  --------------

                                       LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Accounts payable................................................................         271,892         515,223
  Bank overdraft..................................................................         552,658         469,963
  Accrued employee compensation...................................................         824,194       1,084,480
  Other accrued expenses (note 6).................................................       1,946,448       1,046,636
  Due to affiliates, net (note 9).................................................      33,011,924      36,992,270
  Current bond obligations........................................................         116,566              --
                                                                                    --------------  --------------
    Total current liabilities.....................................................      36,723,682      40,108,572
                                                                                    --------------  --------------
Other liabilities.................................................................          70,000          13,138
                                                                                    --------------  --------------
    Total liabilities.............................................................      36,793,682      40,121,710
                                                                                    --------------  --------------
Stockholder's deficit:
Common stock, $1 par value, authorized, issued and outstanding 100 shares.........             100             100
  Additional paid in capital......................................................      10,692,506      10,692,506
  Accumulated deficit.............................................................     (12,919,159)    (27,714,392)
                                                                                    --------------  --------------
    Total stockholder's deficit...................................................      (2,226,553)    (17,021,786)
                                                                                    --------------  --------------
Commitments and contingencies
                                                                                    $   34,567,129  $   23,099,924
                                                                                    --------------  --------------
                                                                                    --------------  --------------

            See accompanying notes to combined financial statements

                               NAUTILUS BUSINESS

                            (AS DESCRIBED IN NOTE 1)

           COMBINED STATEMENTS OF OPERATIONS AND ACCUMULATED DEFICIT

                                                                                     YEAR ENDED
                                                                   ----------------------------------------------
                                                                   JUNE 29, 1996   JUNE 28, 1997   JUNE 27, 1998
                                                                   --------------  --------------  --------------
Net sales........................................................  $   28,591,447  $   21,935,298  $   20,851,063
Cost of goods sold...............................................      19,914,644      17,134,933      16,291,581
                                                                   --------------  --------------  --------------
  Gross profit...................................................       8,676,803       4,800,365       4,559,482
                                                                   --------------  --------------  --------------
Selling, general and administrative expenses.....................     (13,463,038)    (11,014,925)     (7,704,677)
Impairment charges (note 2)......................................              --              --      (8,800,000)
Intercompany management fees.....................................        (228,000)       (302,428)       (194,471)
Royalty income (note 2)..........................................         474,125         445,121         268,779
Other income (expense)...........................................           4,028          90,265         (42,871)
                                                                   --------------  --------------  --------------
  Operating loss.................................................      (4,536,082)     (5,981,602)    (11,913,758)
                                                                   --------------  --------------  --------------
Interest income (expense):
  Interest income................................................         662,615         160,913         112,966
  Interest expense...............................................         (67,656)        (19,141)        (24,774)
  Intercompany interest expense..................................      (1,879,433)     (2,158,509)     (2,969,667)
                                                                   --------------  --------------  --------------
                                                                       (1,284,474)     (2,016,737)     (2,881,475)
                                                                   --------------  --------------  --------------
Loss before taxes................................................      (5,820,556)     (7,998,339)    (14,795,233)
Income tax benefit (note 8)......................................      (2,495,057)     (1,202,379)             --
                                                                   --------------  --------------  --------------
Net loss                                                               (3,325,499)     (6,795,960)    (14,795,233)
Accumulated deficit, beginning of year...........................      (2,797,700)     (6,123,199)    (12,919,159)
                                                                   --------------  --------------  --------------
Accumulated deficit, end of year.................................  $   (6,123,199) $  (12,919,159) $  (27,714,392)
                                                                   --------------  --------------  --------------
                                                                   --------------  --------------  --------------

            See accompanying notes to combined financial statements

                               NAUTILUS BUSINESS

                            (AS DESCRIBED IN NOTE 1)

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                                     YEAR ENDED
                                                                   ----------------------------------------------
                                                                   JUNE 29, 1996   JUNE 28, 1997   JUNE 27, 1998
                                                                   --------------  --------------  --------------
Operating activities:
  Net loss.......................................................  $   (3,325,499) $   (6,795,960) $  (14,795,233)
  Adjustments to reconcile net loss to net cash provided (used)
    by operating activities:
    Depreciation.................................................       1,351,164       1,469,573       1,486,652
    Amortization.................................................         692,753         689,846         688,640
    Deferred taxes...............................................      (1,944,345)     (1,185,199)             --
    Impairment charges...........................................              --              --       8,800,000
    Provision for losses on accounts receivable..................         123,426         283,626        (119,575)
    (Gain) loss on sale of property and equipment................              --         (83,267)          1,595
    Changes in operating assets and liabilities:
      Accounts receivable........................................       2,595,441       1,543,410         651,857
      Inventories................................................        (292,303)       (231,699)         67,965
      Prepaids and other current assets..........................          73,130         317,671           3,441
      Other noncurrent assets....................................         111,268              --              --
      Accounts payable...........................................        (333,376)       (658,453)        243,331
      Bank overdraft.............................................         406,725          20,710         (82,695)
      Accrued employee compensation..............................          53,057         159,367         260,286
      Other accrued expenses.....................................         478,266         412,894        (899,812)
      Other liabilities..........................................          15,664        (669,103)        (56,862)
                                                                   --------------  --------------  --------------
        Net cash provided (used) by operating activities.........           5,371      (4,726,584)     (3,750,410)
                                                                   --------------  --------------  --------------
Investing activities:
  Purchases of property, plant and equipment.....................        (863,354)       (620,288)       (121,185)
  Proceeds from sale of property, plant and equipment............              --         266,386           7,625
                                                                   --------------  --------------  --------------
        Net cash used by investing activities....................        (863,354)       (353,902)       (113,560)
                                                                   --------------  --------------  --------------
Financing activities:
  Principal payments on bond obligations.........................          (9,576)        (58,661)       (116,566)
  Change in due to affiliates, net...............................         874,811       5,131,415       3,980,346
                                                                   --------------  --------------  --------------
        Net cash provided by financing activities................         865,235       5,072,754       3,863,780
                                                                   --------------  --------------  --------------
Increase (decrease) in cash......................................           7,252          (7,732)           (190)
Cash at beginning of year........................................           2,270           9,522           1,790
                                                                   --------------  --------------  --------------
Cash at end of year..............................................  $        9,522  $        1,790  $        1,600
                                                                   --------------  --------------  --------------
                                                                   --------------  --------------  --------------
Supplemental disclosures of cash flow information:
  Interest paid..................................................  $    1,879,433  $    2,158,509  $    2,969,667
                                                                   --------------  --------------  --------------
                                                                   --------------  --------------  --------------

            See accompanying notes to combined financial statements.

                               NAUTILUS BUSINESS

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                        THREE YEARS ENDED JUNE 27, 1998

(1) BASIS OF PRESENTATION

    The combined financial statements include the operations and accounts of Nautilus International, Inc., a Virginia corporation, and the Nautilus trademark, combined and referred to herein as the Business. The Business is owned by Alchem Capital Corporation, a wholly owned subsidiary of Delta Woodside Industries, Inc. ("DWI"). The accompanying combined financial statements have been prepared for purposes of depicting the combined financial position and results of operations of the Business on a historical cost basis.

    All balances and transactions among the Business have been eliminated in combination. Balances and transactions with other affiliates have not been eliminated in the combination and are reflected as affiliate balances and transactions.

(2) SIGNIFICANT ACCOUNTING POLICIES

    (A) DESCRIPTION OF BUSINESS

       The Business designs, manufactures, markets and services fitness equipment. The Business sells its products and services in the domestic market through direct sales representatives, distributors and dealers. Internationally, the Business sells its products and services through a network of distributors.

    (B) FISCAL YEAR

       The Business' operations are based upon a fifty-two, fifty-three week fiscal year ending on the Saturday closest to June 30. Fiscal years 1996, 1997 and 1998 each consist of 52 weeks.

    (C) INVENTORIES

       Inventories are stated at the lower of cost or market determined using the first-in, first-out (FIFO) method.

       Included in finished goods inventories are consignment inventory balances which represent equipment which is used by customers on a trial basis. The Business does not record revenue for trial equipment until the customer agrees to purchase the items. However, in order to account for the risk of loss if this equipment is not returned to the Business, a reserve has been established where this equipment is depreciated over 3 years. The net book value of this consignment inventory is approximately $49,000 and $43,000 as of June 28, 1997 and June 27, 1998, respectively.

       Included in finished goods inventories are used equipment which customers trade-in when purchasing new equipment. The Business values this equipment at the trade-in allowance and attempts to sell these items to customers in the used fitness equipment market. The net book value of this inventory is approximately $202,000 and $177,000 as of June 28, 1997 and June 27, 1998, respectively.

    (D) PROPERTY, PLANT, AND EQUIPMENT

       Property, plant, and equipment is stated on the basis of cost. Depreciation is computed by the straight-line method for financial reporting based on estimated useful lives of 3 to 31.5 years, and by accelerated methods for income tax reporting.

                               NAUTILUS BUSINESS

                        THREE YEARS ENDED JUNE 27, 1998

(2) SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    (E) IMPAIRMENT OF LONG-LIVED ASSETS

       The Business adopted the provisions of SFAS No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF, in fiscal year 1996. This Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets.

       The Business' assets held for sale include all net assets except for intercompany balances with affiliates. The net value of assets held for sale have been written down to their estimated fair market value, which is the net estimated purchase price of the Business of approximately $20.0 million. Therefore, in order to value these assets held for sale at their estimated fair market value, the Business has recorded an impairment charge of $8.8 million during 1998 which was recorded as a reduction in intangible assets, net.

    (F) OTHER ASSETS

       Other assets consist principally of prepaid insurance and prepaid expenses for booth space related to future trade shows.

    (G) RESEARCH AND DEVELOPMENT, AND ADVERTISING

       Research and development, and advertising costs are expensed as incurred. Research and development costs amounted to approximately $666,000, $692,000 and $593,000 in 1996, 1997 and 1998, respectively. Advertising costs amounted to approximately $2,820,000, $1,142,000 and $600,000 in 1996, 1997 and 1998, respectively.

    (H) REVENUE RECOGNITION

       Sales are recorded upon shipment if the products are shipped with a common carrier or upon installation if the Business' truck fleet is used for delivery of the products.

    (I) ROYALTY INCOME

       The Business licenses its products through International Apparel Marketing Corporation, a subsidiary of the Business' parent, Delta Woodside Industries, Inc. The Business receives 35% of the royalties earned by International Apparel Marketing Corporation on the Nautilus licensees. The Business' current licensing agreements expire at various intervals from September 30, 1998 to January 31, 2000, with renewal options ranging from zero to three years. In addition, the Business receives royalty income directly from various customer sources which is primarily due to licensing fees for use of the Nautilus name in fitness clubs.

    (J) INCOME TAXES

       Deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

                               NAUTILUS BUSINESS

                        THREE YEARS ENDED JUNE 27, 1998

(2) SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    (K) YEAR 2000

       In 1998, the Business recognized its computer programs are not Year 2000 compliant. The Year 2000 problem is the result of computer programs being written using two digits rather than four to define the applicable year. As of June 27, 1998, the Business has not begun to convert its systems to be Year 2000 compliant. If the Business were to not become Year 2000 compliant by January 1, 2000, it may have a material adverse impact on the Business' operations.

    (L) WARRANTY COSTS

       The Business offers product warranties to all its customers. These warranties include a lifetime warranty on the structural frame, welded moving parts and weight stacks, a 120 day warranty on upholstery and padded items, and a one-year warranty on all other parts. Warranty expense was approximately $373,000, $287,000 and $367,000 for fiscal years 1996, 1997 and 1998, respectively. Accrued warranty expense, which is included in other accrued expenses, was approximately $177,000 as of June 28, 1997 and June 27, 1998.

    (M) COMMITMENTS AND CONTINGENCIES

       The Business has been named as a "potentially responsible party" under the Comprehensive Environmental Response, Compensation, and Liability Act with respect to three hazardous waste sites. To the Business' knowledge, all of the transactions with these sites were conducted by a corporation whose assets were sold in 1990 pursuant to the terms of an order of the United States Bankruptcy Court to another corporation, the stock of which was subsequently acquired by the Business in January 1993. The Business, therefore, has denied any responsibility at the sites and has declined to participate in any settlements. Accordingly, the Business has not provided for any reserves for costs or liabilities attributable to the previous corporation. At two sites, the previous company is listed as a "de minimis" party. At the third site, the previous company is ranked eleventh out of a total of over 300 potentially responsible parties based on the company's volume of contribution of about 3.0%. Latest estimates of certain costs to clean up the site range up to $4 million. Although there is uncertainty as to several legal issues, the Business believes that it has certain defenses to liability at these sites and the potential liabilities arising from these three sites will not have a materially adverse impact on the Business.

       From time to time, the Business is a defendant in legal actions involving claims arising in the normal course of business, including product liability claims. The Business believes that, as a result of legal defenses, insurance arrangements and indemnification provisions with parties believed to be financially capable, none of these actions should have a material effect on its operations or financial condition.

    (N) USE OF ESTIMATES

       The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                               NAUTILUS BUSINESS

                        THREE YEARS ENDED JUNE 27, 1998

(3) ACCOUNTS RECEIVABLE

    The Business' customer receivable balances are due in a lump-sum from various customers.

    The Business' financed receivable balances relate to customer receivable balances which are due in equal installments over periods of time ranging up to 60 months. This program was used as an additional incentive to promote purchasing of the Business' products by domestic customers. This program was discontinued in May 1996 and all sales transactions are now payable within normal trade credit terms.

    In May 1996, the Business sold approximately $5.8 million of its financed receivable balances to a financial institution under a purchase agreement. Approximately $0.9 million of these receivable balances were sold without recourse while approximately $4.9 million of these receivable balances were sold with recourse. The receivable balances sold with recourse have been accounted for as a sale, in accordance with Statement of Financial Standards No. 77 "Reporting by Transferors for Transfers of Receivables with Recourse." The net loss on this sale was approximately $150,000 after a contingency of $250,000 for the Business' estimated future obligations related to the sale was accrued as of the sale date. The remaining contingency reserve as of June 28, 1997 and June 27, 1998 was $180,000 and $108,000, respectively. As of June 28, 1997 and June 27, 1998, the outstanding balance of these receivables sold with recourse was approximately $3,558,000 and $1,973,000, respectively.

    Other receivable balances are principally due to royalty and employee receivables.

    Changes in the reserve for doubtful accounts are as follows:

                                                                              1996          1997          1998
                                                                          ------------  ------------  ------------
Balance, beginning of year..............................................  $  1,316,930  $  1,440,356  $  1,723,982
Charged to expense......................................................       307,379       532,564       102,803
Balances written-off....................................................      (183,953)     (248,938)     (222,378)
                                                                          ------------  ------------  ------------
Balances, end of year...................................................  $  1,440,356  $  1,723,982  $  1,604,407
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------

(4) PROPERTY, PLANT AND EQUIPMENT, NET

    Details of property, plant and equipment, net are as follows:

                                                                          ESTIMATED
                                                                         USEFUL LIFE      1997           1998
                                                                         -----------  -------------  -------------
Land and land improvements.............................................         N/A   $     204,813  $     204,813
Buildings..............................................................        31.5       6,289,177      6,332,855
Machinery and equipment................................................          10       9,387,138      9,781,880
Computers and software.................................................         3-5         706,565        737,621
Furniture and fixtures.................................................           7         356,192        356,192
Leasehold improvements.................................................           4         138,286        138,286
Automobiles............................................................           7          83,520         83,520
Construction in progress...............................................         N/A         363,334             --
                                                                                      -------------  -------------
                                                                                         17,529,025     17,635,167
Less accumulated depreciation and amortization.........................                  (4,631,593)    (6,112,422)
                                                                                      -------------  -------------
Property, plant and equipment, net.....................................               $  12,897,432  $  11,522,745
                                                                                      -------------  -------------
                                                                                      -------------  -------------

                               NAUTILUS BUSINESS

                        THREE YEARS ENDED JUNE 27, 1998

(4) PROPERTY, PLANT AND EQUIPMENT, NET (CONTINUED)
    Property, plant and equipment balances are stated at cost. Depreciation on plant and equipment is calculated on the straight-line method over the estimated useful lives of the assets.

(5) INTANGIBLE ASSETS, NET

    Intangible assets, net consist of the following:

                                                                                          1997           1998
                                                                                      -------------  -------------
Goodwill............................................................................  $   4,957,682  $          --
Trademark...........................................................................      6,553,000      6,553,000
Non-compete agreements..............................................................      1,708,831      1,708,831
Other...............................................................................      1,025,622      1,025,622
                                                                                      -------------  -------------
                                                                                         14,245,135      9,287,453
Less accumulated amortization.......................................................     (2,768,534)    (7,299,492)
                                                                                      -------------  -------------
Intangible assets, net..............................................................  $  11,476,601  $   1,987,961
                                                                                      -------------  -------------
                                                                                      -------------  -------------

    During 1998, an impairment charge was recorded in accordance with SFAS 121 and resulted in a write-off of net goodwill of approximately $4.3 million and accumulated amortization on the remaining intangible assets was increased by approximately $4.5 million.

    Normal amortization of intangible assets is computed using the straight-line method. The excess of cost over assigned value of net assets acquired relating to certain business combinations was amortized to expense over 40 years. Other intangible assets are being amortized over periods of 5 to 40 years, but averaging approximately 16 years.

(6) OTHER ACCRUED EXPENSES

    Other accrued expenses consist of the following:

                                                                                            1997          1998
                                                                                        ------------  ------------
Customer deposits.....................................................................  $    290,433  $    330,571
Accrued loss on sale of receivables...................................................       180,000       108,000
Accrued insurance.....................................................................        92,060       113,866
Accrued warranty costs................................................................       177,401       177,401
Deferred compensation.................................................................       646,420        13,138
Accrued commissions...................................................................       146,988        36,587
Accrued legal.........................................................................       129,371        86,745
Other.................................................................................       283,775       180,328
                                                                                        ------------  ------------
                                                                                        $  1,946,448  $  1,046,636
                                                                                        ------------  ------------
                                                                                        ------------  ------------

(7) LEASES

    The Business also has several noncancelable operating leases relating to buildings, machinery and equipment, computer systems, and trailers.

                               NAUTILUS BUSINESS

                        THREE YEARS ENDED JUNE 27, 1998

(7) LEASES (CONTINUED)
    Future minimum lease payments under noncancelable operating leases as of June 27, 1998 were as follows:

FISCAL YEAR                                                                         OPERATING
----------------------------------------------------------------------------------  ----------
1999..............................................................................  $  252,134
2000..............................................................................     225,494
2001..............................................................................     218,066
2002..............................................................................      80,446
2003..............................................................................      20,128
Thereafter........................................................................          --
                                                                                    ----------
                                                                                    $  796,268
                                                                                    ----------
                                                                                    ----------

    Rent expense for all operating leases was approximately $603,000, $480,000 and $364,000 for fiscal years 1996, 1997 and 1998, respectively.

(8) INCOME TAXES

    The Business reports Federal income taxes in the consolidated return of Delta Woodside Industries, Inc. (DWI) and had taxable losses of $5.9 million which will be reported in the fiscal 1998 consolidated Federal income tax return of its parent, DWI. The consolidated group had a tax loss of $27 million, which will be carried forward to offset future taxable income. The Federal income tax obligation or refund under the corporate tax sharing agreement that is allocated to the Business is substantially determined as if the Business were filing a separate Federal income tax return. The Business' Federal tax liability or receivable is paid to or is a receivable from the parent company.

    Federal and state income tax benefit was as follows:

                                                                              1996           1997          1998
                                                                          -------------  -------------  ----------
Current:
  Federal...............................................................  $          --  $          --  $       --
  State.................................................................       (550,712)       (17,180)         --
                                                                          -------------  -------------  ----------
      Total current.....................................................       (550,712)       (17,180)         --
Deferred:
  Federal...............................................................     (1,881,000)    (1,027,225)         --
  State.................................................................        (63,345)      (157,974)         --
                                                                          -------------  -------------  ----------
      Total deferred....................................................     (1,944,345)    (1,185,199)         --
                                                                          -------------  -------------  ----------
Income tax benefit......................................................  $  (2,495,057) $  (1,202,379) $       --
                                                                          -------------  -------------  ----------
                                                                          -------------  -------------  ----------

                               NAUTILUS BUSINESS

                        THREE YEARS ENDED JUNE 27, 1998

(8) INCOME TAXES (CONTINUED)
    A reconciliation between income tax benefit computed using the effective income tax rate and the federal statutory income tax rate of 34% is as follows:

                                                                           1996           1997           1998
                                                                       -------------  -------------  -------------
Income tax benefit at the statutory rate.............................  $  (1,978,989) $  (2,719,435) $  (5,030,379)
State income tax benefit, net of federal income taxes................        (41,806)      (115,602)            --
Valuation allowance adjustments......................................        160,196      2,191,404      3,681,592
Non-deductible amortization..........................................             --             --      1,462,000
Other................................................................       (634,458)      (558,746)      (113,213)
                                                                       -------------  -------------  -------------
Income tax benefit...................................................  $  (2,495,057) $  (1,202,379) $          --
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------

    Significant components of the Business' deferred tax assets and liabilities are as follows:

                                                                                          1997           1998
                                                                                      -------------  -------------
Deferred tax assets:
  Net operating loss carryforward...................................................  $   4,994,065  $   7,407,672
  Inventory.........................................................................        222,047        181,034
  Allowance for doubtful accounts...................................................        539,780        196,843
  Accrued vacation..................................................................        142,088        129,563
  Other.............................................................................        667,449        616,135
                                                                                      -------------  -------------
Gross deferred tax assets...........................................................      6,565,429      8,531,247
Less valuation allowance............................................................     (2,618,647)    (6,300,239)
                                                                                      -------------  -------------
Net deferred tax assets.............................................................      3,946,782      2,231,008
                                                                                      -------------  -------------
Deferred tax liabilities:
  Depreciation......................................................................      2,006,063      1,833,039
  Intangibles.......................................................................      1,914,149        127,845
  Other.............................................................................         26,570        270,124
                                                                                      -------------  -------------
Deferred tax liabilities............................................................      3,946,782      2,231,008
                                                                                      -------------  -------------
      Net deferred tax asset (liability)............................................  $          --  $          --
                                                                                      -------------  -------------
                                                                                      -------------  -------------

    The Business' gross deferred tax assets are reduced by a valuation allowance to net deferred tax assets considered by management to be more likely than not realizable. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which these temporary differences become deductible. The change in the valuation allowance was an increase of $2,191,404 and $3,681,592 during fiscal year 1997 and 1998, respectively.

    As of June 27, 1998, the Business had approximately regular tax loss carryforwards of $18.2 million for federal purposes as calculated under the corporate tax sharing agreement and state net operating losses of approximately $21 million. These carryforwards expire at various intervals through 2011. In the event of a sale of the Business, these carryovers most likely will not be available to the new owner, or their use may be subject to limitation.

                               NAUTILUS BUSINESS

                        THREE YEARS ENDED JUNE 27, 1998

(9) AFFILIATED PARTY TRANSACTIONS

    The Business participates in a cash management system maintained by DWI. Under this system, excess cash was forwarded to DWI each day, reducing the current loan payable to affiliate. Likewise, cash requirements were funded daily by DWI, increasing the current loan payable to affiliate. Interest is charged on loan payable to DWI balances based on the weighted average cost of DWI's borrowings. In addition, the Business incurs management fees from DWI for various corporate services including management, treasury, computer, benefits, payroll, auditing, accounting and tax services. For these services DWI charges actual cost based on relative usage and other factors.

    The balance with International Apparel Marketing Corporation is due to the unpaid portion of the Company's 35% of the royalties earned by International Apparel Marketing Corporation on the Nautilus licenses. The balance with Alchem Capital Corporation is primarily due to the Nautilus trademark.

    Due to (from) affiliates, net balances consist of the following:

                                                                                         1997           1998
                                                                                     -------------  -------------
Delta Woodside Industries, Inc.....................................................  $  29,838,338  $  33,560,436
International Apparel Marketing Corporation........................................       (145,053)       (81,665)
Alchem Capital Corporation.........................................................      3,318,639      3,513,499
                                                                                     -------------  -------------
Due to affiliates, net.............................................................  $  33,011,924  $  36,992,270
                                                                                     -------------  -------------
                                                                                     -------------  -------------

    In May 1998, DWI replaced a $20 million line of credit with a $30 million revolving credit facility (subject to borrowing base limitations) which is due in May of 1999. This new facility is backed by certain accounts receivable and inventory, as defined in the credit agreement, of the Business, Delta Apparel and Duck Head Apparel, all subsidiaries of DWI.

(10) EMPLOYEE BENEFIT PLANS

    The Business participates in the Delta Woodside Industries, Inc. retirement and 401(k) plans. On September 27, 1997, the Delta Woodside Industries Employee Retirement Plan ("Retirement Plan") merged into the Delta Woodside Employee Savings and Investment Plan ("401(k) Plan"). Future contributions to the 401(k) Plan in lieu of a contribution to the Retirement Plan will be made in cash and not in stock. In the 401(k) Plan, employees may elect to convert Delta Woodside Industries (DWI) stock to other funds, but may not increase the amount of stock in their account. Each participant has the right to direct the trustee as to the manner in which shares held are to be voted. The Retirement Plan qualified as an Employee Stock Ownership Plan ("ESOP") under the Internal Revenue Code as a defined contribution plan. The Business contributed approximately $23,000, $29,000 and $26,000 to the 401(k) Plan during fiscal 1996, 1997 and 1998, respectively. The Business contributed approximately $16,000, $52,000 and $20,000 to the Retirement Plan during fiscal 1996, 1997 and 1998, respectively.

    The Business also participates in a 501(c)(9) trust, the Delta Woodside Employee Benefit Plan and Trust ("Trust"). The Trust collects both employer and employee contributions from the Business and makes disbursements for health claims and other qualified benefits.

    The Business participates in a Deferred Compensation Plan, managed by DWI, which permits certain management employees to defer a portion of their compensation. Deferred compensation

                               NAUTILUS BUSINESS

                        THREE YEARS ENDED JUNE 27, 1998

(10) EMPLOYEE BENEFIT PLANS (CONTINUED)
accounts are credited with interest and are distributed after retirement, disability or employment termination. As of June 28, 1997 and June 27, 1998, the Business' liability was approximately $646,000 and $13,000, respectively.

    The Business also participates in the Delta Woodside Industries, Inc. Incentive Stock Award Plan and Stock Option Plan. Under both Plans, the Business recognized expense of approximately $0, $9,000 and $6,000 for fiscal years 1996, 1997 and 1998, respectively.

(11) FAIR VALUE OF FINANCIAL INSTRUMENTS

    Carrying values approximate fair values for financial instruments that are short-term in nature, such as cash, accounts receivable, accounts payable and accrued expenses. The Business estimates that the fair value of the financed notes receivable are not materially different than the carrying value.

(12) PENDING SALE

    The parent company, DWI, has identified a potential buyer for the Business and is negotiating the purchase agreement. DWI has committed to fund the Business' cash deficiency, operations and necessary capital improvements, including expenses necessary to allow the Business to become Year 2000 compliant, at least until December 31, 1999 in the event that DWI is unable to complete the sale of the Business.

                               NAUTILUS BUSINESS
                            (AS DESCRIBED IN NOTE 1)

                            COMBINED BALANCE SHEETS

                                                                                       JUNE 27,
                                                                                         1998
                                                                                    --------------   DECEMBER 31,
                                                                                                         1998
                                                                                                    --------------
                                                                                                     (UNAUDITED)

                                                      ASSETS
Current assets:
  Cash............................................................................  $        1,600  $       13,309
  Accounts receivable:
    Customer......................................................................       4,414,042       3,431,678
    Financed notes................................................................         473,171         380,885
    Other.........................................................................          74,912          51,315
    Less allowance for doubtful accounts..........................................      (1,604,407)       (637,553)
                                                                                    --------------  --------------
                                                                                         3,357,718       3,226,325
                                                                                    --------------  --------------
  Inventories.....................................................................       4,336,024       4,024,132
  Prepaids and other current assets...............................................         122,103         111,551
                                                                                    --------------  --------------
    Total current assets..........................................................       7,817,445       7,375,317
                                                                                    --------------  --------------

Property, plant and equipment, net................................................      11,522,745      10,692,938
Financed notes receivable.........................................................       1,771,773         618,808
Intangible assets, net............................................................       1,987,961              --
                                                                                    --------------  --------------
                                                                                    $   23,099,924  $   18,687,063
                                                                                    --------------  --------------
                                                                                    --------------  --------------

                                       LIABILITIES AND STOCKHOLDER'S EQUITY

Current liabilities:
  Accounts payable................................................................  $      515,223  $      256,839
  Bank overdraft..................................................................         469,963          91,336
  Accrued employee compensation...................................................       1,084,480         882,699
  Other accrued expenses..........................................................       1,046,636       1,285,475
  Due to affiliates, net..........................................................      36,992,270      39,733,312
                                                                                    --------------  --------------
    Total current liabilities.....................................................      40,108,572      42,249,661
                                                                                    --------------  --------------

Other liabilities.................................................................          13,138          98,588
                                                                                    --------------  --------------
    Total liabilities.............................................................      40,121,710      42,348,249
                                                                                    --------------  --------------

Stockholder's deficit:
  Common stock, $1 par value, authorized, issued and outstanding 100 shares.......             100             100
  Additional paid in capital......................................................      10,692,506      10,692,506
  Accumulated deficit.............................................................     (27,714,392)    (34,353,792)
                                                                                    --------------  --------------
    Total stockholder's deficit...................................................     (17,021,786)    (23,661,186)
                                                                                    --------------  --------------
Commitments and contingencies
                                                                                    $   23,099,924  $   18,687,063
                                                                                    --------------  --------------
                                                                                    --------------  --------------

            See accompanying notes to combined financial statements

                               NAUTILUS BUSINESS
                            (AS DESCRIBED IN NOTE 1)

           COMBINED STATEMENTS OF OPERATIONS AND ACCUMULATED DEFICIT

                                                                                        SIX-MONTH PERIOD ENDED
                                                                                    ------------------------------
                                                                                     DECEMBER 27,    DECEMBER 31,
                                                                                         1997            1998
                                                                                    --------------  --------------
                                                                                             (UNAUDITED)
Net sales.........................................................................  $   10,719,671  $    9,172,424
Cost of goods sold................................................................      (8,630,779)     (7,356,185)
                                                                                    --------------  --------------
  Gross profit....................................................................       2,088,892       1,816,239
                                                                                    --------------  --------------
Selling, general and administrative expenses......................................      (3,426,338)     (4,483,635)
Impairment charges................................................................              --      (2,300,000)
Intercompany management fees......................................................        (125,535)         (3,573)
Royalty income....................................................................         181,572          97,724
Other income (expense)............................................................          58,120        (158,016)
                                                                                    --------------  --------------
  Operating loss..................................................................      (1,223,289)     (5,031,261)
                                                                                    --------------  --------------
Interest income (expense):
  Interest income.................................................................          62,579          34,363
  Interest expense................................................................         (24,774)         (3,506)
  Intercompany interest expense...................................................      (1,466,425)     (1,638,996)
                                                                                    --------------  --------------
                                                                                        (1,428,620)     (1,608,139)
                                                                                    --------------  --------------
Loss before taxes.................................................................      (2,651,909)     (6,639,400)
Income tax benefit................................................................              --              --
                                                                                    --------------  --------------
Net loss..........................................................................      (2,651,909)     (6,639,400)

Accumulated deficit, beginning of period..........................................     (12,919,159)    (27,714,392)
                                                                                    --------------  --------------
Accumulated deficit, end of period................................................  $  (15,571,068) $  (34,353,792)
                                                                                    --------------  --------------
                                                                                    --------------  --------------

            See accompanying notes to combined financial statements

                               NAUTILUS BUSINESS
                            (AS DESCRIBED IN NOTE 1)

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                                         SIX-MONTH PERIOD ENDED
                                                                                      ----------------------------
                                                                                      DECEMBER 27,   DECEMBER 31,
                                                                                          1997           1998
                                                                                      -------------  -------------
                                                                                              (UNAUDITED)
Operating activities:
  Net loss..........................................................................  $  (2,651,909) $  (6,639,400)
  Adjustments to reconcile net loss to net cash provided (used) by operating activities:
    Depreciation....................................................................        777,627        795,733
    Amortization....................................................................        346,036        200,454
    Impairment charges..............................................................             --      2,300,000
    Provision for losses on accounts receivable.....................................       (145,278)      (249,594)
    Changes in operating assets and liabilities:
      Accounts receivable...........................................................       (989,531)     1,533,952
      Inventories...................................................................        441,280        311,892
      Prepaids and other current assets.............................................          8,858         10,552
      Accounts payable, bank overdraft, accrued employee compensation and other
        accrued expenses............................................................        461,165       (599,953)
      Other liabilities.............................................................        598,054         85,450
                                                                                      -------------  -------------
        Net cash provided (used) by operating activities............................     (1,153,698)    (2,250,914)
                                                                                      -------------  -------------
Investing activities:
  Purchases of property, plant and equipment........................................        (79,251)       (57,419)
                                                                                      -------------  -------------
        Net cash used by investing activities.......................................        (79,251)       (57,419)
                                                                                      -------------  -------------
Financing activities:
  Principal payments on bond obligations............................................        (24,332)            --
  Change in due to affiliates, net..................................................      1,257,291      2,320,042
                                                                                      -------------  -------------
        Net cash provided by financing activities...................................      1,232,959      2,320,042
                                                                                      -------------  -------------
Increase (decrease) in cash.........................................................             10         11,709

Cash at beginning of year...........................................................          1,790          1,600
                                                                                      -------------  -------------
Cash at end of year.................................................................  $       1,800  $      13,309
                                                                                      -------------  -------------
                                                                                      -------------  -------------
Supplemental disclosures of cash flow information:
  Interest paid.....................................................................  $   1,466,425  $   1,638,996
                                                                                      -------------  -------------
                                                                                      -------------  -------------
Noncash investing and financing activities:

Increase in intangible assets and due to affiliates, net............................  $          --  $     421,000
                                                                                      -------------  -------------
                                                                                      -------------  -------------

            See accompanying notes to combined financial statements.

                               NAUTILUS BUSINESS

                         COMBINED FINANCIAL STATEMENTS

(1) BASIS OF PRESENTATION

    The combined financial statements include the operations and accounts of Nautilus International, Inc., a Virginia corporation, and the Nautilus trademark, combined and referred to herein as the Business. The Business is owned by Alchem Capital Corporation, a wholly owned subsidiary of Delta Woodside Industries, Inc. (DWI). The accompanying combined financial statements have been prepared for purposes of depicting the combined financial position and results of operations of the Business on a historical cost basis.

    The parent company, DWI, has sold certain assets and liabilities of the Business (as defined in the Asset Purchase Agreement dated November 10, 1998) to Direct Focus, Inc. The transaction closed on January 4, 1999.

    All balances and transactions among the Business have been eliminated in combination. Balances and transactions with other affiliates have not been eliminated in the combination and are reflected as affiliate balances and transactions.

(2) SIGNIFICANT ACCOUNTING POLICIES

    The condensed financial statements included herein as of June 27, 1998 and December 31, 1998 and for the six month periods ended December 27, 1997 and December 31, 1998 have been prepared by the Business, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. In the opinion of management, all adjustments necessary for a fair presentation have been included, herein and are of a normal, recurring nature.

(3) IMPAIRMENT OF LONG-LIVED ASSETS

    In fiscal year 1998, the Business' assets held for sale include all net assets except for intercompany balances with affiliates. The net value of assets held for sale have been written down to their estimated fair market value, which is the net estimated purchase price of the Business of approximately $20.0 million. Therefore, in order to value these assets held for sale at their estimated fair market value, the Business has recorded an impairment charge of $8.8 million during 1998, which was recorded as a reduction in intangible assets, net. However in 1999, the purchase price of certain assets of the Business was finalized at $16 million plus the assumption of certain liabilities. Therefore, in order to value these assets held for sale at their estimated fair market value, the Business recorded an additional impairment charge of $2.3 million during the period ended December 31, 1998, which was recorded as a $2.2 million reduction in intangible assets, net and a $.1 million reduction in property, plant and equipment, net.

    [Inside back cover of the prospectus includes the following artwork:

    In the top left corner of this single page layout is the Bowflex logo, beneath which is a picture of a male torso surrounded by a picture of the Bowflex Power Pro XTLU and two pictures of individuals using the Company's Bowflex machines. The top right corner includes the Direct Focus logo and the following bullet points: (1) "High quality, branded products"; and (2) "Direct marketing to control and enhance our image." Immediately below these two images is the Nautilus logo and a picture of a Nautilus fitness machine with a shaded Nautilus shell in the background. Below the Nautilus image is the Instant Comfort logo, together with a picture of the product components and a complete airbed in a bedroom setting.]

                              [OUTSIDE BACK COVER]
                          [COMPANY LOGO APPEARS HERE]

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the various expenses in connection with the issuance and distribution of the securities being registered, other than the underwriting discount, all of which shall be borne by the Company. All amounts shown are estimates except the Securities and Exchange Commission registration fee, the National Association of Securities Dealers, Inc. filing fee and the Nasdaq National Market listing fee.

FEES                                                                                AMOUNT
----------------------------------------------------------------------------------  ----------
Securities and Exchange Commission registration fee...............................  $    5,698
National Association of Securities Dealers, Inc. filing fee.......................  $    2,549
Nasdaq National Market listing fee................................................  $   78,875
Printing and engraving expenses...................................................  $  100,000
Transfer agent fees...............................................................  $    5,000
Accounting fees and expenses......................................................  $   60,000
Legal fees and expenses...........................................................  $  150,000
Blue Sky fees and expenses (including related legal fees).........................  $    5,000
Miscellaneous.....................................................................  $   35,000
                                                                                    ----------
    Total.........................................................................  $  442,122
                                                                                    ----------
                                                                                    ----------

ITEM 14. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

    Sections 23B.08.500 through 23B.08.600 of the Washington Business Corporation Act (the "WBCA") authorize a court to award, or a corporation's board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"). Article IX of the registrant's Articles of Incorporation (Exhibit 3.1 hereto) and Article X of the registrant's Bylaws (Exhibit 3.2 hereto) provide for indemnification of the registrant's directors, officers, employees and agents to the maximum extent permitted by Washington law. The directors and officers of the registrant also may be indemnified against liability they may incur for serving in that capacity pursuant to a liability insurance policy maintained by the registrant for such purpose. However, the registrant does not currently have such an insurance policy.

    Section 23B.08.320 of the WBCA authorizes a corporation to limit a director's liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in certain circumstances involving intentional misconduct, knowing violations of law or illegal corporate loans or distributions, or any transaction for which the director personally receives a benefit in money, property or services to which the director is not legally entitled. Section 8.4 of the registrant's Articles of Incorporation contains provisions implementing, to the fullest extent permitted by the WBCA, such limitations on a director's liability to the registrant and its shareholders.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

    In June 1996, the Company issued 750,000 shares of its common stock to an investor with whom the Company had a business relationship, for an aggregate purchase price of $250,000. As part of the same transaction, the investor could have acquired warrants to purchase up to 1,280,000 shares of the Company's common stock at a price of $1.25 per share for one year and then $2.50 per share, subject to certain conditions. These conditions were not satisfied in 1997 and the warrants were never issued.

The Company issued the shares in reliance upon the registration exemption afforded by Rule 504 of Regulation D.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) Exhibits

  EXHIBIT
  NUMBER     DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------
       1.1   Form of Underwriting Agreement.

       3.1   Articles of Incorporation of registrant.

       3.2   Articles of Merger of registrant.

       3.3   Articles of Amendment of registrant.

       3.4   Bylaws of registrant.

       3.5   Amendment to Bylaws of registrant.

       5.1*  Opinion of Garvey, Schubert & Barer as to the legality of the shares.

      10.1   Direct Focus, Inc. Stock Option Plan, as amended.

      10.2   Form of Nonstatutory Option Agreement.

      10.3   Form of Incentive Stock Option Agreement.

      10.4   Lease Agreement dated September 16, 1992, between Bow-Flex of America, Inc. and Christensen Group, Inc.

      10.5   First Amendment to Lease dated September 16, 1992, between Bow-Flex of America, Inc. and Christensen
              Group, Inc.

      10.7   Amendment to Bowflex, Inc. Lease Extension, dated August 27, 1996, between Bowflex, Inc. and Ogden
              Business Park Partnership.

      10.8   First Amendment to Lease, dated December 10, 1996, between Bowflex, Inc. and Ogden Business Park
              Partnership

      10.9   Lease Agreement, dated June 4, 1998, between Direct Focus, Inc. and Hart Enterprises

      10.10  Amendment to Lease, dated as of October 20, 1998, between Direct Focus, Inc. and LeRoy Hart Rentals.

      10.11  Borrowing Agreement, dated December 16, 1998, between Direct Focus, Inc. and Seafirst Bank.

      10.12  Borrowing Agreement, dated December 16, 1998, between Direct Focus, Inc. and Seafirst Bank.

      10.13  Royalty Agreement, dated as of April 9, 1988, between Bow-Flex of America, Inc. and Tessema D.
              Shifferaw.

      10.14  Royalty Payment Agreement, dated as of June 18, 1992, between Tessema D. Shifferaw, Brian R. Cook and
              R.E. 'Sandy' Wheeler.

      10.15  First Amended and Restated Merchant Agreement dated as January 27, 1999, between Direct Focus, Inc. and
              Household Bank (SB), N.A.**

      10.16  Exclusive Sales Agreement dated as of January 1, 1996, between Delta Consolidated Corporation and
              Novacare, Inc.**

      21.1   Subsidiaries of Direct Focus, Inc.

      23.1   Consent of Deloitte & Touche LLP.

  EXHIBIT
  NUMBER     DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------
      23.2   Consent of KPMG Peat Marwick LLP.

      23.3*  Consent of Garvey, Schubert & Barer (included in Exhibit 5.1).

      24.1   Power of Attorney of Kirland C. Aly.

      24.2   Power of Attorney of C. Reed Brown.

      24.3   Power of Attorney of Gary L. Hopkins.

      24.4   Power of Attorney of Roger J. Sharp.

      24.5   Power of Attorney of Roland E. Wheeler.

      27.1   Financial Data Schedule.

------------------------

*   To be filed by amendment

** We have requested confidential treatment for certain confidential portions of this exhibit pursuant to Rule 406 under the Securities Act. In accordance with Rule 406, we have omitted these confidential portions from this exhibit and filed them separately with the Commission.

    (b) Financial Statement Schedules

           None

ITEM 17. UNDERTAKINGS.

    The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, State of Washington, on March 1, 1999.

                                DIRECT FOCUS, INC.

                                By:  /s/ BRIAN R. COOK
                                     -----------------------------------------
                                     Brian R. Cook,
                                     PRESIDENT AND CHIEF EXECUTIVE OFFICER

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

             NAME                         TITLE                    DATE
------------------------------  --------------------------  -------------------

                                Chairman of the Board,
/s/ BRIAN R. COOK                 Director, President and
------------------------------    Chief Executive Officer      March 1, 1999
Brian R. Cook                     (Principal Executive
                                  Officer)

/s/ ROD W. RICE                 Chief Financial Officer
------------------------------    (Principal Financial and     March 1, 1999
Rod W. Rice                       Accounting Officer)

/s/ KIRKLAND C. ALY*
------------------------------  Director                       March 1, 1999
Kirkland C. Aly

/s/ C. REED BROWN*
------------------------------  Director                       March 1, 1999
C. Reed Brown

/s/ GARY L. HOPKINS*
------------------------------  Director                       March 1, 1999
Gary L. Hopkins

/s/ ROGER J. SHARP*
------------------------------  Director                       March 1, 1999
Roger J. Sharp

/s/ ROLAND E. WHEELER*
------------------------------  Director                       March 1, 1999
Roland E. Wheeler

*By:  /s/ ROD W. RICE
      -------------------------
      Rod W. Rice                March 1, 1999
      ATTORNEY-IN-FACT

                                 EXHIBIT INDEX

  EXHIBIT                                                                                                       PAGE
  NUMBER     DESCRIPTION                                                                                       NUMBER
-----------  ----------------------------------------------------------------------------------------------  -----------
       1.1   Form of Underwriting Agreement.

       3.1   Articles of Incorporation of registrant.

       3.2   Articles of Merger of registrant.

       3.3   Articles of Amendment of registrant.

       3.4   Bylaws of registrant.

       3.5   Amendment to Bylaws of registrant.

       5.1*  Opinion of Garvey, Schubert & Barer as to the legality of the shares.

      10.1   Direct Focus, Inc. Stock Option Plan, as amended.

      10.2   Form of Nonstatutory Option Agreement.

      10.3   Form of Incentive Stock Option Agreement.

      10.4   Lease Agreement dated September 16, 1992, between Bow-Flex of America, Inc. and Christensen
               Group, Inc.

      10.5   First Amendment to Lease dated September 16, 1992, between Bow-Flex of America, Inc. and
               Christensen Group, Inc.

      10.7   Amendment to Bowflex, Inc. Lease Extension, dated August 27, 1996, between Bowflex, Inc. and
               Ogden Business Park Partnership.

      10.8   First Amendment to Lease, dated December 10, 1996, between Bowflex, Inc. and Ogden Business
               Park Partnership.

      10.9   Lease Agreement, dated June 4, 1998, between Direct Focus, Inc. and LeRoy Hart Rentals.

      10.10  Amendment to Lease, dated as of October 20, 1998, between Direct Focus, Inc. and LeRoy Hart
               Rentals.

      10.11  Borrowing Agreement, dated December 16, 1998, between Direct Focus, Inc. and Seafirst Bank.

      10.12  Borrowing Agreement, dated December 16, 1998, between Direct Focus, Inc. and Seafirst Bank.

      10.13  Royalty Agreement, dated as of April 9, 1988, between Bow-Flex of America, Inc. and Tessema D.
               Shifferaw.

      10.14  Royalty Payment Agreement, dated as of June 18, 1992, between Tessema D. Shifferaw, Brian R.
               Cook and R.E. 'Sandy' Wheeler.

      10.15  First Amended and Restated Merchant Agreement, dated as January 27, 1999, between Direct
               Focus, Inc. and Household Bank (SB), N.A.**

      10.16  Exclusive Sales Agreement dated as of January 1, 1996, between Delta Consolidated Corporation and Novacare, Inc.**

      21.1   Subsidiaries of Direct Focus, Inc.

      23.1   Consent of Deloitte & Touche LLP.

      23.2   Consent of KPMG Peat Marwick LLP.

      23.3*  Consent of Garvey, Schubert & Barer (included in Exhibit 5.1).

      24.1   Power of Attorney of Kirland C. Aly.

      24.2   Power of Attorney of C. Reed Brown.

  EXHIBIT                                                                                                       PAGE
  NUMBER     DESCRIPTION                                                                                       NUMBER
-----------  ----------------------------------------------------------------------------------------------  -----------
      24.3   Power of Attorney of Gary L. Hopkins.

      24.4   Power of Attorney of Roger J. Sharp.

      24.5   Power of Attorney of Roland E. Wheeler.

      27.1   Financial Data Schedule.

------------------------

*   To be filed by amendment

** We have requested confidential treatment for certain confidential portions of this exhibit pursuant to Rule 406 under the Securities Act. In accordance with Rule 406, we have omitted these confidential portions from this exhibit and filed them separately with the Commission.